UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to Section 240.14a-12.

Centerplate, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Shares of Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

Common Stock: 20,981,813 shares

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon [20,981,813] shares of Common Stock multiplied by the merger consideration of $0.01 per share. In accordance with Section 14(g) of the Securities Exchange Act, 1934, as amended, the filing fee was determined by multiplying $0.00003930 by the product from the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$209,818.13

(5)	Total fee paid:

$8.25

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY — SUBJECT TO COMPLETION — DATED [          ], 2008

TO THE SECURITY HOLDERS OF
CENTERPLATE

YOUR VOTE IS VERY IMPORTANT

Dear Security Holder:

On September 18, 2008, Centerplate, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with KPLT Holdings, Inc., a Delaware corporation (“Parent”), and KPLT Mergerco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are entities directly and indirectly owned by Kohlberg Investors VI, L.P., an affiliate of Kohlberg & Company, L.L.C. Under the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) at the effective time of the Merger. Each of our Income Deposit Securities (each an “IDS” and collectively, the “IDSs”), consists of one share of our common stock, par value $0.01 per share, and $5.70 in principal amount of our 13.5% Subordinated Notes due 2013 (the “Notes”). By this proxy statement, we are soliciting your vote as a holder of our common stock to adopt the Merger Agreement. In connection with the Merger, simultaneously with soliciting proxies from security holders, we are also commencing a tender offer (the “Debt Tender”) and consent solicitation (the “Consent Solicitation”) to purchase up to 70% of the Company’s Notes for an amount, in cash, equal to $3.99 for each Note, plus accrued and unpaid interest and deferred interest, and to amend the indenture governing the Notes. Upon completion of the Merger, you will be entitled to receive $0.01 in cash for each share of our common stock represented by an IDS of the Company. In addition, security holders who tender Notes underlying their IDSs will receive $3.99 for each such Note purchased in the Debt Tender.

The attached proxy statement provides you with detailed information about the special meeting, the Merger Agreement, the Merger and the other transactions contemplated thereby. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the Merger Agreement carefully. As a holder of our IDSs you are also being sent, in a separate mailing, an Offer to Purchase and Letter of Transmittal and Consent dated the date hereof (the “Debt Tender Documents”) regarding the Debt Tender and Consent Solicitation. We encourage you to read the Debt Tender Documents in their entirety carefully as they contain important information about the Debt Tender and Consent Solicitation. You may also obtain more information about the Company from our public filings with the Securities and Exchange Commission.

A special meeting of our security holders will be held on [          ] to vote on a proposal to adopt the Merger Agreement. The special meeting will be held at [          ]. Notice of the special meeting and the related proxy statement is enclosed.

After careful consideration, our Board of Directors has unanimously determined that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of the Company and our security holders, and has approved the Merger Agreement, the Merger and the other transactions contemplated thereby. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement.

Your vote is very important.  We cannot complete the Merger unless holders of a majority of all outstanding shares of our common stock entitled to vote on the matter vote to adopt the Merger Agreement and holders of at least 50.1% of the Notes participate in the Debt Tender and consent to the proposed changes to the Notes as provided in the Consent Solicitation.

The failure of any security holder to vote on the proposal to adopt the Merger Agreement will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing and dating the enclosed proxy card and returning it in the appropriate envelope provided. If your shares are held in “street name” by a bank, brokerage firm or nominee you should follow the instructions of your bank, brokerage firm or nominee, regarding the voting of your shares. Security holders may also attend the meeting and vote in person.

Thank you for your cooperation and continued support.

Sincerely yours,

David M. Williams
Chairman of the Board of Directors

Information contained in this document is subject to completion or amendment. All references to “$” or “dollars” are to U.S. dollars.

THIS PROXY STATEMENT IS DATED [          ], 2008, AND IS BEING FIRST MAILED TO SECURITY HOLDERS OF THE COMPANY ON OR ABOUT [          ], 2008.

CENTERPLATE, INC.
2187 ATLANTIC STREET, 6TH FLOOR
STAMFORD, CONNECTICUT 06902

NOTICE OF SPECIAL MEETING OF SECURITY HOLDERS
TO BE HELD ON [          ], 2008

To the security holders of Centerplate, Inc.:

A special meeting of security holders of Centerplate, Inc., a Delaware corporation (the “Company”), will be held on [          ], 2008, at [     ] a.m., Eastern Time, at [          ], for the following purposes:

1.	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated September 18, 2008, as it is amended from time to time, by and among the Company, KPLT Holdings, Inc., a Delaware corporation (“Parent”), and KPLT Mergerco, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the transactions contemplated thereby, pursuant to which Merger Sub will be merged with and into the Company, with the Company as the surviving corporation;

2.	to consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies; and

3.	to consider and vote on such other matters as may properly come before the special meeting or any adjournment thereof.

Only security holders of record as of the close of business on [          ], 2008 are entitled to notice of and to vote at the special meeting and at any adjournment thereof. A list of these security holders will be available for inspection by security holders of record during regular business hours at the Company’s principal executive office at 2187 Atlantic Street, 6th Floor, Stamford, Connecticut 06902, for ten days prior to the date of the special meeting. Your vote is important, regardless of the number of shares of our common stock that you own. The adoption of the Merger Agreement requires the approval of the holders of a majority of the outstanding shares of our common stock entitled to vote on the matter. The adoption of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of shares of our common stock represented in person or by proxy at the special meeting and entitled to vote thereon.

The Board of Directors unanimously recommends that the security holders vote “FOR” the proposal to adopt the Merger Agreement and the transactions contemplated thereby. The Board of Directors unanimously recommends that the security holders vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

All security holders of record are invited to attend the special meeting in person. However, even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting should you become unable to attend. If you fail to return your proxy card and do not attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. Because approval of the proposal to adjourn the meeting, if necessary, to solicit additional proxies, and approval of any other such matters as may be properly presented incident to the conduct of the special meeting require the affirmative vote “FOR” the approval of any such matters by a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter, abstentions will count as a vote “AGAINST” the proposed matters. The failure to attend the meeting and vote in person, to submit a proxy, or to instruct your bank, brokerage firm or nominee on how to vote your shares will not affect the outcome of the proposal. If you hold your shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding voting your shares.

Security holders who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Company common stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

Whether you attend the meeting or not, you may revoke a proxy at any time before it is voted at the meeting. You may do so by executing and returning a proxy card dated later than the previous one or by attending the special meeting and voting in person. Simply attending the meeting, however, will not revoke your proxy. If you hold your shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding revocation of proxies. If your bank, brokerage firm or nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a subsequent proxy by telephone or the Internet.

By Order of the Board of Directors,

-s- Rina E. Teran
Rina E. Terán
Corporate Secretary

Page

APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)	72
INDEPENDENT ACCOUNTANTS	72
SECURITY HOLDER PROPOSALS	72
WHERE YOU CAN FIND MORE INFORMATION	72
Annex A — Agreement and Plan of Merger
Annex B — Opinion of Evercore Group L.L.C.
Annex C — Section 262 of the General Corporation Law of the State of Delaware

SUMMARY

The following summarizes information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, security holders are encouraged to carefully read this entire proxy statement and its annexes. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (Page 20)

On September 18, 2008, Centerplate, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with KPLT Holdings, Inc., a Delaware corporation (“Parent”), and KPLT Mergerco, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are entities directly and indirectly owned by Kohlberg Investors VI, L.P. (the “Sponsor”) an affiliate of Kohlberg & Company (“Kohlberg”). The Merger Agreement contemplates that the approval of the Merger (as defined below) will be effected through (i) a proxy solicitation to approve the Merger and (ii) a tender offer (the “Debt Tender”) and a consent solicitation (the “Consent Solicitation”) to purchase up to 70% of the Company’s 13.5% Subordinated Notes due 2013 (the “Notes”). Following receipt of the vote of holders of a majority of our common stock to approve the Merger (and satisfaction of the other conditions thereto, including the tender of at least 50.1% of the Notes pursuant to the Debt Tender), at the closing, Merger Sub will be merged (the “Merger”) with and into the Company, with the Company being the surviving corporation and a wholly owned subsidiary of Parent (the “Surviving Corporation”).

Debt Tender and Consent Solicitation (Page 65)

Simultaneously with this proxy solicitation, the Company is commencing the Debt Tender and Consent Solicitation. The Company will purchase (with funds provided by Parent at closing) up to 70% of the Notes in the Debt Tender, which means that at least 30% (and as much as 49.9% depending on the amount tendered) of the Notes will remain outstanding after the Effective Time (as defined below) of the Merger. If holders of more than 70% of the Notes elect to participate in the Debt Tender, the amount of Notes purchased will be prorated among such participating holders. In order to tender any Notes, holders will be required to consent to the proposed amendments (the “Proposed Amendments”) to the indenture governing the Notes (the “Indenture”) which will (a) eliminate substantially all of the covenants, certain events of default and the change of control offer, (b) modify certain provisions relating to the defeasance of the Notes and the manner in which the Company may extend the maturity of the Notes and (c) provide for the automatic separation of the Company’s Income Deposit Securities (each an “IDS” and collectively, the “IDSs”) upon the consummation of the Merger. The consummation of the Debt Tender is conditioned upon the tender of at least 50.1% of the Notes pursuant to the Debt Tender and the receipt of the vote of holders of a majority of our common stock to approve the Merger. As a holder of our IDSs you are also being sent, in a separate mailing, an Offer to Purchase and Letter of Transmittal and Consent dated the date hereof (the “Debt Tender Documents”) regarding the Debt Tender and Consent Solicitation.

Merger Consideration; Tender Consideration; Total Consideration (Page 7)

At the closing of the Merger, each holder of an IDS will receive an amount, in cash, equal to $3.99, plus accrued and unpaid interest and deferred interest, for each Note properly tendered and accepted for payment pursuant to the Debt Tender (the “Tender Consideration”), and an amount in cash equal to $0.01 per share for each share of common stock underlying an IDS (the “Merger Consideration” and such amounts together, the “Total Consideration”). To be eligible to receive the Total Consideration, a security holder must submit a valid and timely Letter of Transmittal and Consent in the Debt Tender. Because the Debt Tender is for a maximum of 70% of the outstanding Notes, assuming 100% of the Notes are validly tendered the maximum amount a security holder could receive in the Merger is $4.00 per IDS for 70% of the security holder’s IDSs plus $0.01 per share for each share of common stock underlying the remaining 30% of the security holder’s IDS. The Notes underlying the remaining 30% of IDSs will continue to be outstanding and entitle the security holder to the rights under the Indenture governing the Notes, as amended by the Consent Solicitation. If the Merger Agreement is adopted by our security holders and the Merger is consummated, a security holder who failed to submit a valid and timely Letter of Transmittal and Consent in the Debt Tender, will receive $0.01 per share of common stock underlying such holder’s IDSs and will continue to own the Notes underlying those IDSs in accordance with the Indenture, as amended.

Recommendations of the Board of Directors (Page 31)

The Board of Directors has determined that the Merger is in the best interests of the Company and our security holders and has unanimously approved the Merger Agreement and the transactions it contemplates and has declared the Merger Agreement advisable. For the factors considered by the Board of Directors in reaching its decision to approve, and declare the advisability of entering into, the Merger Agreement and the transactions it contemplates, see “Adoption of the Merger Agreement (Proposal 1) — The Merger — Reasons for the Merger; Recommendation of the Board of Directors.”

The Board of Directors unanimously recommends that the security holders vote “FOR” the proposal to adopt the Merger Agreement and the transactions contemplated thereby and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Reasons for the Merger (See page 31)

The Board of Directors’ decision to approve the Merger was the outcome of a six-month Board-directed process to evaluate a range of capital structure and other alternatives to allow the Company to operate in a competitive business environment with rapidly deteriorating financial and credit markets. In the course of reaching the decision to approve the Merger, the Board of Directors considered a number of factors in its deliberations. The primary factors considered by the Board included: (i) the Board of Directors’ belief, based on the Company’s IDS capital structure, the extreme volatility of, and the deterioration in, international and national economic conditions, and the equity and credit markets and discussions with the Company’s lenders, that (1) in the absence of a sale transaction or other restructuring of the Company’s debt, its lenders would not agree to further amendments or waivers to the Company’s credit agreement, (2) the Company would not be able to comply with the monthly financial maintenance covenants after expiration of the amendment in September 2008, which would result in a default under the credit agreement and (3) such default could likely have led to the acceleration of payment of the Company’s indebtedness with the likely consequence that the holders of the IDSs would receive substantially less cash consideration, if any, than in the Merger; (ii) the results of a Board of Directors-directed process to evaluate a broad range of capital structure and other alternatives which included the sale of the Company, a variety of methods to raise new capital to refinance the Company’s indebtedness, and continuing under the current capital structure and significantly reducing operating costs and capital expenditures to attempt to comply with applicable monthly financial maintenance covenants under the credit agreement; (iii) alternatives to the Merger being unlikely, if not impossible and (iv) the opinion of its financial advisor Evercore Group L.L.C. (“Evercore”) that on September 18, 2008 the Aggregate Consideration (as defined in the Evercore Opinion) was within the range of the Company’s Net Enterprise Values (as defined in the Evercore Opinion) that Evercore estimated for the Company. The Board of Directors believes that prior to entering into the Merger Agreement it had used all reasonable efforts to identify, pursue and evaluate other strategic alternatives.

Opinion of Evercore Group L.L.C. (Page 34)

In deciding to approve the Merger and recommend that security holders adopt the Merger Agreement, the Board of Directors considered the opinion of its financial advisor, Evercore, provided to the Board of Directors on September 18, 2008, that as of that date and based upon and subject to the considerations and limitations set forth in its written opinion, its work described in the written opinion and other factors it deemed relevant, the Aggregate Consideration (as defined in Evercore’s opinion) was within the range of Net Enterprise Values (as defined in Evercore’s opinion) that Evercore estimated for the Company. A copy of the opinion of Evercore is attached to this document as Annex B. Security holders should read the opinion completely and carefully to understand, among other things, the assumptions made, procedures followed, matters considered and limits on the review undertaken by Evercore in providing its opinion. The Evercore Opinion is not a recommendation as to how any security holder should vote with respect to the proposal to adopt the Merger Agreement or any other matter.

Interests of Certain Persons in the Merger (Page 41)

Our executive officers and the members of the Board of Directors may have interests in the Merger that are different from, or in addition to, the interests of security holders generally.

These interests include the right of executive officers to receive severance payments and benefits under the terms of existing employment agreements and the potential receipt of change in control benefits under our Long-Term Performance Plan (“LTPP”) as a result of the Merger. On September 18, 2008, the Company entered into indemnity agreements with the directors and executive officers. In addition, Parent has agreed to continue certain indemnification arrangements for our directors and executive officers. As of the record date, our directors owned 6,660 shares of common stock of the Company, or less than 1% of the outstanding common stock.

The Board of Directors was aware of these interests and considered them, among other matters, in approving and recommending that security holders adopt the Merger Agreement.

Financing (Page 43)

Parent has obtained a debt financing commitment from National City Bank (“National City”) pursuant to a debt commitment letter (the “Debt Commitment Letter”) for the transactions contemplated by the Merger Agreement. The Debt Commitment Letter provides for a commitment by National City to provide $175 million in senior secured credit facilities, which will be comprised of (i) a $90 million term loan facility, (ii) a $60 million revolving credit facility and (iii) a $25 million letter of credit facility. The Debt Commitment Letter contains customary conditions to funding as well as a condition that there has not occurred any adverse change or disruption in the financial, banking or capital market conditions that could reasonably be expected to have an adverse impact on the successful syndication of the proposed senior credit facilities.

Additionally, subject to the funding of the debt financing and the satisfaction of the conditions in the Merger Agreement, Sponsor has committed to invest up to $125 million in the equity of Parent. Together, the net proceeds of the debt and equity financing will be used to pay the Merger Consideration and the Tender Consideration, refinance the Company’s other existing indebtedness and pay fees and expenses related to the transaction.

The Merger Agreement does not contain a condition that the financing shall have been obtained. If the financing commitment is terminated or National City is unable to fund the financing and, in either case, Parent does not close the Merger within 30 days, the Company may terminate the Merger Agreement and Parent will be required to pay us a termination fee of $2,500,000. If Parent refuses to close the transaction, the Company cannot seek court action to force Parent to close but Parent will be required to pay us a reverse termination fee of $2,500,000 if the conditions to its obligation to close have been satisfied.

Conditions to the Merger (Page 66)

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the receipt of the required approval of security holders to adopt the Merger Agreement; and

•	the absence of orders, injunctions or other legal restraints or prohibitions preventing completion of the Merger.

The obligations of Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the Company’s representations and warranties set forth in the Merger Agreement;

•	the performance by the Company of its obligations under the Merger Agreement;

•	the absence of a Company material adverse effect;

•	the valid tender of at least 50.1% of the outstanding Notes pursuant to the Debt Tender and the receipt of the requisite consents pursuant to the Consent Solicitation; and

•	the receipt of certain required third party consents.

The obligation of the Company to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in the Merger Agreement; and

•	the performance by Parent and Merger Sub of their obligations under the Merger Agreement.

Restrictions Regarding Other Offers (Page 63)

The Merger Agreement restricts the Company from soliciting and engaging in discussions and negotiations with respect to any proposal or offer (i) for an alternative transaction involving the Company or any of our subsidiaries or (ii) to acquire in any manner, directly or indirectly, 33 1/3% or more of (A) the equity securities, debt securities or IDSs of the Company or any of our subsidiaries or (B) the assets of the Company or any of our subsidiaries (a “Company Proposal”), and our Board of Directors is prohibited from:

•	withdrawing its approval of the Merger Agreement;

•	failing to recommend that the security holders adopt the Merger Agreement at the special meeting or recommending any other Company Proposal (any such action, an “Adverse Recommendation Change”); or

•	entering into any letter of understanding or other agreement with respect to a Company Proposal.

Notwithstanding the foregoing, if our Board of Directors determines after considering the advice of outside counsel that it should take such action to comply with its fiduciary duties, the Board of Directors may:

•	enter into discussions and negotiations with respect to a bona fide, written Company Proposal for at least the majority of the outstanding Company common stock or all or substantially all of the assets of the Company and our subsidiaries determined to constitute or reasonably likely to result in, a transaction more favorable to the Company’s security holders (a “Superior Proposal”), or

•	effect an Adverse Recommendation Change.

Termination of the Merger Agreement (Page 66)

The Merger Agreement may be terminated at any time before completion of the Merger by written mutual consent of Parent, Merger Sub and the Company. The Merger Agreement may also be terminated in certain other circumstances, including:

•	by either Parent or the Company if:

•	the Merger has not been consummated on or before February 28, 2009;

•	any injunction, judgment or order is in effect preventing the consummation of the Merger;

•	our security holders fail to approve the Merger at the special meeting; or

•	either party breaches its obligations under the Merger Agreement and the breach is not cured within 30 calendar days.

•	by Parent if:

•	prior to the security holder approval, the Board of Directors makes an Adverse Recommendation Change or approves or recommends a Company Proposal;

•	by the Company if:

•	prior to the security holder approval, the Board of Directors makes an Adverse Recommendation Change or determines to enter into an Acquisition Agreement (as defined in the Merger Agreement) concerning a transaction that constitutes a Superior Proposal;

•	Parent fails to consummate the Merger upon satisfaction of all conditions precedent to Parent’s obligations to close the Merger; or

•	Parent’s financing commitment is terminated or National City denies the obligation to fund or otherwise becomes unable to or prohibited from funding the financing and, within thirty days after the Company has delivered written notice to Parent thereof, the Merger has not been consummated.

Termination Fees and Expenses (Page 67)

If Parent terminates the Merger Agreement (i) due to the failure to obtain the necessary security holder approval or (ii) in the event of a breach by the Company that has not been cured within 30 calendar days, then we will be required to pay Parent and Merger Sub their expenses, up to a maximum of $2,500,000, and if, in connection with the failure to obtain security holder approval, there was another Company Proposal at the time of the security holder meeting and the Company consummates a transaction with a higher consideration within 6 months after termination of the Merger Agreement, then we will be required to pay Parent and Merger Sub a termination fee in the amount of $2,500,000 (the “Termination Fee”) less the amount of any expenses previously paid to Parent and Merger Sub. In addition, if either Parent or the Company terminates the Merger Agreement because the Board of Directors approves or recommends any other Company Proposal or because the Board of Directors makes an Adverse Recommendation Change, then we will be required to pay Parent and Merger Sub the Termination Fee.

If the Company terminates the Merger Agreement in the event of a breach by Parent or Merger Sub that has not been cured within 30 calendar days, then Parent will be required to pay the Company its expenses, up to a maximum of $2,500,000. If the Company terminates the Merger Agreement because (i) Parent and Merger Sub have refused to close despite the satisfaction of the conditions to their obligation to close or (ii) the Debt Commitment Letter is terminated or National City has denied its obligations under the commitment letter or becomes unable to, or prohibited from, funding and the Merger has not been consummated within 30 days thereafter, then Parent will be required to pay the Company a reverse termination fee in the amount of $2,500,000 (the “Reverse Termination Fee”), less the amount of any expenses previously paid to the Company. Sponsor has guaranteed any such required payments by Parent to the Company.

If any party fails to pay amounts due in respect of the Termination Fee or the Reverse Termination Fee, interest will accrue on such unpaid amount at a rate of 8% per annum.

The Merger Agreement also contemplates that if the Company, despite satisfaction of all conditions precedent to the Company consummating the Merger, fails to consummate the Merger, Parent may specifically enforce the terms of the Merger Agreement in the United States District Court of Delaware or in any state courts in the State of Delaware. The Company has no specific enforcement rights against Parent (or Sponsor).

Material U.S. and Certain Canadian Federal Income Tax Consequences (See page 46)

The receipt of the Merger Consideration, or cash pursuant to the exercise of dissenters’ rights, by security holders in exchange for our common stock and the receipt of the Tender Consideration in exchange for the Notes will be taxable transactions for U.S. and Canadian federal income tax purposes. You should read “Adoption of the Merger Agreement (Proposal 1) — The Merger — Material U.S. Federal Income Tax Consequences” and “Certain Canadian Federal Income Tax Consequences” for a more complete description of the U.S. and Canadian federal income tax consequences of the Merger. In addition, you should read the Debt Tender Documents for a complete description of the U.S. and Canadian federal income tax consequences of the Debt Tender.

Tax matters are very complicated, and the tax consequences to you of the Merger and the Debt Tender will depend on your own situation. You should consult your own tax advisor to determine the effect of the Merger and the Debt Tender on you under U.S. federal, state, local, Canadian and other foreign tax laws.

Appraisal Rights (Page 51)

Under Delaware law, if the Merger is completed, security holders of record who demand an appraisal of their shares, do not vote in favor of the Merger and properly perfect their appraisal rights pursuant to, and in accordance with, Section 262 of the DGCL (and do not subsequently lose or withdraw such rights) will be entitled to receive payment in cash for the judicially determined fair value of their shares of common stock and, unless the court determines otherwise, interest at an annual rate of 5% over the Federal Discount Rate on the amount determined to be the fair value of the shares. The relevant provisions of the DGCL relating to the rights of security holders to such appraisal are included as Annex C to this proxy statement.

The Special Meeting (Page 17)

The special meeting will be held at [                    ], on [     ], [     ], 2008, at [     ] a.m., Eastern Time, for the following purposes:

•	to consider and vote upon a proposal to adopt the Merger Agreement and the transactions contemplated thereby;

•	to consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies; and

•	to consider and vote on such other matters as may properly be brought before the special meeting and any adjournments or postponements thereof.

Only record holders of our common stock at the close of business on [          ], 2008 will be entitled to vote at the special meeting. Each share of common stock is entitled to one vote for each matter presented at the meeting. As of the record date of [          ], 2008, there were [          ] shares of common stock entitled to vote at the special meeting.

The proposal to adopt the Merger Agreement and the transactions contemplated thereby requires an affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. A security holder’s failure to vote or an abstention will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and the transactions contemplated thereby.

The adoption of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of shares of our common stock represented in person or by proxy at the special meeting and entitled to vote thereon. Accordingly, abstentions will count as a vote “AGAINST” these proposed matters, and the failure to attend the meeting and vote in person, to submit a proxy, or to instruct your bank, brokerage firm or nominee on how to vote your shares will not affect the outcome of the proposal.

As of the record date, our directors had the right to vote 6,660 shares of common stock, or less than 1% of the outstanding common stock entitled to be voted at the special meeting.

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES
FOR THE SPECIAL MEETING

The questions and answers below highlight only selected procedural information from this document. They do not contain all of the information that may be important to you. You should read carefully the entire document because it contains important information.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Parent, an affiliate of Kohlberg, pursuant to the Merger Agreement, dated as of September 18, 2008, by and among the Company, Parent and Merger Sub, a wholly owned subsidiary of Parent. Once the Merger Agreement has been adopted by the Company’s security holders at the special meeting and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving wholly owned subsidiary of Parent. As part of the transaction, the Company is also commencing a Debt Tender and Consent Solicitation to purchase up to 70% of the Company’s outstanding Notes.

Q:	What will I be entitled to receive upon consummation of the Merger in consideration for my IDSs?

A:	Each IDS includes one share of our common stock and $5.70 principal amount of the Company’s Notes. The consideration for each component underlying an IDS will be paid separately. The Merger Consideration will be paid pursuant to the Merger for the shares of common stock underlying your IDSs. The Tender Consideration will be paid pursuant to the Debt Tender for the Notes underlying your IDSs that are purchased in the Debt Tender. To be eligible to receive the Total Consideration for your IDSs, you must submit a valid and timely Letter of Transmittal and Consent in the Debt Tender.

Q:	What will I be entitled to receive upon consummation of the Merger in consideration for the common stock underlying my IDSs?

A:	Upon completion of the Merger, each share of common stock of the Company, other than those held by holders who choose to exercise and perfect their appraisal rights under Delaware law, will represent the right to receive the Merger Consideration of $0.01 in cash, without interest. For example, if you own 100 IDSs, the common stock component of your IDSs will represent the right to receive $1.00 in cash, without interest. You will not own any shares in the Surviving Corporation. As a holder of our IDSs you will also be entitled to receive consideration for the Notes underlying your IDSs pursuant to the Debt Tender. To be eligible to receive the Total Consideration for your IDSs, you must submit a valid and timely Letter of Transmittal and Consent in the Debt Tender.

Q:	What will I be entitled to receive upon consummation of the Debt Tender in consideration for the Notes underlying my IDSs?

A:	As a holder of our IDSs you are being sent in a separate mailing the Debt Tender Documents regarding the Debt Tender. Under the terms of the Debt Tender, the Company will be obligated to purchase up to 70% of the Notes, for the Tender Consideration of $3.99 in cash plus accrued and unpaid interest and deferred interest for each Note so purchased. In order to be eligible to receive the Tender Consideration, you must submit a valid and timely Letter of Transmittal and Consent in the Debt Tender.

Q:	Will I receive $4.00 for each IDS that I own upon consummation of the Merger?

A:	It depends on the total amount of Notes properly tendered and accepted for payment pursuant to the Debt Tender and the approval of the Merger Agreement. If IDS holders representing less than 70% of the Notes elect to participate in the Debt Tender (and the Merger is approved), you will receive $4.00 per IDS if you participate in the Debt Tender. If IDS holders representing more than 70% of the Notes elect to participate in the Debt Tender (and the Merger is approved), the amount of Notes purchased will be prorated among such participating holders. Any Notes not purchased in the Debt Tender will remain outstanding. For example, if you own 100 IDSs, and you elect to tender all the Notes represented by your IDSs and only 70% of such Notes are accepted for payment pursuant to the terms of the Debt Tender, you will be entitled to receive $279.30 in cash (plus the $1.00 of aggregate Merger Consideration). In addition, you will continue to own Notes with an aggregate principal amount of $171.00 (equal to the face amount of $5.70 per Note underlying 30 IDSs) and such Notes will have the rights specified in the Indenture as amended by the Proposed Amendments. To be eligible to receive the Total Consideration, you must submit a valid and timely Letter of Transmittal and Consent in the Debt Tender.

Q:	How does the Company’s Board of Directors recommend that I vote?

A:	Our Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and the transactions contemplated thereby and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. Before voting, you should read “Adoption of the Merger Agreement (Proposal 1) — The Merger — Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 31 for a discussion of the factors that our Board of Directors considered in deciding to recommend the adoption of the Merger Agreement.

Q:	When and where is the special meeting?

A:	The special meeting of security holders of the Company will be held on [ ] at [ ].

Q:	What vote is required for adoption of the Merger Agreement?

A:	Adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote. Therefore, if you abstain or fail to vote, it will have the same effect as voting “AGAINST” the Merger Agreement.

Q:	What vote is required for adoption of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A:	Adoption of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of shares of our common stock represented in person or by proxy at the special meeting and entitled to vote thereon. Accordingly, abstentions will count as a vote “AGAINST” these proposed matters, and the failure to attend the meeting and vote in person, to submit a proxy, or to instruct your bank, brokerage firm or nominee on how to vote your shares will not affect the outcome of the proposal.

Q:	Who may vote at the special meeting?

A:	You are entitled to vote on the proposals to adopt the Merger Agreement and to adjourn the meeting if necessary to solicit additional proxies if you held our common stock at the close of business on the record date, which is [ ], 2008. Each holder of our common stock, as of the record date, is entitled to one vote for each share owned on that date. Each IDS includes one share of common stock and $5.70 principal amount of the Company’s Notes. As of the record date, [ ] shares of common stock were outstanding and entitled to vote.

Q:	How do I vote?

A:	You can vote in either of two ways:

• You can vote by mail by signing and dating your proxy card or voting instruction card from your broker or other nominee and mailing it in the enclosed prepaid envelope. If you mark your voting instructions on the proxy card or voting instruction card, your shares will be voted per your instructions.

• You can vote in person at the special meeting by delivering your completed proxy card in person at the special meeting or by completing a ballot available upon request at the meeting if you are a security holder of record. However, if you hold your shares at a bank, broker or other holder of record rather than in your own name, you must obtain a legal proxy from your broker, trustee or other nominee in order to vote at the meeting.

In addition, even if you mail in a proxy card and decide to attend the special meeting, you may keep your proxy vote or vote in person at the meeting.

Q:	If my shares are held in “street name” by a bank, brokerage firm or nominee, will they vote my shares for me?

A:	You should instruct your bank, brokerage firm or nominee to vote your shares, following the directions they provide. If you do not instruct your bank, brokerage firm or nominee, they will not have the discretion to vote your shares. Because the adoption of the Merger Agreement requires an affirmative vote of the holders of a majority of the outstanding shares of our common stock for approval, the failure to vote your shares (or to direct your bank, brokerage firm or nominee to vote your shares) will have the same effect as votes cast “AGAINST” adoption of the Merger Agreement. Additionally, because approval of the proposal to adjourn the meeting, if necessary, to solicit additional proxies, and approval of any other such matters as may be properly presented incident to the conduct of the special meeting requires the affirmative vote “FOR” the approval of any such matters by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter, abstentions will count as a vote “AGAINST” the proposed matters, but the failure to attend the meeting and vote in person, to submit a proxy, or to instruct your bank, brokerage firm or nominee on how to vote your shares will not affect the outcome of the proposal.

Q:	How many shares must be present so that the meeting can take place?

A:	The presence in person or by proxy at the special meeting of the holders of one-third of the votes entitled to be cast at the special meeting shall constitute a quorum.

Q:	Who will count the votes?

A:	Representatives of The Bank of New York, to be known as BNY Mellon Shareowner Services (“BNY Mellon”), our transfer agent, will count the votes. A representative from BNY Mellon will act as inspector of elections.

Q:	How are votes counted?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to adopt the Merger Agreement and the proposal to adjourn the special meeting, if necessary, to solicit proxies. Abstentions will count for the purpose of determining whether a quorum is present. If you “ABSTAIN” with respect to the proposal to adopt the Merger Agreement, it will have the same effect as if you vote “AGAINST” the approval of the Merger Agreement. Additionally, if you abstain with respect to the proposal to adjourn the meeting, if necessary, to solicit additional proxies, it will have the same effect as a vote “AGAINST” the proposal.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because it has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will count for the purpose of determining whether a quorum is present and will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. A broker non-vote will not affect the outcome of the vote on the proposal to adjourn the meeting, if necessary, to solicit additional proxies.

A properly executed proxy card received by the Secretary of the Company before the meeting, and not revoked, will be voted as directed by you. If you properly execute and deliver your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the meeting for a vote.

Q:	What shares are covered by my proxy card?

A:	You should have been provided a proxy card or voting instruction card for each account in which you own shares of our common stock, as represented by IDSs, either:

• directly in your name as the holder of record; or

• indirectly through a broker, bank or other holder of record.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts in which you own shares of our common stock. Please vote all proxy cards or voting instruction cards you receive to ensure that all your shares are voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is BNY Mellon and our proxy solicitor and information agent is MacKenzie Partners, Inc. (“MacKenzie Partners”). All communications concerning shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, can be handled by making a toll-free call to BNY Mellon at 1-877-296-3711 or by contacting BNY Mellon on the internet at www.stockbny.com or by email at shrrelations@bnymellon.com or by contacting MacKenzie Partners at 1-800-322-2885.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please fill out and sign the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares may be voted at the special meeting. Your signed proxy card will instruct the persons named on the card to vote your shares at the special meeting as you direct on the card. If you sign and send in your proxy card and do not indicate how you want your shares to be voted, your proxy will be voted “FOR” the adoption of the Merger Agreement and the transactions contemplated thereby and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. If you hold shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding voting your shares. YOUR VOTE IS VERY IMPORTANT.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of the following ways. First, you can send a written notice stating that you want to revoke your proxy to:

MacKenzie Partners, Inc.
105 Madison Avenue,
New York, New York 10016
Telephone: (800) 322-2885

Second, you can complete and submit a new, later-dated proxy card. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change your vote.

Q:	What will happen to any IDSs that I own prior to the record date if the Merger is consummated?

A:	If the Merger Agreement is adopted by our security holders at the special meeting and the Merger is consummated, all of our outstanding shares of common stock will be cancelled and converted into the right to receive the Merger Consideration. Each IDS, unless the holder thereof exercises and perfects appraisal rights under Delaware law, will thereafter represent a Note (or, if accepted in the Debt Tender, the Tender Consideration) and the right to receive the Merger Consideration for one share of common stock. Following the Merger, our common stock will no longer be outstanding, we will delist our IDSs from the American Stock Exchange (“AMEX”) and Toronto Stock Exchange (“TSX”), we will make an application to cease to be a reporting issuer in Canada and we will no longer file periodic and other reports with the Securities and Exchange Commission (the “SEC”) or Canadian securities regulatory authorities. See “Adoption of the Merger Agreement (Proposal 1) — The Merger — Delisting and Deregistration of Income Deposit Securities” beginning on page 54.

Q:	What will happen to my IDSs submitted for separation in connection with the Debt Tender?

A:	As of the consummation of the Merger, each IDS submitted for separation in connection with the tender of notes pursuant to the Debt Tender will entitle the holder thereof to receive (i) for the underlying shares of common stock, the Merger Consideration, (ii) for the underlying Notes (or portion thereof) accepted for payment in the Debt Tender, the Tender Consideration and (iii) for each underlying Note (or portion thereof) not accepted for payment in the Debt Tender, a Note of the Surviving Corporation representing the amount that will remain outstanding. Each Note that will remain outstanding will be represented by the global note certificate and have the rights set forth in the Indenture as amended by the Proposed Amendments. See “Adoption of the Merger Agreement (Proposal 1) — The Merger Agreement — Effect on IDSs” beginning on page 56.

Q:	Do I need to take any action now with respect to any IDSs that I own in order to vote at the meeting?

A:	In order to vote at the meeting the shares of our common stock underlying your IDSs, you must follow the voting procedures set forth in this proxy statement and the accompanying proxy materials that are applicable to all shares of our common stock. In order to tender into the Debt Tender any Notes underlying your IDSs, you must follow the procedures and satisfy the conditions set forth in the Debt Tender Documents.

Q:	Are appraisal rights available?

A:	Yes. As a holder of our common stock, you are entitled to appraisal rights for the common stock underlying your IDSs under Delaware law in connection with the Merger if you meet certain conditions. See “Adoption of the Merger Agreement (Proposal 1) — The Merger — Appraisal Rights” beginning on page 51.

Q:	When do you expect the Merger to be completed?

A:	We expect to complete the Merger after (i) the security holders adopt the Merger Agreement and the transactions contemplated thereby at the special meeting, (ii) we receive tenders from holders in excess of 50.1% of the Notes and (iii) we receive all other necessary consents and approvals. We currently anticipate completing the Merger in the first quarter of 2009.

Q:	Who can help answer my questions?

A:	If you have any questions about the special meeting or if you need additional copies of this proxy statement or the enclosed proxy card, please contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Telephone: (800) 322-2885

THE PARTIES TO THE MERGER

The Company

The Company is a leading provider of food and related services, including concessions, catering and merchandise services, in sports facilities, convention centers and other entertainment facilities throughout the United States and in Canada. Based on the number of facilities served, we are one of the largest providers of food and beverage services to a variety of recreational facilities in the United States.

The Company, including our subsidiaries and their predecessors, has been in operation for over 35 years. We were organized as a Delaware corporation on November 21, 1995 under the name VSI Acquisition II Corporation. In August 1998, through our wholly owned subsidiary, Volume Services America, Inc., the parent company of Volume Services Inc., then one of the leading suppliers of food and beverage services to sports facilities in the United States, we acquired Service America Corporation, then one of the leading suppliers of food and beverage services to convention centers in the United States. This acquisition allowed us to enter the convention center market with a significant presence in major convention centers and resulted in our having a substantially more diversified client base and revenue stream. As a result of this acquisition, in October 1998 we changed our corporate name to Volume Services America Holdings, Inc. In October 2004, we changed our corporate name to our current name, Centerplate, Inc.

Additional information about the Company is contained in our Annual Report on Form 10-K for the fiscal year ended January 1, 2008 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 1, 2008 and July 1, 2008 which are incorporated herein by reference. See “Where You Can Find More Information” on page 72.

The address and telephone number of our principal executive office are:

2187 Atlantic Street, 6th Floor
Stamford, Connecticut 06902
(203) 975-5900

Parent and Merger Sub

Parent and Merger Sub are entities directly and indirectly owned by Sponsor, an affiliate of Kohlberg. Kohlberg is a leading U.S. private equity firm with offices in Mt. Kisco, New York and Menlo Park, California. Since its inception in 1987, Kohlberg has completed more than 90 platform and add-on acquisitions as the control investor in a variety of industries including manufacturing, healthcare, consumer products and service industries. Kohlberg has invested a total of $2 billion in equity across six private equity funds with an aggregate transaction value of approximately $7 billion.

RISK FACTORS

In addition to general investment risks and the other information included herein, you should carefully consider the risk factors described below in evaluating whether to adopt the Merger Agreement and the transactions contemplated thereby, including the Debt Tender. Described below are the risks associated with the Merger and the transactions contemplated thereby. In addition, the Company’s business is and will continue to be subject to the risks described in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 1, 2008, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 1, 2008 and July 1, 2008, which are incorporated herein by reference. See “Where You Can Find More Information” on page 72.

Failure to complete the Merger will result in a default under our indebtedness and would likely result in the Company resorting to bankruptcy protection, which would negatively affect our IDS price and could result in our security holders receiving less value than in the Merger.

If the Merger is not completed for any reason, we would likely be subject to a number of material risks, including the following:

•	The amendment to our existing credit agreement is conditioned on our consummation of the Merger; therefore if the Merger is not consummated we will be in default under our credit agreement. Without a committed source of capital or a binding arrangement for an alternative business combination, we do not expect our existing lenders will waive these defaults or further amend the credit agreement;

•	If we are unable to timely secure additional capital or to enter into an alternative business combination transaction and our lenders accelerate our indebtedness, we would likely have to resort to bankruptcy protection since we would be unable to pay all of our liabilities and obligations when due, including our liabilities under our outstanding Notes;

•	We would still be required to pay expenses incurred in connection with the consummation of the Merger, including legal and accounting fees, which we estimate to be approximately $[ ] million;

•	We may be required to pay Parent a termination fee of $2.5 million and reimburse Parent for its expenses up to $2.5 million;

•	Our employees may, faced with an uncertain future in light of the Company’s weakened financial condition, seek alternative employment, which could have a negative impact on our business; and

•	Our clients may, faced with the uncertainty presented by a default under our indebtedness and/or a bankruptcy proceeding, terminate their contracts with us or fail to renew and we may be unable to enter into new contracts with new clients, causing substantial harm to our business and our security holders.

The occurrence of any of the above would likely impair our ability to conduct our operations and business. Any of these outcomes would likely cause the price of our IDSs to decline further. In addition, the price of our IDSs may decline further if the current market price of our IDSs reflects an assumption that the Merger will be completed.

Even if our security holders approve the Merger, the Merger may not be completed.

The completion of the Merger is subject to several closing conditions, some of which are out of our control, and there can be no guarantee that we will be able to satisfy all of the closing conditions set forth in the Merger Agreement. Conditions to closing under the Merger Agreement include, for example, no material adverse change having occurred with respect to the Company during the period prior to the closing of the Merger. As a result, even if the Merger is approved by the required vote of our security holders at the special meeting and the 50.1% Debt Tender condition is satisfied, we cannot guarantee that the Merger will be completed. In addition, if Parent and Merger Sub were to breach the Merger Agreement or fail to consummate the Merger as a result of a failure of National City to finance the Merger, we would not be entitled to seek court action to force Parent to close. If the Merger is not completed, we would be in default under our credit agreement and would not have sufficient capital to repay our outstanding indebtedness when due, and this would likely force the Company to resort to bankruptcy protection.

The Merger Agreement limits our ability to pursue alternatives to the Merger.

The Merger Agreement contains “no shop” provisions that, subject to limited exceptions, limit our ability to discuss, facilitate or commit to competing third party proposals to acquire all or a significant part of the Company, as well as a termination fee that is payable by us under certain circumstances.

These provisions could discourage a third party that might have an interest in acquiring all of or a significant part of the Company from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Parent.

Furthermore, the termination fee may result in a potential competing acquiror offering to pay a lower per share price to acquire the Company than it might otherwise have offered to pay. The payment of the termination fee could also have an adverse effect on our financial condition.

Some of our directors and executive officers have interests in the Merger that may differ from the interests of our security holders.

When considering the Board of Directors’ unanimous recommendation that the security holders vote “FOR” the proposal to adopt the Merger Agreement and the transactions contemplated thereby, you should be aware that certain of our directors and executive officers have interests in the Merger Agreement and the Merger that are different from, and may conflict with, your interests. These directors and executive officers will receive certain benefits in connection with the Merger. Additionally, certain executive officers may be entitled to receive severance payments in connection with the Merger. Parent has agreed to continue certain indemnification arrangements for our directors and executive officers. The Board of Directors was aware of these interests and considered them, among other matters, in authorizing and advising security holder approval of the Merger Agreement. See “Adoption of the Merger Agreement (Proposal 1) — The Merger — Interests of Certain Persons in the Merger.”

Holders of the Notes that remain outstanding after the closing of the Merger will no longer have many of the benefits currently contained in the Indenture governing the Notes.

If the Debt Tender is consummated and the Proposed Amendments become operative, holders of Notes that are not purchased pursuant to the Debt Tender will no longer have the benefit of substantially all of the covenants, certain events of default and the change of control offer provided in the Indenture. While the Proposed Amendments will not relieve the Company from its obligation to make scheduled payments of principal and accrued interest on the remaining Notes, the elimination of the foregoing provisions would permit the Company to take actions that could increase the credit risks faced by the holders of the remaining Notes, adversely affect any market price of such Notes or otherwise be adverse to the interests of the holders of the remaining Notes.

After the Merger there will be no active trading market for the Notes.

The Company’s IDSs currently trade on the AMEX and the TSX. Effective as of the consummation of the Merger, the IDSs will be separated into their components with the underlying common stock being converted into the right to receive the Merger Consideration and up to 70% of the Notes being purchased in the Debt Tender. The remaining Notes will not be listed on a stock exchange and we do not intend to create or sustain a market for any Notes that remain outstanding following consummation of the Merger. Thus, the extent of any market for the remaining Notes will depend upon, among other things, the principal amount of the Notes that remain outstanding after the Merger, the number of holders remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms. Holders may need to hold their Notes until maturity or an earlier redemption, if any, by the Company.

The Company and Sponsor may make subsequent repurchases of Notes or a redemption at different prices.

From time to time after the consummation of the Merger, Sponsor or the Company may acquire Notes that remain outstanding through open market purchases, privately negotiated transactions or otherwise, upon terms and at prices as they may determine, which may be more or less than the price to be paid for the Notes pursuant to the Debt Tender. The Company also may discharge or redeem the remaining Notes not tendered pursuant to the terms of the Indenture. If the Company does not purchase, redeem or discharge the Notes prior to maturity, you may not be able to transfer or otherwise realize value on your Notes until maturity.

Subordination of the remaining Notes.

At the effective time of the Merger the Company and certain of its affiliates will enter into the senior credit facilities which will constitute “senior indebtedness” under the Indenture. The senior credit facilities will be secured by substantially all of the Company’s assets. Pursuant to the Indenture, the Notes are subordinated to the prior payment in full of all existing and future senior indebtedness of the Company and, as such, holders of senior indebtedness have the right to receive payment in full in cash prior to any payments being made on the Notes. In addition, in the event of a bankruptcy, liquidation or reorganization or similar proceeding, holders of Notes will participate with all other holders of unsecured indebtedness of the Company who are similarly subordinated in the assets remaining after the Company has paid all such senior indebtedness. In any of these cases, the Company may not have sufficient funds to pay all of its creditors, and holders of the remaining Notes may receive less, ratably, than the holders of senior indebtedness. See “Adoption of the Merger Agreement (Proposal 1) — The Merger Agreement — Financing.”

After the Merger you will no longer be entitled to receive information.

The Indenture currently requires that the Company file annual, quarterly and other reports with the SEC even if the Company is not required to do so under the Exchange Act. Following the Merger, the Company will no longer be obligated to file reports under the Exchange Act and if the Proposed Amendments become operative, the Company will no longer be obligated by the Indenture to make such filings. Therefore, public information related to capitalization, cash flows, net income and results of operations of the Company and its subsidiaries will not be available to holders of the Notes and other investors, which will affect liquidity and prices for the remaining Notes.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this proxy statement, including those relating to the Company’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “should,” “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include the information concerning possible or assumed future results of the Company as set forth under “Adoption of the Merger Agreement (Proposal 1) — The Merger — Reasons for the Merger; Recommendation of the Board of Directors” and “Adoption of the Merger Agreement (Proposal 1) — The Merger — Opinion of Evercore Group L.L.C.” These statements are not historical facts but instead represent only the Company’s expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include the risk factors set forth above and other market, business, legal and operational uncertainties discussed elsewhere in this document and the documents that are incorporated herein by reference. Those uncertainties include, but are not limited to:

•	the failure of the security holders to adopt the Merger Agreement and the transactions contemplated thereby;

•	disruption from the Merger and the transactions contemplated thereby, including lost business opportunities and difficulty maintaining relationships with employees, clients and suppliers;

•	legal risks, including litigation, whether or not related to the Merger and the transactions contemplated thereby, and legislative and regulatory developments; and

•	changes in general economic and market conditions.

The Company’s actual results and financial conditions may differ, perhaps materially, from the anticipated results and financial conditions in any forward-looking statements, and, accordingly, readers are cautioned not to place undue reliance on such statements.

For more information concerning factors that could affect the Company’s future results and financial condition, see, in addition to the factors discussed under “Risk Factors” of this proxy statement, “Management’s Discussion and Analysis” in our annual report on Form 10-K for the year ended January 1, 2008, and Quarterly Reports on Form 10-Q for the fiscal quarters ended April 1, 2008 and July 1, 2008, which are incorporated herein by reference. Parent and the Company undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished to security holders as part of the solicitation of proxies by the Board of Directors for use at the special meeting to be held on [          ], 2008, at [          ] a.m., Eastern Time, at [                    ].

Purpose of the Special Meeting

At the special meeting, security holders will be asked:

1.	to consider and vote upon a proposal to adopt the Merger Agreement, by and among the Company, Parent and Merger Sub, and the transactions contemplated thereby, pursuant to which Merger Sub will be merged with and into the Company and each outstanding share of our common stock will be converted into the right to receive $0.01 in cash, without interest and less any applicable withholding tax;

2.	to consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies; and

3.	to consider and vote on such other matters as may properly come before the special meeting or any adjournment thereof.

The Board’s Recommendation

The Board of Directors has unanimously determined that the Merger is advisable and in the best interests of the Company and our security holders and has approved the Merger Agreement and the Merger. Accordingly, the Board of Directors unanimously recommends that security holders vote “FOR” the proposal to adopt the Merger Agreement and the transactions contemplated thereby. Additionally, the Board of Directors unanimously recommends that the security holders vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. See “Adoption of the Merger Agreement (Proposal 1) — The Merger — Reasons for the Merger; Recommendation of the Board of Directors” and “Approval of the Adjournment or Postponement of the Special Meeting (Proposal 2).”

Record Date

The record holders of shares of common stock as of the close of business on [          ], 2008, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [          ] outstanding shares of common stock.

Required Vote; How to Vote

Each IDS includes one share of common stock. Each outstanding share of common stock on [          ], 2008 entitles the holder to one vote at the special meeting. Adoption of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote “FOR” the proposal to adopt the Merger Agreement by the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote on the matter. Adoption of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote “FOR” the proposal by the holders of a majority of shares of our common stock represented in person or by proxy at the special meeting and entitled to vote thereon. In the absence of a quorum, holders of a majority of the shares present in person or represented by proxy may adjourn the meeting until a quorum shall be attained. The approval of any other such other matters as may be properly presented incident to the conduct of the special meeting requires the affirmative vote “FOR” the approval of any such proposed matter by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter. In order for your shares of common stock to be included in the vote, you must submit a proxy to have your shares voted by completing, signing, dating and returning the enclosed proxy or you must vote in person at the special meeting.

If your shares of common stock are held in street name by your bank, brokerage firm or nominee, you should instruct them how to vote your shares of common stock using the instructions provided by them. If you have not received such voting instructions or require further information regarding such voting instructions, you may contact your bank, brokerage firm or nominee to request directions on how to vote your shares. If your shares are held in street name and you do not provide your bank, brokerage firm or nominee with instructions as to how such shares are to be voted, your shares will not be voted at with the special meeting. Because adoption of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote “FOR” the approval of the proposal to adopt the Merger Agreement by the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote on the matter, abstentions and your failure to vote or to instruct your bank, brokerage firm or nominee how to vote will have the same effect as a vote “AGAINST” the proposal. Because approval of the proposal to adjourn the meeting, if necessary, to solicit additional proxies, and approval of any other such matters as may be properly presented incident to the conduct of the special meeting requires the affirmative vote “FOR” the approval of any such matters by holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter, abstentions will count as a vote “AGAINST” the proposed matters, and the failure to attend the meeting and vote in person, to submit a proxy, or to instruct your bank, brokerage firm or nominee on how to vote your shares will not affect the outcome of the proposal.

Quorum

A quorum is necessary to hold the special meeting. The holders of one-third of the outstanding shares of common stock on [          ], 2008, represented in person or by proxy and entitled to vote at the special meeting, will constitute a quorum for purposes of the special meeting. For purposes of determining the presence of a quorum, abstentions will be included in determining the number of shares present and entitled to vote at the meeting; however, because brokers are not entitled to vote on the proposal to adopt the Merger Agreement absent specific instructions from the beneficial owner, shares held by brokers with respect to which instructions have not been provided will not be included in the number of shares present and entitled to vote at the meeting for purposes of establishing a quorum. Any shares of common stock held in treasury by the Company or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. In the absence of a quorum, holders of a majority of the shares present or represented by proxy at the special meeting may adjourn the meeting until a quorum is present. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. If a new record date is set for the adjourned special meeting, however, then a new quorum will have to be established.

Proxies; Revocation

Each copy of this proxy statement mailed to security holders is accompanied by a form of proxy or voting instruction card and a self-addressed postage prepaid envelope. You should complete and return the proxy card accompanying this proxy statement to ensure that your vote is counted at the special meeting, or at any adjournment thereof, regardless of whether you plan to attend the special meeting.

If you vote your shares of common stock by properly completing, signing and dating the enclosed proxy card, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed and dated proxy card, your shares of common stock will be voted “FOR” the adoption of the Merger Agreement and transactions contemplated thereby, “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies and will be counted in accordance with the recommendations of the Board of Directors on any other matters properly brought before the special meeting for a vote.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either properly advise the Company’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your bank, brokerage firm or nominee to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by them to revoke your proxy.

To submit a written notice of revocation or other communications about revoking your proxy with respect to your shares of common stock, or to request a new proxy card, you should contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Telephone: (800) 322-2885

The Company does not expect that any matter other than the proposal to adopt the Merger Agreement and the transactions contemplated thereby and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Solicitation of Proxies

The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by those persons, and we will reimburse those brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with those actions. In addition, MacKenzie Partners has been retained by us to assist in the solicitation of proxies. MacKenzie Partners may contact holders of shares of common stock by mail, telephone, facsimile, telegraph or personal interviews and may request brokers, dealers and other nominee security holders to forward materials to beneficial owners of shares of our common stock. MacKenzie Partners will receive reasonable and customary compensation for its services (estimated at $[      ]) and will be reimbursed for certain reasonable out-of-pocket expenses and other customary costs.

Adjournments

Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies or for any other reason. Any adjournment may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting. Any signed proxies received by the Company which are otherwise silent on the matter will be voted in favor of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow security holders who have already sent in their proxies to revoke them at any time prior to their use.

Share Ownership of Directors and Executive Officers

At the close of business on the record date, our directors owned, through ownership of our IDSs, in the aggregate, 6,600 shares of common stock, or less than 1% of the outstanding shares of common stock entitled to vote. The executive officers of the Company do not own any of our IDSs or common stock. The directors have informed us that they intend to vote all of their shares of common stock “FOR” the proposal to adopt the Merger Agreement and the transactions contemplated thereby and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. See “Share Ownership of Certain Beneficial Owners and Management.”

ADOPTION OF THE MERGER AGREEMENT (PROPOSAL 1)

THE MERGER

General

On September 18, 2008, the Company entered into the Merger Agreement with Parent and Merger Sub. Parent and Merger Sub are entities directly and indirectly owned by Sponsor. The Merger Agreement contemplates that the Merger will be effected through (i) a proxy solicitation to approve the Merger and (ii) a Debt Tender and a Consent Solicitation to purchase up to 70% of the Company’s Notes, with noteholders receiving $3.99 in cash, plus accrued and unpaid interest and deferred interest as the Tender Consideration for each Note accepted for payment. Following receipt of a vote of holders of a majority of our common stock to approve the Merger (and satisfaction of the other conditions thereto, which includes a minimum of 50.1% of the Notes being tendered pursuant to the Debt Tender), at the closing, Merger Sub will be merged with and into the Company with the Company being the Surviving Corporation and a wholly owned subsidiary of Parent, and each share of our common stock will be converted into the right to receive $0.01 as the Merger Consideration.

Background of the Transaction

The Board’s decision to approve the Merger Agreement was the outcome of an approximately six-month Board of Directors-directed process to assess the Company’s capital structure and to identify, pursue and evaluate capital structure and other alternatives that would allow the Company to operate under the business conditions it was facing in light of rapidly deteriorating financial and credit markets.

Set forth below is a chronology of the events leading up to the Board of Directors decision to approve the Merger Agreement.

On March 10, 2008, the Company disclosed that beginning in January 2008, it faced declining cash flows from operations caused by lower revenues from its clients’ convention centers primarily due to the weakening economy. Those declines, as well as more stringent monthly financial covenants required to be satisfied for the payment of dividends on the common stock underlying the IDSs, which became effective under the credit agreement as of January 2008, led the Company to seek and obtain from its lenders a waiver of such covenants and an amendment to the credit agreement that allowed the Company to pay the monthly dividends through March 2008. The Company paid the lenders approximately $250,000 in fees as part of the waiver and amendment. At this time, the Company disclosed that it was seeking a permanent amendment to the credit agreement to enable it to meet the monthly financial covenants for the payment of dividends and to give it the flexibility necessary to address business needs that arise from time to time with respect to cash flow and capital expenditures, such as variations in event scheduling or the timing of when accounts come online. The Company also disclosed on March 17, 2008, that if it was not able to obtain a permanent amendment it would need to suspend payment of dividends beginning in April 2008. On March 21, 2008 the Board of Directors met and approved the retention of UBS Securities LLC (“UBS”) to assist the Company in reviewing its capital structure and obtaining the permanent amendment to its credit agreement.

As disclosed, on April 1, 2008, the Company sought and obtained another amendment to the credit agreement which allowed it to invest in a potential new service contract, increased the amount of capital expenditures it could make in 2008 and relaxed the monthly financial covenants it was required to meet in order to continue to pay monthly dividends on its common stock and monthly interest payments on the Notes through May 2008. The amendment increased the interest rate on the Company’s term loan to 1.75% (from 1.25%) over the alternate base rate and to 3.75% (from 3.25%) over the Eurodollar rate. The Company paid the lenders approximately $750,000 in fees as part of the amendment. The Company disclosed that without a further amendment to the credit agreement it would be required to suspend monthly dividend payments beginning in June and, if it could no longer meet the monthly financial covenants under the credit agreement, the Company could be required to defer interest payments on the Notes. The Company stated that the deteriorating credit markets may make it difficult to obtain such an amendment on favorable terms, if at all, and also disclosed that, in light of the Company’s growth strategy and current business requirements, the

Board of Directors could determine that it was more prudent to change the dividend policy. The IDS price dropped over 50% from $8.99 to $4.43 per IDS with over 4 million units trading on the day following this announcement.

On April 2, 2008, the Company disclosed that it had been informed by the New York Yankees that the Company would not be a concessionaire at the team’s new stadium scheduled to open in 2009. The Company also disclosed that if it did not obtain new business to offset the resulting loss in revenues from not having the contract at the new stadium, there would be a material adverse effect on its Adjusted EBITDA (as defined in the credit agreement) beginning in 2009.

On April 3, 2008, Janet Steinmayer, the Company’s President and Chief Executive Officer, received a telephone call from the President and Chief Operating Officer of Company A, during which the executive raised the prospect of Company A acquiring the Company.

On April 4, 2008, the Board of Directors held a telephonic meeting during which Ms. Steinmayer briefed the Board of Directors on Company A’s expression of interest. There was a full discussion, and the Board of Directors requested that Cahill Gordon & Reindel LLP (“Cahill”) be engaged to advise the Company and the directors as to their duties and responsibilities in this situation.

On April 7, 2008, the Board of Directors held a telephonic meeting, which representatives of Cahill attended. Cahill representatives led a full discussion regarding the directors’ duties and responsibilities in connection with the unsolicited offer from Company A. Following the discussion, the consensus of the Board of Directors was not to pursue Company A’s expression of interest at that time. The Board of Directors also decided that the Company would continue to pursue the reduction of costs and a permanent amendment to the credit agreement to provide more operating flexibility and permit the continued payment of dividends and interest on its Notes. Thereafter, Ms. Steinmayer advised Company A that the Company would not pursue Company A’s expression of interest at that time.

On April 18, 2008, David M. Williams, Chairman of the Board, received a letter from the President and Chief Operating Officer of Company A, expressing Company A’s interest in acquiring all of the Company’s IDSs for $8.25 per IDS in cash and estimated it could complete its diligence process in approximately two weeks. The offer was conditioned on obtaining financing, satisfactory completion of Company A’s due diligence, the negotiation and execution of mutually acceptable transaction agreements and customary conditions set forth in those agreements.

On April 21, 2008, the Board of Directors held a telephonic meeting attended by representatives of Cahill and UBS. Ms. Steinmayer updated the Board of Directors on the status of discussions with the Company’s lenders to amend the credit agreement and the challenges regarding the Company’s capital structure. Representatives of UBS and Cahill discussed various capital structure and other alternatives and UBS representatives proposed a process to explore such alternatives. Following a full discussion of the expression of interest received from Company A, the Board of Directors again determined not to pursue Company A’s expression of interest at that time.

On April 28, 2008, Ms. Steinmayer responded to Company A’s expression of interest by sending the President and Chief Operating Officer of Company A a letter conveying the Board of Directors’ determination not to pursue Company A’s expression of interest at that time.

On April 30, 2008, Mr. Williams received a second letter from Company A, reiterating its interest in acquiring the Company on the same terms as in the first letter and setting a May 9, 2008 deadline for the Company to agree to begin negotiating a definitive merger agreement and to permit Company A to begin a diligence process.

On April 30, 2008, the Board of Directors met. Ms. Steinmayer first reviewed the Company’s business and prospects, the history of the Company’s capital structure and the limitations it imposed, the increased capital expenditures required to secure new client contracts and renew existing ones, the status of management’s discussions with the lenders to amend the credit agreement, the Company’s ability to continue to pay dividends, efforts to reduce operating costs and the contents of Company A’s second letter.

Representatives of UBS then reviewed for the Board of Directors the Company’s dividend policy and capital structure, the history of amendments to the credit agreement and potential capital structure alternatives. Representatives of UBS next outlined the specifics of a process by which the Company could undertake a thorough review of capital structure and other alternatives. The Board of Directors then discussed the credit agreement amendment process and status and whether it would be in the best interest of the Company’s security holders to eliminate the payment of dividends. The Board of Directors then determined to begin the process outlined by representatives of UBS to identify, pursue and evaluate capital structure and other alternatives.

On May 2, 2008, the Board of Directors held a telephonic meeting to review again the content of Company A’s second letter, the process for identifying, pursuing and evaluating various capital structure and other alternatives, and the Company’s business and prospects. The Board of Directors discussed the status of the credit agreement amendment and how timing of the amendment could delay completion of the financial statements for the first quarter and the filing with the SEC of the Company’s quarterly report on Form 10-Q. The Board of Directors requested that management continue to seek a permanent amendment to the credit agreement.

In early May, 2008, representatives of UBS began exploring several alternatives on the Company’s behalf, including raising new secured debt to refinance the indebtedness under the credit agreement, raising new equity and using the proceeds to tender for a portion of the IDSs or Notes, exchanging the Notes for equity and cash proceeds from new mezzanine debt or preferred stock, and a sale the Company.

On May 7, 2008, the Company executed an amended and restated letter agreement confirming its engagement of UBS to act as the Company’s financial advisor in connection with the evaluation of capital structure and other alternatives, including a sale of the Company. The amended and restated letter agreement provided that the Company would pay UBS an advisory fee of $2 million and a transaction fee of 1.25% of the value of any capital transaction entered into by the Company, subject to a minimum transaction fee of $2.5 million, which transaction fee would be offset by credits to the advisory fee of up to $1 million. Also on May 7, 2008, the Company announced that the Board of Directors had determined to commence a process to explore a range of capital structure and other alternatives which was expected to take up to six months to complete, and that the Company had engaged UBS as the Company’s financial advisor to assist in that process. The Company stated that the IDS structure may limit its ability to invest in strengthening and growing its business. The Company also stated that it was pursuing a permanent amendment to the credit agreement to allow for increased flexibility on capital expenditures and acquisitions and, as a result, the filing with the SEC of the Company’s first quarter report on Form 10-Q would be delayed, but would contain details of the amendment once filed. In addition, the Company said that it was likely to determine it was in the best interest of the Company to eliminate monthly dividend payments beginning in June 2008.

On May 8, 2008, representatives of UBS telephonically responded to Company A regarding its second letter, advising Company A that the Board of Directors had determined to commence a process to explore capital structure and other alternatives, including a possible sale of the Company, and invited Company A to participate in that process.

In early May 2008, UBS commenced a process to pursue a sale of the Company to a third party. Representatives of UBS contacted 54 parties, including 7 strategic companies and 47 private equity investors, including Kohlberg.

On May 19, 2008, the Company obtained the sixth amendment to the credit agreement which adjusted certain monthly financial covenants to levels that, based on the Company’s projected financial performance at the time, were expected to permit the Company to pay interest on the Notes through October 2008. Thereafter, those monthly financial covenant levels were to be reset to the more stringent levels that would have been in effect absent the prior amendments obtained by the Company. In order to obtain the amendment, the Company agreed to eliminate the monthly dividend after the May 2008 payment, reduce the size of the revolving credit facility to $77.5 million from $107.5 million, increase the interest rate on the term loan and revolving credit facility to 3.50% (from 1.75%) over the alternate base rate and 4.50% (from 3.25%) over the Eurodollar rate, and prepay $8 million on the term loan. The Company paid the lenders approximately $2.3 million in fees as part of the amendment. The amendment provided relief under monthly financial covenants to permit payment of interest on the Notes and monthly financial maintenance covenants in the credit agreement only through October 2008. The Company disclosed that if it was not able to comply with the monthly financial covenants for the payment of interest on the Notes as set forth in the May 2008 amendment or as set forth in the credit agreement after the expiration of the May 2008 amendment, it would have to defer payment of interest on the Notes. The Company also disclosed that its ability to comply with the monthly financial maintenance covenants may be affected by prevailing economic, financial and industry conditions that are beyond its control, and that a breach of such covenants would result in an event of default under the credit agreement and in turn a cross default under the Indenture. Such an event of default could lead to acceleration of the payment of the principal and accrued interest under the credit agreement and Notes, and if the Company were unable to repay those amounts, its assets may not be sufficient to repay the Company’s full amount of indebtedness.

On May 23, 2008, the Board of Directors held a telephonic meeting for an update on the exploration process. During the meeting the Board of Directors directed the Company’s management not to discuss the terms or conditions of potential post-acquisition employment with any of the potential bidders until after a merger agreement is signed.

On May 27, 2008, the Board of Directors held a telephonic meeting in which Cahill summarized the open issues in draft non-disclosure agreements with potential strategic buyers. Representatives of UBS also attended the meeting and summarized the importance of the involvement of interested strategic buyers in the exploration process. The Board of Directors authorized Cahill to continue negotiations with these strategic buyers as discussed at the meeting. Ms. Steinmayer abstained from voting on the issues to avoid the possible appearance of conflict.

During May and early June, the Company entered into non-disclosure agreements with 36 potential bidders, including 3 strategic companies and 33 private equity investors, including Kohlberg. Representatives of UBS distributed to each of those bidders a confidential information memorandum containing information about the Company’s business and operations.

By June 12, 2008, UBS had received non-binding indications of interest from 11 potential bidders, including 3 strategic companies and 8 private equity investors, with a range of prices from $5.01 to $16.08 per IDS. Kohlberg was one of those potential bidders with an initial indication of interest between $8.50 and $9.00 per IDS. Company A was also among the initial potential bidders with an indication of interest between $8.25 and $9.25 per IDS.

On June 13, 2008, the Board of Directors held a telephonic meeting to discuss developments in the exploration process. Representatives of UBS first updated the Board of Directors on the status of the solicitations of interests to purchase the Company. Representatives of UBS reported to the Board of Directors that it had received 11 first-round indications of interest and that UBS recommended that the Board of Directors move forward with each of them. Representatives of UBS then reviewed with the Board of Directors three different capital structure alternatives being explored, each of which had significant obstacles to execution. Alternatives discussed included refinancing the credit agreement with the proceeds of a new secured note offering, exchanging the Notes for new equity and cash proceeds from new mezzanine debt, and issuing new equity and using the proceeds to tender for a portion of the Notes. Representatives of UBS advised the Board of Directors that each of these options posed substantial challenges due to the Company’s need to make capital expenditures, the market price of the IDSs and the state of the financial markets. Management then reviewed the option of continuing with the current capital structure and significantly reducing operating costs and capital expenditures as much as possible to try to maintain compliance with the reinstated levels of the monthly financial covenants to permit the payment of interest on the Notes and the monthly financial maintenance covenants in the credit agreement. Ms. Steinmayer reported that management was in discussions with the Company’s lenders regarding the possibility of further amending the credit agreement and that the Company’s lenders were working on possible alternatives for the Company. The Board of Directors determined to proceed with the auction process with all 11 potential bidders and to continue to explore the viability of the other capital structure alternatives.

On June 17, 2008, all of the 11 potential bidders were given access to a data room which contained detailed confidential information about the Company’s business and operations.

From mid-June to mid-July 2008, Ms. Steinmayer and the other executive officers, with representatives of UBS in attendance, gave management presentations to each of the 11 potential bidders and responded to their diligence inquiries. Also during this time, representatives of UBS sent second round process letters to all of the remaining bidders setting July 17, 2008, as the deadline for final bids and other terms to be addressed. Representatives of UBS also sent two forms of a merger agreement which reflected either a cash-out merger with a tender offer for the Notes, or a tender for the IDSs, with instructions that each bidder, as part of its bid, provide a detailed mark-up of one of the forms. From mid-June to mid-July, representatives of UBS also pursued other capital structure alternatives, including approaching potential debt investors to gauge their interest in participating in the issuance of new senior secured notes to refinance the indebtedness under the credit agreement. In addition, representatives of UBS and management engaged in discussions with the administrative agent under the credit agreement regarding a further amendment to the credit agreement.

On June 23, 2008, the Board of Directors held a telephonic meeting during which Ms. Steinmayer updated the Board of Directors on a new expression of interest that had been received from Company B with a price indication of 8.5x to 9.5x EBIT. Ms. Steinmayer advised that representatives of UBS had evaluated the bid to imply a range from $5.10 to $6.38 per IDS based on the most recent balance sheet data. Based on the fact that the Company had 11 active bids, the higher end of Company B’s bid was lower than the lowest of all of the other 11 bids but one, and that the process would be slowed down significantly to get Company B to the same diligence level as the 11 other bidders, the Board of Directors determined not to include Company B in the process unless circumstances changed. Representatives of UBS subsequently communicated the Board’s decision to Company B.

By July 18, 2008, the Company had received 3 second-round bids (including revised drafts of the proposed merger agreement) and one alternate proposal. Kohlberg’s bid was for $7.50 per IDS and was structured as a merger with a tender for the Notes. Kohlberg had conditioned its bid on obtaining financing, for which they had initiated negotiations with Lender A and National City, but did not yet have a firm commitment, and on obtaining consents of certain of the Company’s clients.

Company C’s bid was for $5.00 to $6.00 per IDS and was also structured as a merger with a tender for the Notes. Company C’s bid was conditioned on obtaining financing, for which it did not yet have a firm commitment, and was subject to the consummation of another acquisition. In addition, Company C required more due diligence.

Company D’s bid was for an enterprise value of $225.0 million, which representatives of UBS estimated (based on the most recent balance sheet and adjusting for transaction costs) implied a value of $4.62 to $5.34 per IDS, but which would vary depending on the Company’s aggregate indebtedness. The bid was structured as a tender offer for the IDSs. Company D’s proposal was conditioned on receipt of tenders from 90% of the security holders, receipt of Company client consents and other conditions and included substantial revisions to the proposed merger agreement that created additional closing risk, but was not conditioned on obtaining financing.

Company E submitted an alternative proposal that involved no cash payments to security holders, an offer to exchange Company equity for each outstanding IDS and an infusion of $15 million of cash in exchange for the payment by the Company of a management fee to Company E to manage the business. Alternatively, Company E offered to purchase select portions of the Company’s business.

On July 19, 2008, the Board of Directors held a telephonic meeting to discuss the outcome of the second round of the bidding process during which representatives of UBS presented the Board of Directors with the four proposals received. The Kohlberg bid was the highest at $7.50 per IDS, Company C’s bid was $5.00 to $6.00 per IDS and Company D’s bid had an enterprise value of $225 million, which representatives of UBS estimated (based on the most recent balance sheet and adjusting for transaction costs) an implied value of $4.62 to $5.34 per IDS, but which would vary depending on the Company’s aggregate indebtedness. The bidders were at different stages of completion of their diligence and could proceed to a signing on different timetables. Kohlberg had substantially completed its due diligence review and requested a 30-day exclusivity period. Company C, which had only conducted preliminary diligence at this point, requested a 45-day exclusivity period to move forward. Representatives of UBS reviewed the terms and conditions of each proposal and recommended the Company proceed with the bids from Kohlberg, Company C and Company D. Representatives of Cahill explained the main issues raised by the mark-ups of the form merger agreement. Representatives of UBS also reviewed Company E’s alternative proposal. Representatives of UBS then reviewed other capital structure alternatives being explored, focusing on a plan to refinance the Company’s indebtedness under the credit agreement with the sale of new senior secured notes. Representatives of UBS explained that the financing markets had deteriorated significantly since early June due to volatility in equities, high oil prices, and economic concerns. Representatives of UBS also indicated that 3 of the 7 investors approached by UBS had expressed interest in evaluating an investment in the new senior secured notes, but that their interest had waned since initially being approached by UBS in June due to the deteriorating economic conditions and the poor performance of Company’s IDS market price. As a result of the deteriorating financial markets and the preliminary feedback from the potential investors, representatives of UBS indicated that successfully executing on this alternative would be extremely challenging. Management then updated the Board of Directors regarding the alternative to reduce significantly operating costs and capital expenditures. Representatives of UBS explained that under this alternative they would recommend seeking a refinancing with the existing lenders under the credit agreement that would involve a three-year extension to the credit agreement and further suspending interest payments on the Notes. Problems noted with this approach included the likelihood that if such an amendment could be obtained, it would probably require the Company to incur higher interest rates and higher amortization. The Board of Directors determined not to pursue the proposal from Company E as it presented an alternative that, if achievable, could be effected by the Company on its own without incurring a management fee. The Board of Directors decided to move forward with the proposals from Kohlberg, Company C and Company D simultaneously and to refuse any requests for exclusivity in order to keep all options open.

On July 19, 2008, UBS representatives reported to Kohlberg, Company C and Company D that each of them was selected to continue to the final round. Kohlberg and Company C agreed to proceed. Company D said it would not continue its efforts without a period to negotiate exclusively with the Company. UBS also advised Company E that its proposal would not be pursued at that time.

On July 22, 2008, representatives of Cahill sent a revised draft of the Merger Agreement to Kohlberg’s counsel Ropes & Gray reflecting the Company’s responses to Kohlberg’s comments and a revised draft of the Merger Agreement to Company C reflecting the Company’s responses to Company C’s comments.

On July 24, 2008, management of the Company, with representatives of UBS in attendance, met with each of Kohlberg and Company C, separately, to provide additional information about the Company’s business.

The draft Merger Agreement Cahill sent in response to Ropes & Gray’s mark-up had fewer representations and warranties and conditions precedent than the Ropes & Gray draft in order to reduce the risk of the Company not being able to close the Merger. The changes made in the Cahill draft included the deletion of conditions that there be no material adverse change in the Company, that financing be available at the time of the Merger and that the Company’s clients consent to the transaction. On July 31, 2008, Ropes & Gray responded to the Company by sending a new draft of the Merger Agreement to Cahill which included the conditions that Cahill had deleted. Kohlberg also revised the no-shop provision to require the Company to keep Parent informed of any Company proposal.

On August 5, 2008, the Board of Directors held a telephonic meeting during which representatives of UBS provided an update on the exploration process. Representatives of UBS updated the Board of Directors on the sale process. The Board of Directors was informed that one of Kohlberg’s potential lenders (“Lender A”) was willing to provide $130 million of financing to Kohlberg and that Kohlberg was now considering a structure that involved a tender offer and consent solicitation for a minimum of 50.1% and a maximum of 70% of the Notes, leaving at least 30% of the Notes outstanding. Representatives of Cahill summarized Kohlberg’s position regarding conditions to the Merger, including receipt of financing, no material adverse change in the Company, obtaining consents from a specified group of the Company’s clients and that Kohlberg was requiring the Company to drop its request for specific performance. Representatives of UBS also updated the Board of Directors on the bids from Company C and Company D. Company C’s bid had been subject to the simultaneous consummation of another transaction. That other transaction was encountering issues so Company C had informed representatives of UBS that it was now analyzing the Company as a stand-alone enterprise. Representatives of UBS also relayed that Company C was also experiencing difficulty in obtaining committed financing. Representatives of UBS also reported that Company D was not prepared to move forward with the merger process unless it was granted exclusivity. The Board of Directors decided that granting exclusivity to Company D, the lowest bidder, was not in the best interest of the Company at that time. Representatives of UBS then reviewed in detail the other capital structure alternatives being explored. Representatives of UBS reported that the financing markets had deteriorated even further and that a successful offering of new senior secured notes would be extremely challenging to achieve given market conditions. In light of the Company’s expectation that it would be unable to comply with the monthly financial maintenance covenants in the credit agreement as early as the fourth quarter of 2008 and the Company’s inability to obtain an amendment to the credit agreement without restructuring the IDSs, representatives of Cahill reviewed with the Board of Directors the considerations relevant to seeking to effect a permanent solution to the capital structure issues in bankruptcy. Representatives of each of UBS and Cahill noted that in a bankruptcy the IDSs and Notes could potentially lose all of their value.

On August 9, 2008, the Board of Directors held a telephonic meeting without any executive officers where it determined to designate independent director Glenn Zander as the sole member of a special committee to work directly with the Company’s advisors and management to evaluate the alternatives.

On August 12, 2008, in the report on Form 10-Q filed with the SEC for the fiscal quarter ended July 1, 2008, the Company disclosed that if the process it initiated to evaluate its capital structure and other alternatives was not completed by October 2008, and it was not otherwise able to obtain a further amendment to the credit agreement by such time, it intended to implement a restructuring plan designed to significantly reduce costs and future capital expenditures, which would limit the Company’s ability to make capital investments to obtain new contracts at levels consistent with recent years. These actions would be required to attempt to satisfy monthly financial maintenance covenants in the credit agreement that would be reinstated unless the existing amendment was extended. If the Company were unable to significantly reduce costs and capital expenditures, it expected (i) it would be required to defer interest payments on the Notes beginning in November 2008, and (ii) eventually it would be unable to comply with the reinstated monthly financial maintenance covenants, which would result in an event of default under the credit agreement. Upon occurrence of an event of default the Company would no longer be able borrow under the revolving credit facility and the lenders could elect to accelerate all principal and accrued interest. If the lenders were to accelerate all payments due, this would result in a default under the indenture governing the Notes. The Company cautioned that its assets may be insufficient to repay the Company’s indebtedness in full.

On August 15, 2008, the Board of Directors engaged Abrams & Laster LLP as special Delaware counsel to the Board of Directors.

On August 19, 2008, representatives of Ropes & Gray sent further comments on the draft Merger Agreement to representatives of Cahill.

On August 21, 2008, the Board of Directors held a meeting in New York City. Representatives of UBS presented an update on the various capital structure and other alternatives being explored. Representatives of UBS reviewed the status of the sale process. Representatives of UBS informed the Board of Directors that, in light of the worsening financing markets, the decrease in the market price for the IDSs, and further diligence on the Company’s cash flow and capital expenditure needs, each of Company C and Kohlberg had lowered their bids. Kohlberg’s bid was lowered to $6.00 per IDS and Company C’s bid was lowered to a range of $4.50 to $5.00 per IDS. Representatives of UBS reported that there was significant uncertainty around Company C’s bid due to its remaining diligence and lack of progress on obtaining committed financing. Representatives of UBS also noted that Kohlberg had progressed much further in its diligence and in its efforts to secure financing. Therefore, the Board of Directors determined it was in the best interest of the Company’s security holders not to agree to Company C’s request, but to continue to negotiate with Kohlberg. Representatives of each of UBS and Cahill then reviewed the terms of the latest Kohlberg offer, which included certain closing risks such as a financing condition, the absence of a material adverse effect on the business, the condition that the Company obtain specified client consents and Kohlberg’s position that the Company not have any specific enforcement rights. The Board of Directors discussed requesting Kohlberg to pay a reverse termination fee if the financing was not available in lieu of specific enforcement rights. Representatives of UBS then reviewed with the Board of Directors the status of the exploration of other capital structure alternatives. Representatives of UBS reported that their latest round of calls to potential investors had yielded only one possible interested party with whom they would continue to try to move forward. Representatives of UBS advised that it was difficult to generate investor interest because of, among other reasons, the deterioration in the financial markets, but that it would continue to pursue a financing with investors if the opportunity was there. Mr. Zander then reviewed for the Board of Directors the alternative being considered that would maintain the current capital structure and require substantial reductions in operating costs and capital expenditures in order to meet reinstated monthly financial maintenance covenants in the credit agreement. He reported that in addition to reducing costs, the Company would need to sell assets to pay down debt and increase cash through reduction of receivables. He reported that this alternative had substantial uncertainty and that it could jeopardize the business, reduce the Company’s value and would also require the consent of the lenders under the credit agreement. Mr. Zander emphasized that this alternative should only be considered as a last resort if no other more attractive alternative was achievable. The Board of Directors also explored with Cahill representatives what could happen in the event there were no sale of the Company, including the possibility of a bankruptcy proceeding. The Board of Directors then discussed the financial advisor opinion.

On August 22, 2008, a representative from Abrams & Laster, special Delaware counsel to the Board of Directors, contacted the investment bank Evercore to discuss its potential engagement to provide an opinion as to the consideration being offered in the Merger.

In August, as the financing markets further deteriorated, Kohlberg found it increasingly difficult to secure committed financing. On August 22, 2008, Kohlberg advised representatives of UBS that they were having problems securing debt financing and that they would provide an update the following week. On August 27, 2008, Kohlberg indicated to representatives of UBS that Lender A would not provide a debt financing commitment, but that they had received a commitment letter from National City which provided for $90 million of senior debt financing and that, after performing further diligence, it had lowered its price to $4.00 per IDS.

On September 2, 2008, the Board of Directors held a meeting in New York City. Representatives of UBS provided an update on the exploration process and informed the Board of Directors that Kohlberg had lowered its price to $4.00 per IDS, but that they believed that Kohlberg might increase its offer, particularly if the Company committed to negotiating exclusively with Kohlberg. Representatives of UBS stated that Company C still had not finished its diligence or secured financing and would need at least 30 days to complete a deal. UBS representatives reminded the Board of Directors that although Company D had no financing contingency, it had significant outstanding diligence to complete, it had submitted a substantial mark-up to the proposed merger agreement, which increased the uncertainty of reaching a deal, and required a 30-day exclusivity period during which negotiations with Kohlberg would need to be deferred. Representatives of UBS further noted that Company D’s price would vary depending on the Company’s aggregate indebtedness, the per IDS price was calculated after transaction costs and Company D was likely to reduce its price after conducting further due diligence (as other bidders had). The Board of Directors determined it was in the best interest of the Company’s security holders to continue to pursue a transaction with Kohlberg. Ms. Steinmayer summarized the alternative being explored by management and Mr. Zander that would maintain the current capital structure but would require substantial reductions in operating costs and capital expenditures to comply with the reinstated monthly financial maintenance covenants under the credit agreement. This alternative would involve recording restructuring charges and therefore would also require obtaining waivers to certain monthly financial maintenance covenants from lenders under the credit agreement. Representatives of each of UBS and Cahill then led an in-depth discussion of each of the capital structure and other alternatives being considered, including (i) selling the Company to a third party, (ii) refinancing the Company’s indebtedness under the credit agreement with the proceeds of an issuance of new senior secured notes, (iii) exchanging the Notes for new equity and cash proceeds from new preferred stock , (iv) exchanging the Notes for new common equity, (v) refinancing the IDSs with cash raised from a new equity offering, (vi) operating under the current capital structure by significantly reducing operating costs and capital expenditures, deferring interest payments on the Notes and either securing a new credit facility with the existing lenders or seeking a permanent amendment of the monthly financial maintenance covenants under the credit agreement, (vii) restructuring the balance sheet in bankruptcy, either through a pre-arranged restructuring agreed to with the lenders or otherwise, (viii) conducting a process to sell the Company under the protections and procedures of the bankruptcy laws and (ix) liquidating the Company in bankruptcy. The discussion included consideration of the risks to the business posed by each of the alternatives. At the conclusion of this in-depth review, representatives of each of UBS and Cahill recommended to the Board of Directors that in light of all the alternatives, the Company should proceed with Kohlberg. The Board of Directors determined to proceed with the Kohlberg offer and instructed the representatives of UBS to pursue a higher price if possible. The Board of Directors then met in executive session, with only independent directors and a representative of Abrams & Laster present, and determined that the sole member of the special committee would be paid a fee of $100,000 for his work in evaluating the alternatives.

On September 4, 2008, representatives of each of UBS and Cahill and Mr. Zander met with representatives from Kohlberg and Ropes & Gray at Kohlberg’s office in Mount Kisco, New York. Representatives of UBS proposed to representatives of Kohlberg a price of $5.00 per IDS, reducing conditionality to increase the certainty of the closing and lowering the tender offer minimum condition to a majority. After further discussion and negotiation, Kohlberg responded that it would raise its offer price to $4.50 per IDS if the Company agreed to a termination fee of $10 million, a reverse termination fee of $2.5 million in exchange for dropping the Company’s request for specific performance, a closing condition that the Company shall have obtained the consent of certain clients, and the tender offer for the Notes having a minimum condition of 70%. The Company countered with a request for $4.75 per IDS, a termination fee of $3.0 million and a reverse termination fee of $4.0 million, a much narrower condition regarding client consents and that the minimum tender be only 50.1% of the Notes. The parties discussed the proposals further. Mr. Zander advised Kohlberg that he was prepared to recommend to the Board of Directors a deal at $4.75 per IDS with equivalent termination fees, narrower consent conditions and a brief exclusivity period. Kohlberg agreed to reduce the minimum tender condition for the Notes to 50.1%, but only if there was a maximum of 70% debt tenders in order to enable the remaining 30% of the Notes to serve as the mezzanine debt financing, and the removal of the condition in the debt commitment letter that Kohlberg obtain mezzanine financing. Kohlberg also agreed to seek to negotiate further changes to its debt commitment letter to reduce as many of the conditions as possible. Kohlberg also required the Company to obtain a waiver or amendment from lenders under the credit agreement to extend the terms of the May 2008 amendment that relaxed certain monthly financial maintenance covenants until the closing of the Merger and that the Company obtain a financial advisor opinion regarding the Merger. The parties adjourned to consider the open issues.

Later in the day on September 4, 2008, after discussion with Mr. Zander, representatives of UBS proposed to Kohlberg a two-tiered pricing structure in which Kohlberg would pay $4.75 per IDS if 70% or more of the IDS units were tendered and $4.50 per IDS if less than 70% but at least 50.1% were tendered.

On September 5, 2008, the Board of Directors held a telephonic meeting, during which representatives of each of UBS and Cahill provided a summary of the September 4 meeting with Kohlberg and an update on the sale process. Mr. Zander informed the Board of Directors that he had met with the Administrative Agent under the credit agreement, and relayed that he had asked GE for the ability to pay interest on the Notes through the end of the year. Management noted that they would reach out to GE when more progress had been made on the merger agreement. Management then updated the Board of Directors on the Company’s compliance with the monthly financial maintenance covenants under the credit agreement and informed the Board of Directors that due to unexpected additional expenses associated with the sale of the Company, the Company could be in default much earlier than January 2009 without a further amendment. A representative of Abrams & Laster then provided the Board of Directors with an update on Kohlberg’s request for the Company to obtain an opinion of its financial advisor. The Board of Directors agreed to offer Kohlberg a brief period of exclusivity. The Board of Directors then approved the retention of Evercore to serve as the Board’s financial advisor to provide an opinion regarding the consideration offered in the Merger. Kohlberg was informed by representatives of UBS immediately subsequent to the meeting that it was granted exclusivity and on September 12, 2008 a formal agreement was signed by the Company and Kohlberg granting Kohlberg exclusivity until September 16, 2008.

On September 6, 2008, representatives of Cahill sent a revised draft Merger Agreement to representatives of Ropes & Gray reflecting the Company’s responses to the August 19, 2008 mark-up from Ropes & Gray and the agreements reached on September 4. The Company also added provisions which under certain circumstances would broaden the Company’s right to terminate the Merger Agreement, require the Company to reimburse Parent for its expenses rather than pay a termination fee and require Parent to pay the Company a reverse termination fee.

On September 9, 2008, the Company’s management and representatives of UBS met with additional members of Kohlberg in New York for a brief presentation of the Company’s business plan.

On September 9, 2008, representatives of Ropes & Gray sent further comments to the draft Merger Agreement to representatives of Cahill. The new Ropes & Gray draft Merger Agreement included revisions to the representations and warranties and other conditions to the Merger, as well as revisions which broadened the scope as to when the Company would have to pay a termination fee to Parent, reduced the circumstances under which Parent would have to pay the Company a reverse termination fee and eliminated a reverse termination fee under certain circumstances.

On September 10, 2008, Kohlberg advised representatives of UBS that it was prepared to agree on two alternative price structures: a two-tiered price structure in which Kohlberg paid $4.50 per IDS if less than 70% (but more than 50.1%) of the Notes were tendered and $4.75 per IDS if greater than 70% of the Notes were tendered; or a single price structure in which Kohlberg paid $4.65 for each IDS tendered. Under either structure, however, a maximum of 70% of the Notes would be purchased. Kohlberg also requested a $2.5 million termination fee and reverse termination fee and that the Company obtain consents from 15 clients. Kohlberg also advised representatives of UBS on the progress of financing discussions with National City, and advised UBS that it was expecting a revised commitment letter shortly.

On September 11, 2008, the Board of Directors held a telephonic meeting during which representatives of UBS and Cahill summarized their September 10 discussions with Kohlberg and provided an update on Kohlberg’s negotiations with its lender. A representative of Cahill reported that, in view of the then current financing market conditions, it was unlikely that National City would eliminate all financing conditions in the commitment letters, including a condition that there has been no material adverse change in the financial markets that would affect syndication. Management informed the Board of Directors that it was negotiating to amend the credit agreement to allow for the continuation of the existing amendment (which contained relaxed monthly financial maintenance covenants) until the closing of the Merger, and hoped to sign an amendment in the next week. Management reported that the lenders were requiring the deferral of interest on the Notes after year-end. Management also said it would begin contacting key clients that week so that calls to them which Kohlberg required prior to signing the Merger Agreement could be made. There was a discussion as to the advantages and disadvantages of the two pricing structures offered by Kohlberg, including the relative simplicity of the single price structure and the potential for investors to receive greater value under the two-tiered structure. The Board of Directors determined to obtain the advice of its advisors on the alternative pricing structure in order to make a decision at a subsequent meeting. The Board of Directors confirmed that Ms. Steinmayer would inform the lenders with which management was negotiating the credit agreement amendment that the Company would agree to defer interest on the Notes after November.

On September 12, 2008, Cahill representatives responded to Kohlberg by sending a new draft Merger Agreement to Ropes & Gray which included an expansion of the ability of the Board of Directors to effect an adverse recommendation change, an expansion of the rights of the Company to terminate the Merger Agreement, the circumstances in which Parent would have to pay a reverse termination fee, the amount of the termination and reverse termination fees and reflecting other issues discussed during the September 10, 2008 meeting.

On September 15, 2008, the Board of Directors held a telephonic meeting to discuss the proposed alternative price structures of the Kohlberg offer and to update the Board of Directors generally. Representatives from UBS informed the Board of Directors that approximately 70% of the security holders are retail investors who generally have smaller holdings and are typically disinclined to sell or participate in debt tender offers. UBS representatives said that they believed that retail investors would view the two price offer as an offer for $4.50 per IDS since it could not be certain of the higher price and therefore would find the guaranteed offer of $4.65 more appealing. They then summarized the pros and cons of each, and advised the Board of Directors to pursue the single price structure of $4.65 per IDS. The representatives of UBS focused their analysis on how best to ensure that the simple majority of consents and tenders of the Notes be obtained. They expressed that there would be a greater risk of not attracting a majority under the two-price structure alternative because it is more complex and therefore may be more difficult for the Company’s largely retail investor base to appreciate. Representatives of UBS also confirmed to the Board of Directors that if the Company pushed for a higher price from Kohlberg at this point it risked losing Kohlberg’s current offer. Following the discussion, the Board of Directors approved moving forward with the single price structure of $4.65 per IDS, assuming all final terms were agreed to. Ms. Steinmayer abstained.

On September 16, 2008, Ropes & Gray responded to the Company by sending a new draft Merger Agreement to Cahill which included a $2.5 million cap on expenses that would have to be reimbursed by either party to the other, narrower conditions under which Parent would have to pay a reverse termination fee and restrictions on the Company’s right to terminate the Merger Agreement.

On September 17, 2008, the Company secured a six-month amendment to the credit agreement which allows for payment of interest on the IDSs through November 2008, and requires that the interest be deferred thereafter until the closing with Kohlberg. This amendment to the credit agreement was contingent upon the execution of the Merger Agreement with Kohlberg and would automatically expire if the deal with Kohlberg does not close. If the amendment expires, the Company would be in immediate default of the monthly financial maintenance covenants under the credit agreement.

On September 17, 2008, Kohlberg advised UBS that it reduced its offer price from $4.65 per IDS to $4.00 per IDS based on management’s latest cash flow forecast, a revision to the financing terms by National City (including an increase in fees payable) and the further deteriorating financing market conditions. Kohlberg stated that their proposal was subject to a call with management to walk through the revised cash flow forecast and Kohlberg’s satisfaction that the forecast was achievable.

Also on September 17, 2008, representatives of Cahill responded to Kohlberg by sending a new draft Merger Agreement which included a $1.5 million expense reimbursement cap and narrowed the circumstances of the termination fee such that it would not be payable to Parent where the Board of Directors makes an adverse recommendation change as the result of a material adverse change relating to Parent, Merger Sub, the Sponsor or the lender. On the same date, Kohlberg counsel Ropes & Gray responded to the Company by sending a new draft Merger Agreement to Cahill which included a $2.5 million expense reimbursement cap, a clarification that such expenses would include all fees and expenses payable to the Company pursuant to the Merger Agreement and expanded the circumstances of the termination fee that would be payable in connection with any adverse recommendation change by the Board of Directors.

Later on September 17, 2008, the Board of Directors held a telephonic meeting during which representatives of UBS briefed the Board of Directors on Kohlberg’s revised offer and representatives of Cahill summarized the outstanding issues with the Merger Agreement. Ms. Steinmayer reviewed the latest cash flow forecast and explained that the Company could be required to reduce substantially its capital expenditures earlier than expected or be in default under the credit agreement. Representatives of UBS said that the capital markets had deteriorated rapidly given the recent developments, including the bankruptcy of investment bank Lehman Brothers and the bailout of insurance company AIG by the government. Mr. Zander said that absent execution of the Merger Agreement and the credit agreement amendment, the Company would be in default under the monthly financial maintenance covenants under the credit agreement upon the release in November of the Company’s September financial statements. A representative of Abrams & Laster informed the Board of Directors that Evercore’s engagement letter had been executed. A motion to move forward with the Kohlberg merger process was approved by all members of the Board of Directors present, with Ms. Steinmayer abstaining from the vote.

On September 18, 2008, representatives of UBS proposed to Kohlberg a counter-offer price of $4.35 per IDS. Kohlberg maintained its offer of $4.00 per IDS, citing again as reasons the Company’s revised cash flow forecast, the revised terms of its debt commitment and the deteriorating market conditions.

Later on September 18, 2008, the Board of Directors held a meeting in Stamford, Connecticut during which representatives of UBS informed the Board of Directors that Kohlberg was prepared to sign the Merger Agreement at a price of $4.00 per IDS. Representatives of UBS told the Board of Directors that, after having reviewed various strategic alternatives and given the rapid deterioration of the financing markets, they recommended that the Company pursue Kohlberg’s offer. They also told the Board of Directors that National City was expected to be prepared to execute commitment letters by that evening. Representatives of UBS then summarized certain risks that the Company faces prior to closing, including the requirement to obtain consents from certain clients, that no Company Material Adverse Effect (as defined in the Merger Agreement) will have occurred prior to the closing, and that the tender and votes of holders of a majority of the shares of Company common stock and Notes underlying the IDSs must be obtained. Representatives of Cahill then informed the Board of Directors that there were no major issues left to negotiate on the Merger Agreement and that Ropes & Gray had signed off on the agreement. Representatives of Cahill summarized the terms and conditions of the Merger Agreement, including that the Company is not permitted to solicit other offers, although it can pursue an unsolicited offer which constitutes or is reasonably likely to result in a Superior Proposal (as defined in the Merger Agreement). Representatives of Evercore then orally presented its opinion. They explained that consideration received by debt holders is not typically evaluated as “fair” because, among other reasons, debt holders’ ability to benefit from a company’s future prospects is capped, and therefore Evercore was opining as to whether the consideration was within the range of the Company’s Net Enterprise Values (defined by Evercore as enterprise value minus the amount of the Company’s indebtedness under the credit agreement, plus the amount by which the Company’s cash balances exceeded $23.3 million, with the amounts of such indebtedness and cash balances as estimated by management as of September 30, 2008). Representatives of Evercore then described the analysis it performed, including the conditions and assumptions it relied upon, its review of the sales process, its review of the Company’s financial statements and debt obligations, its review of sensitivity cases, and the performance of public market trading and precedent transaction analyses. Representatives of Evercore concluded to the Board of Directors that the Aggregate Consideration offered by the Merger (which Evercore defined as the $4.00 per IDSs for 70% of the outstanding IDS plus an assumed value of $3.99 per IDS for the 30% of the IDS that will remain outstanding) is within the range of the Company’s Net Enterprise Values as estimated by Evercore. A representative of Abrams & Laster then reviewed the Board’s fiduciary duties in connection with evaluating the Merger. Mr. Zander, the member of the special committee, then recommended to the Board of Directors that the Company move forward with the Merger with Kohlberg. The Board of Directors after careful consideration determined, by the vote of all independent directors and a unanimous vote of all directors, that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of the Company and the security holders, and approved the Merger Agreement, the Merger and the other transactions contemplated thereby.

On the evening of September 18, 2008, Parent, Merger Sub and the Company executed the Merger Agreement and announced the deal.

Reasons for the Merger; Recommendation of the Board of Directors

In determining to enter into and approve the Merger Agreement, the Merger and the transactions contemplated thereby and recommend that the Company’s security holders vote in favor of the Merger

Agreement, the Board of Directors consulted with its legal and financial advisors, the special committee and senior management and considered the following factors:

•	the Board of Directors’ belief, based on the Company’s IDS capital structure, the extreme volatility of, and the deterioration in, international and national economic conditions, and the equity and credit markets and discussions with the Company’s lenders, that (1) in the absence of a sale transaction or other restructuring of the Company’s debt, its lenders would not agree to further amendments or waivers to the credit agreement, (2) the Company would not be able to comply with the monthly financial maintenance covenants after expiration of the amendment in September 2008, which would result in a default under the credit agreement and (3) such default could likely have led to the acceleration of payment of the Company’s indebtedness with the likely consequence that the holders of the IDSs would receive substantially less, if anything, than in the Merger;

•	the Board of Directors, with the assistance of UBS, used all reasonable efforts to identify, pursue and evaluate a broad range of capital structures and other alternatives, including (i) selling the Company to a third party, (ii) refinancing the Company’s indebtedness under the credit agreement with the proceeds of an issuance of new senior secured notes, (iii) exchanging the Notes for new common equity and cash proceeds from new preferred stock, (iv) exchanging the Notes for new common equity, (v) refinancing the IDSs with cash raised from a new equity offering, (vi) operating under the current capital structure by significantly reducing operating costs and capital expenditures, deferring interest payments on the Notes and either securing a new credit facility with the Company’s existing lenders or seeking a permanent amendment of the monthly financial maintenance covenants under the credit agreement, (vii) restructuring the balance sheet in bankruptcy, either through a pre-arranged restructuring agreed to with the lenders or otherwise, (viii) conducting a process to sell the Company under the protections and procedures of the bankruptcy laws, or (ix) liquidating the Company in bankruptcy;

•	Advice of UBS representatives to the Board of Directors that each of the possible alternatives to the Merger that had been evaluated would be less favorable to security holders for reasons that included (i) refinancing the Notes or the indebtedness under the credit agreement at a reasonable cost of capital or with the proceeds of a note or equity offering was unlikely, if not impossible, to accomplish given the deterioration of the capital markets and the Company’s current financial condition; (ii) continuing with the current capital structure while attempting to significantly reduce operating costs and capital expenditures would not resolve the Company’s inability to meet the monthly financial maintenance covenants in the credit agreement without obtaining a permanent amendment (which was unlikely, if not impossible, to achieve) and could result in an overall loss of value to the business and, therefore, less value being received by the Company’s security holders; and (iii) a liquidation or restructuring in bankruptcy could damage the Company’s business and result in the security holders receiving substantially less value, if any, than in the Merger;

•	the Merger Agreement was a result of a Board of Directors-directed process to pursue the alternative to sell the Company to a third party, which lasted more than four months and included contacting 54 parties (7 of which were strategic companies, 47 of which were private equity investors) entering into non-disclosure agreements with 36 of the parties (3 of which were strategic companies, 33 of which were private equity investors) and evaluating indications of interest from 11 of the parties (3 of which were strategic companies, 8 of which were private equity investors) and engaging with 3 final stage bidders (one strategic company and 2 private equity bidders);

•	the financial presentation to the Board of Directors by Evercore representatives on September 18, 2008, including Evercore’s opinion on that date that the Aggregate Consideration (as defined by Evercore in its opinion) was within the range of the Company’s Net Enterprise Values (as defined by Evercore in its opinion) estimated by Evercore for the Company and the Board of Directors’ belief that the analysis of Evercore was reasonable (see “Adoption of the Merger Agreement (Proposal 1) — The Merger — Opinion of Evercore Group L.L.C.” on page 34);

•	the fact that the Total Consideration will be paid in cash to the Company’s IDS holders for up to 70% of the outstanding IDSs, at a price in excess of the market price on the last trading day before the entering into of the Merger Agreement, and that security holders would continue to own in the aggregate 30% of the Notes and therefore continue to earn interest and have the right to be repaid principal on the Notes they continue to hold;

•	the terms of the Merger Agreement and the ability of the Board of Directors, in exercising its fiduciary duties, to (i) enter into discussions and negotiations with respect to a proposal that constitutes or is reasonably likely to result in a Superior Proposal (as defined in the Merger Agreement) or (ii) change its recommendation in favor of the Merger;

•	that in light of realistic strategic alternatives available to the Company, the Merger would maximize the value of the business by injecting much needed capital and refinancing the Company’s indebtedness without a bankruptcy proceeding;

•	the likelihood that the sale to Kohlberg would be received positively by the Company’s employees and clients, thereby preserving value for security holders; and

•	recognizing there can be no assurance that the Merger will be consummated even if all of the conditions to Parent and Merger Sub’s obligation to close the Merger are satisfied, the failure of Parent or Merger Sub under such circumstances will result in payment to the Company of a $2,500,000 reverse termination fee.

The Board of Directors also considered a variety of risks and other potentially negative factors concerning the Merger Agreement, the Merger and the transactions contemplated thereby. The material risks and negative factors considered by the Board of Directors were as follows:

•	the $3.99 in cash plus accrued and unpaid interest and deferred interest tender consideration for the Notes represented by each IDS, or the Tender Consideration, is less than the $5.70 principal amount of the Notes, and the $0.01 in cash for the common stock represented by each IDS, or the Merger Consideration, only represents nominal consideration for the common stock;

•	the Company will cease to be a public company and will no longer file public reports with the SEC and, as a result, remaining security holders will have less access to information about the Company’s business and results of operations than such holders had in the past;

•	at least thirty percent of all of the Notes will remain outstanding after the Merger and there likely will no longer be a public or other active market for trading the Notes and the Notes will no longer have the benefit of substantially all of the covenants, certain events of default and the change of control offer provided in the Indenture;

•	while there is no financing condition in the Merger Agreement, the debt financing commitment is subject to conditions which include the nonoccurrence of any adverse change or disruption in the financial, banking, or capital market conditions that could, in the reasonable judgment of National City, in its role as agent for the contemplated new senior credit facility, reasonably be expected to have an adverse impact in any material respect on the successful syndication of the proposed senior credit facilities; National City would have the ability to refuse to fund its commitment if it determines this condition has not been satisfied;

•	the ability of National City to fund its debt commitments to Kohlberg as a result of the impact of the deteriorating credit markets and the financial position of National City;

•	while there is no financing condition in the Merger Agreement, the Company’s only remedy in the event that the financing for the Merger becomes unavailable for any reason and Parent or Merger Sub breach their obligations to close is a payment of a $2,500,000 reverse termination fee to the Company by Parent;

•	if the Company (i) decides to withdraw, or modify in a manner that is adverse to Parent, its recommendation to approve the Merger or (ii) determines to enter into an agreement concerning a transaction that constitutes or is reasonably likely to result in a Superior Proposal, it will be required to pay Parent a termination fee of $2,500,000;

•	the risk that the Merger may not receive the requisite approval of, or the requisite tenders from, the Company’s security holders and therefore may not be consummated;

•	the acquisition of the Notes pursuant to the Debt Tender at less than their principal amount will result in cancellation of indebtedness income for tax purposes, which might exceed the amount of the Company’s net operating losses that could be used to offset that income; and

•	the Merger Agreement imposes restrictions on the conduct of the Company’s business prior to the completion of the Merger by requiring the Company to conduct business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger.

The Board of Directors concluded, however, that overall, the negative factors associated with the Merger were outweighed by the benefits of the Merger to the holders of the Company’s IDSs. The foregoing discussion summarizes the material factors considered by the Board of Directors in its consideration of the Merger. In view of the wide variety of factors considered by the Board of Directors, and the complexity of these matters, the Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Board of Directors may have assigned different weights to various factors. The Board of Directors unanimously approved the Merger and recommended the adoption of the Merger Agreement based upon the totality of the information presented to and considered by the Board of Directors.

Opinion of Evercore Group L.L.C.

The Company engaged Evercore to provide financial advisory services in connection with evaluating the Merger and the Debt Tender (together, the “Transactions”). At a meeting of the Board of Directors of the Company on September 18, 2008, Evercore presented to the Board of Directors Evercore’s financial analyses with respect to whether the aggregate consideration (the aggregate amount of the cash received in the Transaction and the remaining Notes outstanding, the “Aggregate Consideration”) to be received by the holders of the Company’s IDSs was within the range of net enterprise values (defined as enterprise values minus the amount of the Company’s indebtedness under its term loan and revolving credit facility and plus the amount by which the Company’s cash balance exceeds $23.3 million, with the amounts of such indebtedness and cash balance as estimated by the Company as of September 30, 2008, “Net Enterprise Values”) that Evercore estimated for the Company. In the course of this presentation, the members of the Board were reminded or informed of the material assumptions that Evercore made in carrying out its analyses, the matters considered by Evercore and the limits of Evercore’s review. At that meeting Evercore orally rendered its opinion to the Board, which oral opinion was subsequently confirmed in a written opinion dated September 18, 2008, that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Evercore, the aggregate consideration was within the range of Net Enterprise Values that Evercore estimated for the Company.

The full text of Evercore’s written opinion, dated September 18, 2008, is attached as Exhibit B to this proxy statement. You are encouraged to read Evercore’s opinion carefully in its entirety, as it sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Evercore in rendering its opinion. The following is a summary of Evercore’s opinion and the methodology that Evercore used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Evercore’s opinion addresses only whether the Aggregate Consideration was within the range of Net Enterprise Values that Evercore estimated for the Company, and Evercore was not asked to express, nor has it expressed, any opinion with respect to any other aspect of the Transactions. Evercore does not express any view on, and its opinion does not address, (i) the relationship between the Aggregate Consideration and any other consideration received in connection with the Transactions by the creditors or other constituencies of the Company, (ii) the allocation of consideration between the Merger Consideration or the Tender Consideration, or (iii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger

Consideration, the Tender Consideration, the Aggregate Consideration or otherwise. Evercore assumed that the structure of the Transaction will not be modified in any respect material to its analysis.

Evercore was advised that the Company faces serious liquidity and capital constraints, and absent some restructuring transaction, the Company expects to default under its credit facility and the Notes. In arriving at its opinion, Evercore took into account the view of the Company’s management, given the Company’s current financial condition and the state of the capital markets, that the Company is unlikely to be able to obtain, in the near term, the additional capital required to execute its business plan, and the likelihood that, in the absence of obtaining such additional capital, the Company will need to undertake a restructuring, either in bankruptcy or out of bankruptcy, that will diminish the Company’s value. Evercore understands that the management of the Company considered the feasibility of refinancing its credit facility and determined that under current market conditions, a refinancing was not feasible. Evercore further understands that management of the Company believes, in the absence of a sale transaction, obtaining additional amendments or waivers from its lenders likely would require additional payments and restructuring steps, which management expects would diminish the value of the Company.

Evercore’s opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, whether in bankruptcy or out of bankruptcy, nor does it address the underlying business decision of the Company to engage in the Transactions.

In arriving at its opinion, Evercore assumed that the Notes not acquired in the Tender Offer should be deemed part of the Aggregate Consideration with a value following consummation of the Transaction equal to at least $3.99 per Note.

In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. Evercore understands that the Company has considered all refinancing , restructuring, sale (including conducting a broad sale process) and other strategic options and that the Board has concluded that the Transaction is the superior strategic alternative available to the Company. This letter, and the opinion, does not constitute a recommendation to the Board or to any other persons in respect of the Transaction, including as to how any holder of IDSs or any other securities of the Company should vote or act in respect of the Transaction. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Evercore’s opinion was addressed to, and for the information and benefit of, the Board in connection with its evaluation of the Transactions. Evercore expresses no opinion as to the price at which any securities of the Company will trade at any future time.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant;

•	reviewed certain non-public historical financial statements and other historical non-public financial data relating to the Company prepared and furnished to Evercore by management of the Company;

•	reviewed certain non-public projected financial data relating to the Company prepared and furnished to Evercore by management of the Company;

•	reviewed certain non-public historical and projected operating data relating to the Company prepared and furnished to Evercore by management of the Company;

•	discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

•	reviewed the sale process with UBS, financial advisor to the Company; and reviewed certain presentations to the Board by UBS;

•	reviewed the reported prices and the historical trading activity of the IDSs;

•	reviewed a draft of the Merger Agreement dated September 17, 2008, which Evercore assumed was in substantially final form and from which Evercore assumed the final form will not vary in any respect material for its analysis; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

In arriving at its opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumes no liability therefor. For purposes of rendering its opinion, members of the management of the Company provided Evercore with certain financial projections, which it refers to as the management projections. With respect to the management projections, Evercore assumed that they were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company’s management as to the future matters covered by the management projections. Evercore also prepared a sensitivity case to the management projections that utilized different assumptions relating to cost savings (including related restructuring charges) and improvements in working capital management. Management confirmed that these sensitivity assumptions represented a reasonable set of assumptions for a sensitivity case.

In arriving at its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Transactions will be satisfied without material waiver or modification thereof.

Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transactions will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transactions or materially reduce the benefits of the Transactions to the holders of the IDSs.

Evercore does not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor has Evercore been furnished with any such appraisals, nor has Evercore evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore has not evaluated, and expresses no opinion as to, the recovery that might be available to the holders of any securities of the Company in a bankruptcy proceeding or other restructuring, relative to the Tender Consideration, the Merger Consideration, the Aggregate Consideration or otherwise. Evercore’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Evercore as of, September 18, 2008. Subsequent developments may affect its opinion and Evercore does not have any obligation to update, revise or reaffirm its opinion.

In receiving Evercore’s opinion on September 18, 2008 and reviewing with Evercore the written materials prepared by Evercore in support of its opinion, the Board was aware of and consented to the assumptions and other matters discussed above. The opinion was approved by the Opinion Committee of Evercore.

Evercore’s opinion was only one of many factors considered by the Board in its evaluation of the Transactions and should not be viewed as determinative of the views of the Board or management of the Company with respect to the Transactions or the Aggregate Consideration to be received in accordance with the Merger Agreement.

Summary of Analyses

The following is a summary of the material analyses performed by Evercore and presented to the Board in connection with rendering its opinion.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. The summary data and tables alone are not a complete description of the financial analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Evercore’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 18, 2008, and is not necessarily indicative of current market conditions.

Public Market Trading Analysis

Evercore reviewed the historical high and low closing prices of the Company’s IDSs since its initial public offering (“IPO”).

Historical
Closing IDS
Price

September 17, 2008	$3.03
High Closing Price since IPO	$19.88
Low Closing Price since IPO	$2.10

Using publicly available information, Evercore reviewed the market values and implied trading multiples of selected publicly traded caterers and concession operators. Evercore noted, however, that none of the selected publicly traded companies was directly comparable to the Company due to differences in business, financial, trading and geographic characteristics.

Caterers & Concession Operators

Compass Group
Sodexho
Autogrill

Evercore calculated and analyzed the ratio of total enterprise value, which we refer to as TEV, to estimated 2008 calendar year earnings before interest, taxes, depreciation and amortization, or EBITDA, less normalized capital expenditures (estimated as average capital expenditures as a percentage of sales from 2005 to 2007, multiplied by estimated 2008 revenue) for the above selected publicly-traded companies, as well as the ratio of TEV to estimated 2009 calendar year EBITDA less normalized capital expenditures (estimated as average capital expenditures as a percentage of sales from 2005 to 2007, multiplied by estimated 2009 revenue). Evercore also calculated and analyzed the ratio of price to estimated 2008 and 2009 earnings per share for the above selected publicly-traded companies. Evercore also calculated and analyzed the ratio of price to book value per share per the latest publicly available balance sheet. Evercore calculated all multiples for the selected companies based on each respective company’s closing share prices as of September 17, 2008. These calculations were based on publicly available financial data including estimates from equity research analysts. The range of implied multiples that Evercore calculated is summarized below:

Public Market
	Transaction		Trading Multiples
	Multiples		Caterers & Concession Operators
Metric	CVP		Mean	Median

TEV/2008E EBITDA — CapEx	8.8	x	13.3x	13.2x
TEV/2009E EBITDA — CapEx	11.0	x	11.8x	11.9x
Price/2008E Earnings	Deficit		16.2x	15.5x
Price/2009E Earnings	Deficit		14.1x	13.5x
Price/Book Value	Deficit		3.6x	3.4x

Precedent Transaction Analysis

Evercore performed an analysis of selected merger and acquisition transactions. Evercore identified and analyzed a group of three acquisitions of caterer and concession operators that were announced between 2006 and 2007. Evercore noted that the target companies identified were not directly comparable to the Company due to differences in business, financial, trading and geographic characteristics. Evercore also noted that these transactions occurred at a time when the availability of financing for transactions was greater and terms were substantially more favorable than at the time of the Transactions. Evercore calculated the TEV as a multiple of EBITDA during the last 12 months prior to the acquisition, or LTM, less normalized capital expenditures (defined as the average of the last three fiscal year capital expenditures as a percentage of sales multiplied by the revenue for the last 12 months) implied by these transactions. Evercore also calculated the ratio of the offer price to LTM earnings per share. Multiples for the selected transactions were based on publicly available financial information.

Date Announced	Target	Acquiror

5/12/07	Selecta Group	Allianz Capital Partners
5/1/06	Aramark Corporation	CCMP Capital Advisors, Goldman Sachs Group Merchant Banking Division, JPMorgan Partners, Thomas H. Lee Partners, Warburg Pincus
1/13/06	Levy Restaurants	Compass Group

The range of implied multiples that Evercore calculated is summarized below:

	Transaction		Precedent Transaction
	Multiples		Multiples
	CVP		Mean		Median

TEV/LTM EBITDA — CapEx	9.1	x	14.7	x	14.7x
Offer Price/LTM EPS	Deficit		20.5	x	20.5x

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow, or DCF, analysis, which calculates the present value of a company’s future unlevered, after-tax free cash flow based upon assumptions with respect to such cash flow and assumed discount rates. The financial forecast used in Evercore’s DCF analysis was based upon the management projections.

Evercore calculated ranges of estimated terminal values by using a range of perpetuity growth rates from 2.0% to 6.0%. The estimated interim after-tax free cash flows and terminal values were then discounted to present value at September 30, 2008 using discount rates of 12.0% to 20.0%. This analysis indicated the following implied net enterprise value ranges for the Company:

Implied Net Enterprise Value Range

Low	$(21) million
High	$178 million

Evercore also prepared a sensitivity case to the management projections that utilized different assumptions relating to cost savings and improvements in working capital management. Management confirmed that these sensitivity assumptions represented a reasonable set of assumptions for a sensitivity case. The analysis indicated the following implied net enterprise value ranges for the Company:

Implied Net Enterprise Value Range

Low	$(44) million
High	$130 million

These Implied Net Enterprise Value Ranges compared to Aggregate Consideration of $83.9 million to be received by holders of the Company’s IDSs. While discounted cash flow analysis is a widely used valuation methodology, it necessarily relies on numerous assumptions, including assets and earnings growth rates, terminal values and discount rates. As a result, it is not necessarily indicative of actual, present or future value or results, which may be significantly more or less favorable than suggested by such analysis.

General

The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a result, an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Evercore made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Evercore believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any of the foregoing analyses should not be taken to be Evercore’s view of the actual value of the Company. The foregoing summary does not purport to be a complete description of all analyses performed by Evercore.

Evercore made numerous assumptions with respect to risks associated with industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in Evercore’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Evercore’s analysis of the Aggregate Consideration to be received by the holders of IDSs of the Company pursuant to the Merger Agreement, from a financial point of view, and were prepared in connection with the delivery by Evercore of its opinion to the Board.

The Merger Consideration and the Tender Consideration were determined through arm’s length negotiations between the Company and Sponsor and were approved by the Board. Evercore did not provide any advice to the Company during these negotiations.

Evercore is an internationally recognized investment banking and advisory firm. Evercore, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings and valuations for corporate, estate and other purposes. The Board selected Evercore because its investment banking professionals have had substantial experience in merger and acquisition transactions. In the ordinary course of its business, Evercore and its affiliates may from time to time trade in the securities or the indebtedness of the Company, or affiliates of Sponsor or any currencies or commodities (or derivatives thereof) (i) for its own account, (ii) for the accounts of investment funds and other clients under the management of Evercore and (iii) for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities, indebtedness, currencies or commodities (or derivatives thereof) for any such account.

Pursuant to the terms of an engagement letter, the Company has agreed to pay Evercore an advisory fee of $800,000, (i) $200,000 of which was paid to Evercore upon signing the engagement letter, (ii) $200,000 of which was paid to Evercore when it delivered its written opinion and (iii) the remainder of which is contingent upon, and payable upon, consummation of the Merger. The Company has also agreed to reimburse Evercore for reasonable out of pocket expenses (including legal fees) incurred in performing its services not to exceed $100,000. In addition, the Company has agreed to indemnify Evercore and certain related parties for certain liabilities that may arise out of Evercore’s engagement by the Company.

Company Projected Financial Information

The Company does not as a matter of course make public projections as to future sales, earnings, or other results. However, our senior management prepared certain sets of financial forecasts for internal use and for the use of Evercore and Parent and its advisors in connection with the transaction described in this proxy statement. The accompanying financial forecasts were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public

Accountants with respect to prospective financial information, but, in the view of our management, were prepared on a reasonable basis, and reflect our best available estimates and judgments and the expected future financial performance of the Company at the time the projections were prepared. However, this information is not factual and should not be relied upon as being indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information. Furthermore, neither set of financial projections take into account any circumstances or events occurring after the respective dates the projections were prepared and, in particular, do not take into account or give effect to the Merger or the proposed financing of the Merger.

Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The accompanying financial projections were, in one case, made available to the 11 potential bidders, including Parent, who participated in the second phase of the process in connection with a potential sale of the Company and, in the other case, to our financial advisor Evercore. We have included subsets of these projections in this proxy statement to give security holders access to certain nonpublic information that served as the basis for Parent’s offer and Evercore’s evaluation. The inclusion of this information should not be regarded as an indication that we, Evercore, Parent or any other person considered, or now considers, it to be predictive of actual future results. The Company does not intend to update or otherwise revise either set of financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Third-Party
Buyer Projections

These projections, dated June 16, 2008, were provided to the 11 potential bidders who participated in the second phase of the process in connection with a potential sale of the Company. These projections reflect the Net Sales and Adjusted EBITDA that the Company might achieve if it were able to enter into an agreement whereby a third party would purchase the Company and, in connection with such purchase, invest equity in the Company. These projections reflect strong sales and Adjusted EBITDA growth driven by significant capital investments in 2008 and 2009 to maintain existing business, obtain new business and make several acquisitions.

	2008E	2009E	2010E	2011E	2012E

Net Sales	$879.1	$1,095.6	$1,251.0	$1,340.1	$1,444.4
Adjusted EBITDA	61.9	72.7	86.7	96.2	106.1
Net Income/(Loss)	$(3.5)	$(0.6)	$10.7	$17.6	$23.3
Capital Expenditures	$113.4	$154.1	$29.8	$28.0	$28.6

Management Projections Provided to Evercore

These projections, dated September 9, 2008, were provided to Evercore in connection with its evaluation of the Merger. These projections reflect the Net Sales and Adjusted EBITDA that the Company might achieve as a stand-alone entity if it had to continue under its existing IDS capital structure and liquidity constraints. These projections reflect a large drop in sales in 2009 and essentially flat sales thereafter primarily due to the termination of the Yankees contract at the end of 2008, the sale of several business segments to third parties (with 100% of the proceeds going to pay down the term loan as required under our credit agreement) and minimal new business due to the Company’s inability to access new capital. In addition, the loss of business would be higher than historical levels in the next two years due to the weak economy and business environment and competitive pressures. These projections also reflect significant cuts in overhead expenses and working capital which would be necessary to satisfy the monthly financial maintenance covenants under the credit agreement. To implement this scenario the Company would need the cooperation of the lenders and an amendment to the credit agreement to be able to execute several of these initiatives.

	2008E	2009E	2010E	2011E	2012E

Net Sales	$830.0	$669.6	$682.2	$680.1	$709.5
Adjusted EBITDA	53.5	47.4	49.0	50.5	52.4
Net Income/(Loss)	$(10.8)	$(3.1)	$(1.5)	$0.9	$2.9
Capital Expenditures	$47.9	$17.3	$22.2	$15.0	$15.0

The projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, all of which are difficult to predict and beyond our control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year.

We have made publicly available our actual results of operations for fiscal year 2007 and for the subsequent fiscal quarters ending April 1, 2008 and July 1, 2008. You should review our Annual Report on Form 10-K for the fiscal year ended January 1, 2008, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 1, 2008 and July 1, 2008 to obtain this information. See “Where You Can Find More Information.” Readers of this proxy statement are cautioned not to place undue reliance on the projections set forth above. No one has made or makes any representation to any security holder regarding the information included in these projections.

Interests of Certain Persons in the Merger

In considering the recommendations of the Board of Directors, you should be aware that the directors and executive officers of the Company may have interests in the Merger Agreement and the Merger that are different from, or in addition to, your interests as a security holder. These interests may present them with actual or potential conflicts of interest, and, to the extent material, are described below. The Board of Directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to unanimously authorize and declare the advisability of the Merger Agreement and the transactions contemplated by the Merger Agreement.

LTPP Payments following a Change in Control

Our Long-Term Performance Plan (“LTPP”) permits the Compensation Committee of our Board of Directors to grant change in control benefits to participants under the LTPP. In the event of a Change-in-Control (as defined below), a designated participant’s performance goals and performance objectives in respect of all outstanding LTPP awards will be deemed to have been achieved and the designated participant will be entitled to receive the greater of (i) the applicable target award with respect to each outstanding award and (ii) the initial amount of the participant’s award that would be payable at the conclusion of the applicable performance period, after applying the criteria established for the applicable class award program. Such amount will be paid in a lump sum at the earlier of (i) the time of the termination of the designated participant’s employment with the Company or (ii) the time that the award would otherwise be paid where there is no termination of employment. If a designated participant’s employment is terminated by the Company within two years of a Change-in-Control, or if a designated participant resigns for “Good Reason” (as defined below) within two years from the date of a Change-in-Control, the designated participant will receive the Change-in-Control benefits described above, to the extent not already paid, plus an additional amount equal to such previously described Change-in-Control benefits. Such amount will be paid in a lump sum at the time of termination of employment. Janet L. Steinmayer, our President and Chief Executive Officer, Kevin F. McNamara, our Chief Financial Officer, and William H. Peterson, our Executive Vice President of Operations, will have the right to receive Change-in-Control benefits for their 2006 and 2007 class awards under the LTPP.

For purposes of the plan, a “Change-in-Control” means (i) an event by which any “person” (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the then outstanding securities of the Company; (ii) a change in the composition of a majority of the Board of Directors within 12 months after any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% of the combined voting power of the then outstanding securities of the Company; or (iii) the sale of substantially all the assets of the Company and/or our operating subsidiaries. A resignation for “Good Reason” means a voluntary termination by a designated participant that otherwise entitles the designated participant to severance benefits pursuant to the terms of an employment agreement between the designated participant and the Company. Ms. Steinmayer’s employment agreement entitles her to severance for voluntary termination of employment for good reason, including a voluntary termination of employment within 6 months of a change in control (as defined in her employment agreement) of the Company. The employment agreements of Messrs. McNamara and Peterson do not contain provisions for severance in the event of voluntary termination.

Completion of the Merger will constitute a Change-in-Control under the LTPP. Following the consummation of the Merger, if it occurs in fiscal 2008, our executive officers would be entitled to the following payments in respect of their 2006 and 2007 class awards under the LTPP: $2,040,000 for Ms. Steinmayer, $1,098,000 for Mr. McNamara and $1,130,000 for Mr. Peterson. If the employment of these officers were terminated immediately after the Merger by the Company or by Ms. Steinmayer for Good Reason, the total amounts payable for the 2006 and 2007 class awards would be increased to: $4,080,000 for Ms. Steinmayer, $2,196,000 for Mr. McNamara and $2,260,000 for Mr. Peterson.

Severance under Employment Agreements

Janet L. Steinmayer Employment Agreement.  Our employment agreement with Ms. Steinmayer provides that if her employment is terminated by us without cause or by her for good reason as defined in the employment agreement, including a voluntary termination within 6 months of a change in control of the Company, she will receive a one-time payment equal to twice her annual base salary then in effect, plus a continuation for a period of up to 18 months of certain employee benefits available to her as an employee.

Kevin F. McNamara Employment Agreement.  Under the terms of Mr. McNamara’s employment agreement, upon a termination of his employment by us without cause (as defined in his employment agreement), he is entitled to one year’s base salary as severance, payable over the one-year period following termination, in accordance with the Company’s normal payroll practice.

William H. Peterson Employment Agreement.  Under the terms of Mr. Peterson’s employment agreement, upon a termination of his employment by us without cause (as defined in his employment agreement), he is entitled to one year’s base salary as severance, payable over the one-year period following termination, in accordance with the Company’s normal payroll practice.

Assuming that the employment of each of our current executive officers was terminated by the Company without “cause” (as defined in the applicable employment agreement) or by Ms. Steinmayer’s resignation for “good reason” (as defined in her employment agreement) immediately following the Merger, the approximate amounts of cash severance benefits that would be payable under the employment agreements are as follows: $1,400,000 for Ms. Steinmayer, $365,750 for Mr. McNamara and $376,200 for Mr. Peterson.

Continued Benefits for Employees under the Merger Agreement

For a period of one year following the closing of the Merger, the Surviving Corporation will provide current employees, including executive officers, of the Company and our subsidiaries (other than those employees covered by a collective bargaining agreement) as of the Effective Time who continue employment with the Surviving Corporation with base salary, the opportunity for cash bonus compensation, and benefits that are no less favorable in the aggregate than those provided under the Company’s compensation and benefit plans, programs, policies, practices and arrangements (excluding equity-based programs) in effect at the Effective Time. However, such obligations of the Surviving Corporation would not prevent the Surviving

Corporation from amending or terminating any specific plan, program or arrangement or terminating the employment of an employee for any reason for which the Company could have terminated such employee prior to the Merger.

Subject to certain exceptions, the Surviving Corporation will (i) give continuing Company employees full credit for purposes of eligibility to participate, vesting and benefit accrual (other than with respect to any defined benefit plan) under the employee benefit plans or arrangements maintained by the Surviving Corporation to the same extent recognized by the Company or our subsidiaries under the corresponding Company benefit plans immediately prior to the Effective Time; and (ii) with respect to certain welfare benefit plans maintained for the benefit of continuing Company employees following the Effective Time, (x) waive eligibility requirements or preexisting condition limitations, to the same extent waived under comparable Company plans immediately prior to the Effective Time, and (y) recognize deductible amounts paid by such continuing Company employees under the corresponding Company benefit plans immediately prior to the Effective Time.

Indemnification Arrangements and Directors’ and Officers’ Liability Insurance Policy

On September 18, 2008, the Board of Directors authorized the Company to enter into Indemnity Agreements with each of its directors, including Janet L. Steinmayer, and also with Kevin F. McNamara and William H. Peterson.

The Company’s Certificate of Incorporation and Bylaws each require that the Company indemnify and advance expenses to its directors and officers to the full extent permitted by law. Each Indemnity Agreement requires the Company to indemnify, hold harmless and exonerate the individual director or executive officer against all expenses, judgments, liabilities, fines, penalties and amounts paid in settlement incurred by such person for or as a result of action taken or not taken while such person was acting in his or her capacity as a director or executive officer of the Company. Each Indemnity Agreement requires the Company, subject to specific terms and conditions, to advance expenses to the indemnitee and also sets forth certain other procedures with respect to indemnification and advancement of expenses. The Company is also obligated, upon written request, to establish and fund a trust for the benefit of the indemnitee in the event of a Potential Change in Control (as defined in the form of Indemnity Agreement). Recovery under an Indemnity Agreement is not exclusive of other rights to indemnification that the indemnitee may have.

Parent has agreed to maintain in effect after completion of the Merger, for the benefit of current and former Company directors and officers, the existing rights to indemnification and limitations on liability for acts or omissions occurring prior to the closing of the Merger under the Company’s Certificate of Incorporation, Bylaws, Indemnity Agreements and other agreements of the Company. In addition, the Merger Agreement provides that Parent will maintain, at its expense, directors’ and officers’ liability insurance policies with a claims period of at least six years from the Effective Time of the Merger. For further details on these indemnification and insurance arrangements, please see “Adoption of the Merger Agreement (Proposal 1) — The Merger Agreement — Covenants and Agreements — Indemnification; Exculpation and Insurance; and Employees; Certain Benefit Plans.”

Financing

Parent estimates that the total amount of funds necessary to consummate the Merger and related transactions, if 70% of the Notes are accepted in the Debt Tender, is approximately $209 million, consisting of (i) approximately $59 million to pay the Tender Consideration not including accrued and unpaid or deferred interest, (ii) approximately $200,000 to pay the Merger Consideration, assuming that no security holder validly exercises its appraisal rights, (iii) approximately $115 million to refinance the Company’s other existing indebtedness and (iv) approximately $35 million to pay fees and expenses in connection with the Merger and related transactions. In addition, if 70% of the Notes are accepted in the Debt Tender, the outstanding Notes following the transaction will total $36 million. The Merger and related transactions may be consummated with as low as 50.1% of the Notes tendered. In the event that 50.1% of the Notes are tendered the Parent estimates that the funds necessary to pay the Tender Consideration, not including accrued and unpaid or deferred interest is approximately $42.9 million with approximately $58.6 million in outstanding Notes following the transaction.

These funds are anticipated to come from the following sources (i) a cash investment made by Sponsor and any of its affiliated investment funds in Parent of up to $125 million (the “Equity Financing”) and (ii) borrowings by the Surviving Corporation under a $175 million senior secured credit facility (the “Debt Financing”). Certain terms of the Equity Financing and Debt Financing are described below.

Equity Financing

Parent has received a fully executed commitment letter, dated September 18, 2008 (the “Equity Commitment Letter”), from Sponsor, pursuant to which Sponsor has committed to provide to Parent up to $125 million in cash, subject to the satisfaction of all conditions to Parent’s obligations to consummate the Merger in the Merger Agreement and the contemporaneous funding of the Debt Financing.

Debt Financing

Parent has obtained a debt financing commitment from National City pursuant to the Debt Commitment Letter for the transactions contemplated by the Merger Agreement. The Debt Commitment Letter provides for a commitment by National City to provide $175 million in senior secured credit facilities, which will be comprised of (i) a $90 million term loan facility, (ii) a $60 million revolving credit facility and (iii) a $25 million letter of credit facility.

Conditions to the Debt Financing

The commitment of National City will expire if not drawn on or prior to February 28, 2009. The senior credit facilities contemplated by the Debt Commitment Letter are subject to customary closing conditions, including, among others:

•	a Company material adverse effect not having occurred (for a definition of “Company material adverse effect” see “Adoption of the Merger Agreement (Proposal 1) — The Merger Agreement — Representations and Warranties”;

•	National City not becoming aware of any information affecting the Company or the Merger that it believes to be inconsistent in a material and adverse manner with any such information or other matter previously disclosed to National City (which shall not include information or matters made available to National City prior to the date of the Debt Commitment Letter);

•	there not having occurred any adverse change or disruption in the financial, banking or capital market conditions that could reasonably be expected to have an adverse impact on the successful syndication of the proposed senior credit facilities;

•	the negotiation, execution and delivery of customary definitive documentation with respect to the senior credit facilities;

•	the accuracy of certain representations;

•	receipt of requisite security holder approval;

•	the consummation of the Merger in accordance with the terms of the Merger Agreement and in compliance with applicable law and regulatory approvals;

•	successful completion of the Debt Tender and Consent Solicitation;

•	National City’s satisfaction with the Company’s pro forma capital structure;

•	the Company having a specified level of pro forma adjusted EBITDA for the twelve month period ending June 30, 2008;

•	the Company having a minimum of $50 million in borrowing availability under its revolving credit facility;

•	the lack of any injunctions seeking to restrain the Merger;

•	the lack of any litigation that would reasonably be expected to have a Company material adverse effect;

•	the receipt of customary closing documents and deliverables; and

•	the payment of certain specified fees.

The Merger Agreement does not contain a condition that the financing shall have been obtained. If the financing commitment is terminated or lender is unable to fund the financing and, in either case, Parent does not close the Merger within 30 days, the Company may terminate the Merger Agreement and Parent will be required to pay us a termination fee of $2,500,000. If Parent refuses to close the transaction, the Company, under the terms of the Merger Agreement, is not entitled to seek court action to force Parent to close, but Parent will be required to pay us a reverse termination fee of $2,500,000 if the conditions to its obligation to close have been satisfied.

As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Governmental, Regulatory and Third Party Consents and Approvals

Liquor Licensing and Permit Approvals.  In certain jurisdictions it is necessary to obtain the prior approval of the state regulatory authority or commission in charge of granting liquor licenses and/or health permits to effect a change in control of a licensee or permit holder.

Third Party Consents.  Certain of our contracts contain provisions that may require the consent of the other party to effect the Merger.

Other Approvals.  The Company is required to file a Certificate of Merger with the Secretary of State of the State of Delaware and comply with any requirements of applicable securities laws and the rules and regulations of AMEX and TSX. Other than the consents and approvals described above, neither Parent nor the Company is aware of any regulatory or other notifications that must be filed, approvals that must be obtained, or waiting periods that must be observed, in order to complete the Merger. If the parties discover that other notifications, approvals or waiting periods are necessary, they will seek to observe or obtain them. If any such approval or action is needed, however, Parent and the Company may not be able to obtain it or any of the other necessary approvals.

General.  It is possible that any of the governmental entities with which filings have been made or notices sent may seek additional information or seek to impose additional conditions on the Merger or such governmental entities or private parties may commence litigation to prevent the completion of the Merger. There can be no assurance that:

•	Parent or the Company will be able to satisfy or comply with any such conditions imposed; or

•	litigation, if any, will be resolved favorably by Parent and the Company.

Even if the parties obtain all necessary approvals and the Merger Agreement is adopted by our security holders, conditions may be placed on the Merger, or the Merger could be delayed in a manner, that could cause Parent to abandon it. See “Adoption of the Merger Agreement (Proposal 1) — The Merger Agreement — Covenants and Agreements,” beginning on page 59, and “Adoption of the Merger Agreement (Proposal 1) — The Merger Agreement — Termination.”

Merger Expenses, Fees and Costs

Generally, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this document. Upon termination of the Merger Agreement under specified circumstances, Parent or the Company may be required to pay the other party a termination fee and reimburse expenses, each in respective amounts of up to $2.5 million. See “Adoption of the Merger Agreement (Proposal 1) — The Merger Agreement — Termination Fees and Expenses” for a discussion of the circumstances under which termination fees will be paid and expenses will be reimbursed.

Structure of the Transaction

Approval of the transaction will be effected through (i) a proxy solicitation to approve the Merger and (ii) the Debt Tender and Consent Solicitation to buy up to 70% of the Notes and amend the Indenture. Following receipt of a vote of holders of a majority of our common stock to approve the Merger, and satisfaction of the other conditions thereto, which include a minimum of 50.1% of the Notes being tendered, at the closing, Merger Sub will be merged with and into the Company with the Company being the Surviving Corporation and a wholly owned subsidiary of Parent.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Merger to the Company and certain “U.S. holders” and “non-U.S. holders” of our IDSs. For purposes of this discussion, a “U.S. holder” means a beneficial owner of our IDSs that is:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

A “non-U.S. holder” means a beneficial owner of our IDSs that is not a U.S. holder or an entity treated as a partnership for U.S. federal income tax purposes.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations thereunder, judicial authority, and administrative rulings and practice as of the date of this proxy statement, all of which are subject to change, possibly on a retroactive basis.

The following discussion is addressed to a U.S. holder that holds our IDSs as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that might be relevant to a holder in light of its particular circumstances, or that might apply to a holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, financial institutions, insurance companies, broker dealers, tax-exempt organizations, persons holding our IDSs as part of a straddle, hedge, synthetic security transaction, or other integrated investment, including a “conversion transaction,” partners of a partnership or other beneficial owners of pass-through entities holding our IDSs, persons that have a functional currency other than the U.S. dollar, persons subject to the alternative minimum tax, or persons who acquired our IDSs through the exercise of an employee stock option or other compensation arrangement.

If any entity that is treated as a partnership for U.S. federal income tax purposes holds our IDSs, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal tax purposes and that entity is holding our IDSs, you should consult your tax advisor regarding the consequences of the Merger to you.

No statutory, administrative or judicial authority directly addresses the treatment of the IDSs or instruments similar to the IDSs for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the acquisition, ownership and disposition of the common stock and Notes (or any interest therein) underlying the IDSs are uncertain. We believe, however, and the remainder of this discussion assumes that, for U.S. federal income tax purposes, (i) a holder of an IDS should be treated as having acquired and owned the share of common stock and Note underlying the IDS, and (ii) the Notes should be treated as debt.

The Company

Cancellation of Indebtedness Income

The Company will realize cancellation of indebtedness income (“COD income”) on the acquisition of its Notes pursuant to the Debt Tender in connection with the Merger. The amount of COD income realized will be equal to the excess of the adjusted issue price of the Notes acquired by the Company over the aggregate consideration paid for the Notes. The adjusted issue price of the Notes acquired will be equal to their issue price increased by accrued original issue discount (“OID”), if any, and reduced by any payments on the notes other than payments of qualified stated interest. Qualified stated interest is interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate.

The Company will not recognize COD income to the extent that it is considered insolvent from a U.S. federal tax perspective immediately prior to the Effective Time of the Merger. If and to the extent that COD income is excluded from the Company’s taxable income as a result of insolvency, we will be required to reduce certain of our tax attributes, including our net operating loss carryforwards. Consequently, a significant amount of the Company’s tax attributes may be eliminated.

To the extent that the COD income exceeds the amount by which the Company is considered insolvent immediately prior to the Effective Time of the Merger, we will recognize that excess amount of COD income. That income may be offset by available net operating losses for regular income tax purposes. For purposes of the alternative minimum tax, however, only 90% of alternative minimum taxable income for a taxable year may be offset by net operating loss carryforwards to that year. As a result, the COD income may result in an alternative minimum tax liability even if that income is fully offset by available net operating losses for regular income tax purposes. COD income recognized in excess of available losses will result in a tax liability.

Limitation on Use of Tax Attributes

The Merger will result in an “ownership change” of the Company within the meaning of Section 382 of the Code. Consequently, the Company’s ability to use certain of its tax attributes that remain after taking into account COD income will be significantly limited after the Merger.

U.S. Holders

Disposition of Common Stock

The receipt of the Merger Consideration, or cash pursuant to the exercise of dissenters’ rights of appraisal, by a U.S. holder in exchange for our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the cash received (other than any cash received by dissenters that is treated as actual or imputed interest, which will be taxable as ordinary income) and the U.S. holder’s adjusted tax basis in the share of our common stock exchanged therefor. Any such gain or loss will be long-term capital gain or loss if the holding period for those shares exceeds one year as of the Effective Time of the Merger. Long term capital gains of non- corporate U.S. holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Debt Tender

The receipt of the Tender Consideration in exchange for Notes will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the cash received (other than any cash attributable to accrued but unpaid interest or OID, if any, which will be taxable as ordinary income to the extent not previously included in income) and the U.S. holder’s adjusted tax basis in the Notes (or portions thereof) exchanged therefor. Any such gain or loss will be long-term capital gain or loss if the holding period for the Notes exceeds one year at the time of the repurchase. Long-term capital gains of non-corporate U.S. holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

The U.S. federal income tax consequences of the Debt Tender to U.S. holders, including the tax treatment of accrued and unpaid interest or OID and Notes that remain outstanding after the Debt Tender, are described in greater detail in the Debt Tender Documents, which are being sent simultaneously with this proxy statement to holders of our IDSs in a separate mailing.

Information Reporting and Backup Withholding

The payment of cash to a U.S. holder in exchange for shares of our common stock pursuant to the Merger Agreement or the exercise of appraisal rights, or as Tender Consideration, will be subject to information reporting and may be subject to backup withholding at the current rate of 28% unless the holder (1) is a corporation or other exempt recipient and, when required, demonstrates that fact, or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

To prevent the possibility of backup withholding on payments to certain U.S. holders in exchange for shares of our common stock or as Tender Consideration, each U.S. holder must provide the paying agent with a properly executed Form W-9 or Substitute Form W-9. A U.S. holder that does not furnish a properly executed form may be subject to penalties imposed by the Internal Revenue Service (the “IRS”) and to backup withholding. Any amount withheld under these rules will be refundable or creditable against the U.S. holder’s U.S. federal income tax liability if the required information is timely furnished to the IRS.

Non-U.S. Holders

Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on the Merger unless:

•	The gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment. In that case, the non-U.S. holder will generally be subject to tax on its net gain derived from the Merger at regular graduated U.S. federal income tax rates. In addition, if the non-U.S. holder is a foreign corporation, that gain may be subject to a branch profits tax at a 30% rate or a lower rate under an applicable tax treaty; or

•	The non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the Merger, and certain other conditions are met. In that case, the non-U.S. holder will be subject to a flat 30% tax on the gain, which may be offset by certain U.S. source capital losses.

Debt Tender

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on the receipt of the Tender Consideration unless (1) the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the U.S. and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment, or (2) the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the Merger, and certain other conditions are met.

The U.S. federal income tax consequences of the Debt Tender to non-U.S. holders, including the tax treatment of accrued and unpaid interest or OID and Notes that remain outstanding after the Debt Tender, are described in greater detail in the Debt Tender Documents, which are being sent simultaneously with this proxy statement to holders of our IDSs in a separate mailing.

Information Reporting and Backup Withholding

The payment of cash to a non-U.S. holder in exchange for shares of our common stock pursuant to the Merger Agreement or the exercise of appraisal rights, or as Tender Consideration, will generally be subject to information reporting and backup withholding at the current rate of 28% unless the holder (1) is a corporation or other exempt recipient and, when required, demonstrates that fact, or (2) otherwise establishes an exemption from information reporting and backup withholding.

To prevent the possibility of backup withholding on payments to certain non-U.S. holders, each non-U.S. holder must provide the paying agent with a properly executed Form W-8BEN or Substitute Form W-8BEN, or other applicable Form W-8 or substitute form. A non-U.S. holder that does not furnish a properly executed form may be subject to penalties imposed by the IRS and to backup withholding. Any amount withheld under these rules will be refundable or creditable against the non-U.S. holder’s U.S. federal income tax liability if the required information is furnished to the IRS.

The discussion of U.S. federal income tax consequences of the Merger in this proxy statement is for general information only. The tax consequences to a particular holder will depend upon the facts and circumstances applicable to that holder. Accordingly, each holder is urged to consult a tax advisor to determine the tax consequences of the Merger to the holder in light of the holder’s particular circumstances, including the applicability and effect of state, local, foreign and other tax laws, and any possible changes in those laws.

Certain Canadian Federal Income Tax Consequences

The following is a summary of the principal Canadian federal income tax consequences of the Merger to certain “Canadian holders” of our IDSs. For purposes of this discussion, a Canadian holder means a beneficial owner of our IDSs who, for purposes of the Income Tax Act (Canada) as amended (the “Canadian Tax Act”) and any applicable income tax treaty or convention:

•	is at all relevant times is a resident of Canada;

•	deals at arm’s length with and is not affiliated with the Company, Parent or Merger Sub;

•	holds Company common stock and Notes underlying our IDSs as capital property;

•	is not a “financial institution” as defined in the Canadian Tax Act for purposes of the mark-to-market rules; and

•	for whom the Company is not a “foreign affiliate” within the meaning of the Canadian Tax Act or a “foreign investment entity” within the meaning of certain Proposed Regulatory Amendments (as defined below) to the Canadian Tax Act.

Generally, shares of Company common stock and Notes will be capital property to a Canadian holder unless the shares or Notes are held or were acquired in the course of carrying on a business or as part of an adventure or concern in the nature of trade. Canadian resident security holders who are “financial institutions” or for whom the Company is a “foreign affiliate” or a “foreign investment entity” should consult their own tax advisors.

This summary is based upon the current provisions of the Canadian Tax Act, the regulations thereunder (the “Regulations”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) made publicly available in writing prior to the date hereof. This summary also takes into account all specific proposals to amend the Canadian Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Tax Amendments”) and assumes that all Proposed Tax Amendments will be enacted in the form proposed. No assurances can be given that the Proposed Tax Amendments will be enacted as proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax consequences and except for the Proposed Tax Amendments does not take into account or anticipate any changes in law or administrative policies or assessing practices whether by legislative, regulatory, administrative or judicial action or decision nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may be different from those discussed in this summary.

For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the Notes and shares of Centerplate common stock, including any proceeds of disposition, must be determined in Canadian dollars at the prevailing exchange rates at the relevant time. The amount of interest and any capital gain or capital loss may be affected by fluctuations in Canadian dollar exchange rates.

Canadian Holders

Disposition of Common Stock

The receipt by a Canadian holder of the Merger Consideration (or cash pursuant to the exercise of dissenters’ rights of appraisal) in exchange for shares of Company common stock will be a taxable transaction for Canadian federal income tax purposes.

In general, a Canadian holder (other than a person who has exercised dissenters’ rights of appraisal) will realize a capital gain (or capital loss) equal to the difference, if any, between the cash received (net of reasonable costs of disposition) and the Canadian holder’s adjusted cost base of the shares of Company common stock to the Canadian holder. The tax treatment of any such capital gain (or capital loss) is the same as described below under “Taxation of Capital Gains and Capital Losses.”

The appropriate income tax treatment of an amount received by a Canadian holder who exercises dissenters’ rights of appraisal, is not clear. However, it is the CRA’s administrative position that the entire amount received on a redemption or purchase for cancellation of shares of a non-resident corporation (other than interest awarded by a court, which is taxable as ordinary income) is proceeds of disposition. On this basis, and assuming that the Company is not resident in Canada for purposes of the Canadian Tax Act at such time as it purchases the shares held by a dissenting Canadian holder, such dissenting Canadian holder will realize a capital gain (or capital loss) equal to the difference, if any, between the cash received (net of reasonable costs of disposition) and the dissenting Canadian holder’s adjusted cost base of the shares of Company common stock to the dissenting Canadian holder.

Debt Tender

A Canadian holder will be considered to have disposed of the Notes upon the receipt of the Tender Consideration in exchange for such Notes. A Canadian holder that is a corporation, partnership, unit trust or any trust of which a corporation or partnership is a beneficiary will generally be required to include in income the amount of interest accrued or deemed to have accrued on the Notes or that became receivable or was received on or before the closing of the Merger. Any other Canadian holder, including an individual, will be required to include in income for a taxation year any interest on the Notes received or receivable by such Canadian holder in the year (depending upon the method regularly followed by the Canadian holder in computing income) except to the extent that such amount was otherwise included in the Canadian holder’s income for the year or a preceding year.

In general, a Canadian holder will realize a capital gain (or capital loss) on the disposition of the Notes equal to the amount by which the amount of cash received (other than cash attributable to accrued but unpaid interest) exceeds (or is exceeded by) the adjusted cost base of the Notes, plus any reasonable costs of disposition. The tax treatment of any such capital gain (or capital loss) is the same as described below under “Taxation of Capital Gains and Capital Losses.”

Taxation of Capital Gains and Capital Losses

In general, one-half of the amount of any capital gain (a “taxable capital gain”) realized by a Canadian holder in a taxation year will be included in the Canadian holder’s income. One-half of the amount of any capital loss realized by a Canadian holder in a taxation year may be deducted from net taxable capital gains realized by the Canadian holder in the year and any of the three preceding taxation years, to the extent and under the circumstances described in the Canadian Tax Act. The amount of any capital loss realized by a corporation on the disposition of a share may be reduced by the amount of dividends received or deemed to be received by it on such share (or on a share for which the share has been substituted). Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, directly or indirectly, through a partnership or a trust. Capital gains realized by an individual or a trust, other than certain trusts, may give rise to alternative minimum tax under the Canadian Tax Act.

A Canadian holder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including amounts in respect of interest and taxable capital gains.

The foregoing discussion of Canadian federal income tax consequences of the Merger in this proxy statement is for general information only. The tax consequences to a particular Canadian holder will depend upon the facts and circumstances applicable to that holder. Accordingly, each Canadian holder is urged to consult a Canadian tax advisor to determine the Canadian tax consequences of the Merger to the Canadian holder in light of the holder’s particular circumstances.

Appraisal Rights

In connection with the Merger, security holders of record of our common stock who comply with the procedures summarized below will be entitled to appraisal rights for our common stock if the Merger is completed. Under Section 262 of the DGCL (“Section 262”), as a result of completion of the Merger, holders of shares of our common stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the Merger Consideration, to have the “fair value” of their shares at the Effective Time of the Merger (exclusive of any element of value arising from the accomplishment or expectation of the Merger), together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value, judicially determined and paid to them in cash by complying with the provisions of Section 262. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at an annual rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time of the Merger and the date of payment of the judgment. The Company is required to send a notice to that effect to each security holder not less than twenty days prior to the special meeting. This proxy statement constitutes such notice to security holders.

The following is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached to this proxy statement as Annex C.

Security holders of record of the Company who desire to exercise their appraisal rights must satisfy all of the following conditions.

A security holder who desires to exercise appraisal rights must (i) not vote in favor of adoption of the Merger Agreement and (ii) deliver in the manner set forth below a written demand for appraisal of the security holders’ shares to the Company before the vote on the Merger at the special meeting.

A demand for appraisal must be executed by or for the security holder of record, fully and correctly, as the security holder’s name appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a security holder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. In addition, the security holder must continuously hold the shares of record from the date of making the demand through the Effective Time of the Merger.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the adoption of the Merger Agreement at the special meeting. A beneficial owner of shares held in street name who desires to assert appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through banks, brokerage firms and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company’s nominee. Any holder of shares desiring to assert appraisal rights with respect to such shares who held such shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The security holder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform the Company of the identity of the security holder of record (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Security holders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Centerplate, Inc., 2187 Atlantic Street, 6th Floor, Stamford, Connecticut 06902, Attention: Corporate Secretary. The written demand for appraisal should specify the security holder’s name and mailing address, the number of shares owned, and that the security holder is demanding appraisal of his or her shares. The written demand must be received by the Company prior to the taking of the vote on the proposal to adopt the Merger Agreement at the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262.

In addition, the security holder must not vote its shares of common stock in favor of adoption of the Merger Agreement. A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, will constitute a waiver of that security holder’s right of appraisal and will nullify any previously written demand for appraisal. Therefore, a security holder who submits a proxy and who wishes to exercise appraisal rights must indicate that such security holder’s shares are to be voted against the proposal to adopt the Merger Agreement or to abstain from voting on that proposal.

Within 120 days after the Effective Time of the Merger, either the Company, as the Surviving Corporation in the Merger, or any security holder who has timely and properly demanded appraisal of such security holder’s shares and who has complied with the required conditions of Section 262 and is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all security holders who have properly demanded appraisal. The Company, as the Surviving Corporation, has no obligation, and no present intention, to file such a petition. Accordingly, the failure of a security holder to file a petition within the specified period could nullify the security holder’s previously written demand for appraisal. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file such a petition.

Within 120 days after the Effective Time of the Merger, any security holder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the Surviving Company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which the Company has received demands for appraisal, and the aggregate number of holders of those shares. The Surviving Company must mail this statement to the security holder within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal.

If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which security holders are entitled to appraisal rights and may require the security holders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings, and any security holder who fails to comply with such direction may be dismissed from such proceedings. The Delaware Court of Chancery thereafter will appraise the shares owned by those security holders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at an annual rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time of the Merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the considerations that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger and which throw any light on future prospects of the merged corporation . . . .” The Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” The Delaware Supreme Court noted, however, that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Security holders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the Merger Consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms are not necessarily opinions as to fair value under Section 262.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a security holder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such security holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

From and after the Effective Time of the Merger, no security holder who has demanded appraisal rights shall be entitled to vote any shares subject thereto for any purpose or to receive payment of dividends or other distributions thereon (except dividends or other distributions payable to the security holders of record at a date prior to the Effective Time of the Merger).

At any time within 60 days after the date of completion of the Merger, any former security holder of the Company who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such security holder’s demand for appraisal and to accept the Merger Consideration as provided in the Merger Agreement. After this period, the security holder may withdraw such security holder’s demand for appraisal and receive the Merger Consideration as provided in the Merger Agreement only with the written consent of the Surviving Corporation in the Merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time of the Merger, security holders’ rights to appraisal shall cease and all security holders shall be entitled only to receive the Merger Consideration as provided in the Merger Agreement. Inasmuch as the parties to the Merger Agreement have no obligation to file such a petition, and have no present intention to do so, any security holder who desires that such petition be filed is advised to file it on a timely basis. No appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any security holder without the approval of the Delaware Court of Chancery, which may be conditioned upon such terms as the Delaware Court of Chancery deems just.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex C.

Delisting and Deregistration of Income Deposit Securities

If you are a holder of our IDSs, following consummation of the Merger and the transactions contemplated thereby, (i) the shares of common stock underlying your IDSs will be cancelled and, subject to your exercise and perfection of appraisal rights under Delaware law, converted into the right to receive the Merger Consideration, and (ii) the Notes underlying your IDS will either be purchased in the Debt Tender for the Tender Consideration or remain outstanding. If the Merger is completed, our IDSs will be delisted from the AMEX and the TSX and deregistered under the Exchange Act, we will make an application to cease to be a reporting issuer in Canada and we will no longer file periodic and other reports with the SEC or Canadian securities regulatory authorities on account of our IDSs.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference in its entirety and attached to this proxy statement as Annex A. We encourage you to read the Merger Agreement in its entirety because it is the legal document that governs the Merger. This summary is not intended to provide you with any other factual information about Parent or the Company. Such information can be found elsewhere in this proxy statement and in our public filings with the SEC, as described in the section entitled “Where You Can Find More Information.”

Structure

Under the Merger Agreement, Merger Sub, a wholly owned subsidiary of Parent, will be merged with and into the Company at the Effective Time (defined below). The Company will continue as the Surviving Corporation and the separate corporate existence of Merger Sub will cease. The Company will become a wholly owned subsidiary of Parent. Upon the consummation of the Merger, our IDS units will be delisted from the AMEX and TSX and deregistered under the Exchange Act, we will make an application to cease to be a reporting issuer in Canada and we will no longer file periodic and other reports with the SEC or Canadian securities regulatory authorities.

We expect the closing date for the Merger to be no later than the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (which are described below under “The Merger Agreement — Conditions to the Merger” beginning on page 66). We will seek to complete the Merger prior to February 28, 2009, the date set forth in the Merger Agreement by which time if the Merger is not consummated Parent and the Company may exercise their termination rights under the Merger Agreement (see “The Merger Agreement — Termination” beginning on page 66). However, we cannot assure you when, or if, all of the conditions to completion of the Merger will be satisfied or waived. Completion of the Merger could be delayed if there is a delay satisfying any of the conditions to the Merger.

The Merger will become effective at such time when we file a Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as we and Parent specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”). We expect to make the filing of such Certificate of Merger on or shortly after the closing date of the Merger.

Merger Consideration; Payment

At the Effective Time, each share of our common stock outstanding as of the Effective Time of the Merger, including the shares of our common stock represented by the IDSs, will automatically be cancelled and converted into the right to receive $0.01 in cash, other than shares of our common stock:

•	owned by Parent or any of its subsidiaries;

•	held by the Company as treasury stock; and

•	held by a security holder who is entitled to demand and has properly made a demand to exercise appraisal rights with respect to such shares in accordance with the DGCL and has not voted in favor of adopting the Merger Agreement, until such time as such holder withdraws, fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL.

Prior to the Effective Time, the Company will appoint, subject to Parent’s approval, an exchange agent that will pay the Merger Consideration to our security holders in exchange for stock certificates representing shares of our common stock or for non-certificated shares represented by book-entry (to which we refer as “Book-Entry Shares”). At the Effective Time, Parent will, or will cause the Surviving Corporation to, deposit with the exchange agent an amount in immediately available funds equal to the aggregate Merger Consideration and promptly after the Effective Time, the exchange agent will mail each security holder a Letter of Transmittal and instructions for surrendering stock certificates and Book-Entry Shares. The exchange agent will pay the Merger Consideration, less any applicable withholding taxes, to our security holders promptly following the exchange agent’s receipt of the stock certificates (or Book-Entry Shares). No interest will be paid or accrued on the cash payable upon the surrender of any stock certificate (or Book-Entry Shares). Until so surrendered, each such certificate (or Book-Entry Share) will represent after the Effective Time for all purposes only the right to receive such Merger Consideration. Any funds that have not been distributed within six months after the Effective Time will be returned upon demand to Parent, and security holders who have not complied with the instructions to exchange their stock certificates (or Book-Entry Shares) will be entitled to look only to Parent and the Surviving Corporation for payment of the applicable per share Merger Consideration, without interest.

Parent and the Surviving Corporation generally will each be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of shares of our common stock any applicable withholding taxes that it is required to deduct and withhold under the Code, the rules and regulations promulgated thereunder, or any other applicable state, local or foreign tax law. Our security holders are entitled to assert appraisal rights instead of receiving the Merger Consideration. For a description of these appraisal rights, see “The Merger Agreement — Dissenter’s Rights” below beginning on page 56.

Effect on IDSs

As of the Effective Time, each IDS separated in connection with the tender of Notes pursuant to the Debt Tender will entitle the IDS holder to receive (i) for the underlying share of our common stock, the Merger Consideration, (ii) for the underlying Note (or portion thereof) accepted for payment in the Debt Tender, the Tender Consideration and (iii) for the underlying Note (or portion thereof) not accepted for payment in the Debt Tender, a Note of the Surviving Corporation representing the amount thereof that will remain outstanding. Each Note that will remain outstanding will be represented by the global note certificate and have the rights set forth in the Indenture as amended by the Proposed Amendments.

As of the Effective Time, each issued and outstanding IDS, pursuant to the Proposed Amendments to the Indenture, will automatically be separated into the right to receive the Merger Consideration and either the Tender Consideration or one subordinated note of the Surviving Corporation. After the Effective Time, all IDSs having been separated will be delisted from the AMEX and TSX and deregistered under the Exchange Act, we will make an application to cease to be a reporting issuer in Canada and we will no longer file periodic and other reports with the SEC or Canadian securities regulatory authorities.

Lost Certificates

In the event any certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificates to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such sum as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such certificates, the exchange agent will pay the Merger Consideration payable in respect of the shares of our common stock represented by such lost, stolen or destroyed certificates.

Dissenter’s Rights

Shares of our common stock that are outstanding immediately prior to the Effective Time and that are held by any person who properly demands appraisal of such shares pursuant to Section 262 of the DGCL, who did not vote in favor of adopting the Merger Agreement or consent thereto in writing, and who complies in all other respects with Section 262 of the DGCL, shall not be converted into the right to receive the Merger Consideration as provided in the Merger Agreement, but shall instead be entitled to receive payment of the fair value of such shares in accordance with Section 262 of the DGCL. The appraisal rights of and procedures applicable to such dissenting security holders are described further under “Adoption of the Merger Agreement (Proposal 1) — The Merger — Appraisal Rights.”

Certificate of Incorporation and Bylaws

The Company’s Certificate of Incorporation, as in effect immediately prior to the Effective Time will be the Certificate of Incorporation of the Surviving Corporation until changed or amended as provided in the Certificate of Incorporation or by applicable law.

The Company’s Bylaws, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until such time as they are changed or amended as provided by the Bylaws or by applicable law.

Directors and Officers

The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation until their successors are duly elected or appointed and qualified or until the earlier of their resignation or removal.

The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until the earlier of their resignation or removal.

Representations and Warranties

The Merger Agreement contains representations and warranties that the parties have made to each other as of specific dates. Except for its status as a contractual document that establishes and governs the legal relations among the parties with respect to the Merger described therein, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties. The representations and warranties contained in certain reports, forms, statements and other documents filed with the SEC and the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to that agreement, and may be subject to limitations agreed among those parties, including being qualified by disclosures among those parties. Those representations and warranties may have been made to allocate risks among the parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Furthermore, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The assertions embodied in such representations and warranties are qualified by information contained in disclosure schedules that the parties exchanged in connection with signing the Merger Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement.

The Merger Agreement contains customary representations and warranties of the Company, Parent and Merger Sub relating to their respective businesses. The representations and warranties in the Merger Agreement do not survive the Effective Time of the Merger.

Each of Parent, Merger Sub and the Company has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	authority to execute and deliver the Merger Agreement, the enforceability thereof and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger;

•	fees to brokers and other advisors payable in connection with the Merger; and

•	necessary governmental approvals and consent.

In addition, the Company has made other representations and warranties about itself to Parent as to:

•	capital structure and subsidiaries

•	material contracts;

•	the absence of certain changes;

•	SEC reports and financial statements;

•	compliance with applicable laws;

•	legal proceedings;

•	intellectual property;

•	environmental matters;

•	employee benefit plans;

•	labor matters;

•	tax matters;

•	matters relating to significant customers and suppliers;

•	disclosure controls and procedures; and

•	the receipt of a financial advisor’s opinion.

Also, Parent and Merger Sub have made other representations and warranties to the Company regarding:

•	solvency;

•	matters relating to the availability of financing to consummate the Merger and to fund working capital needs following the merger; and

•	status of Merger Sub as a shell company and lack of existing agreements with the Company.

Some of our representations and warranties are qualified by a materiality or material adverse effect standard. Subject to certain exclusions, a “Company material adverse effect” means any change, state of facts, event, occurrence or effect that, individually or in the aggregate with all such other changes, states of facts, events, occurrences or effects, would have a material adverse effect on (i) the ability of the Company to consummate the Merger or (ii) the business, assets, financial condition, operations or results of operations of the Company and our subsidiaries, taken as a whole; provided that none of the following shall constitute a Company material adverse effect or (with the exception of the third and fourth bullet points below) be taken into account in determining whether there has been or is reasonably expected to be a Company material adverse effect:

•	to the extent that they do not have a materially disproportionate effect on the Company and our subsidiaries taken as a whole: (i) any change in conditions in the United States, foreign or global economy or capital or financial markets generally, including any change in interest or exchange rates; or (ii) any change in conditions (including any change in general legal, regulatory, political, economic or business conditions) in the industry in which the Company and our subsidiaries conduct business.

•	the announcement of the execution of the Merger Agreement or pendency (but not the closing) of the transactions contemplated thereby;

•	any change in the market price or trading volume of the our common stock, the IDSs or the Notes (provided that the underlying cause of such change may constitute a Company material adverse effect);

•	any failure to meet any revenue or earnings targets or projections of the Company (provided that the underlying cause of such failure may constitute a Company material adverse effect);

•	any change in GAAP; or

•	to the extent they do not have a materially disproportionate effect on the Company and our subsidiaries taken as a whole, any natural disaster or calamity, or act of terrorism, sabotage, military action or war or any escalation or worsening thereof (in each case, threatened, pending or declared).

Covenants and Agreements

Conduct of Business by the Company

The Company has agreed that, subject to certain exceptions and the prior written consent of Parent, between September 18, 2008 and the Effective Time, we and our subsidiaries will carry on our business in the ordinary course. We have also agreed that during that same period, subject to certain exceptions and the prior written consent of Parent, the Company and our subsidiaries will not:

•	declare, set aside or pay any dividend or distribution in respect of our capital stock or split, combine, reclassify or issue other securities in respect of our capital stock;

•	issue, sell, grant, pledge or otherwise encumber any shares of our capital stock, any voting securities or any securities convertible into any such shares;

•	amend our organizational documents;

•	acquire any assets of a third party, except in the ordinary course of business consistent with past practice;

•	sell, transfer, pledge, lease, mortgage, sell and lease back or otherwise encumber or subject to any lien or otherwise dispose of any of our properties or other assets to a third party, except for sales of properties or other assets in the ordinary course of business consistent with past practice;

•	incur, assume or modify any indebtedness for money borrowed or guarantee thereof, including any capitalized lease obligations but excluding (i) any capitalized lease obligations with an aggregate capitalized amount less than $500,000, intercompany debt, and letters of credit entered into or performance bonds posted in the ordinary course of business consistent with past practice or (ii) drawdowns or borrowings under the credit facilities of the Company in effect on the date of the Merger Agreement;

•	acquire directly or indirectly, by repurchase or otherwise any shares of the capital stock of the Company or any subsidiary;

•	grant to any director, officer or employee of the Company or any of our subsidiaries (i) any increase in compensation, bonus or other benefits or (ii) any increase in severance, change of control or termination pay, other than, with respect to employees who are not executive officers or directors, increases in compensation, bonus or other benefits in the ordinary course of business consistent with past practice or as required by a written agreement in effect on the date of the Merger Agreement;

•	enter into, amend or terminate any material contract, other than in the ordinary course of business consistent with past practice, or make capital expenditures in connection with any material contract, other than as required under any material contract;

•	pay, discharge, waive, release, assign, settle, satisfy or forgive any action, other than actions grounded in tort law and other commercial claims that arise or have arisen in the ordinary course of business and only to the extent that the aggregate payments related to the settlement of all such actions do not exceed $300,000 in the aggregate plus certain other amounts;

•	(i) make or change any material tax election; (ii) change annual tax accounting period or material method of tax accounting; (iii) except as required by applicable law, file any amended tax return; (iv) enter into any closing agreement with respect to taxes; (v) settle any tax claim or assessment; or (vi) consent to any extension or waiver of the limitations period for the assessment of any tax;

•	make any payments, incur any liabilities or grant contractual or other concessions to counterparties in order to secure any consents necessary in connection with the transactions contemplated by the Merger

Agreement under any contracts or permits, other than, with respect to any permits, payments of filing, application and similar fees; or

•	authorize, commit or agree to any of the foregoing.

Security Holder Meeting; Proxy Material

The Company has agreed that, as promptly as reasonably practicable after the execution of the Merger Agreement, we will prepare and file with the SEC and the Canadian Securities Commissions (“CSC”) a preliminary proxy statement, together with a form of proxy. We further agreed that promptly after the proxy statement and form of proxy were cleared with the SEC and CSC we would mail the definitive proxy statement and form of proxy to our security holders.

Parent and Merger Sub have agreed to cooperate with us in connection with the preparation of the proxy statement including furnishing to us any and all information regarding Parent, Merger Sub and their respective affiliates as may be required to be disclosed in the proxy statement.

We will take all action necessary in accordance with the DGCL and our Certificate of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of our security holders to consider the adoption of the Merger Agreement, including the Merger, as promptly as reasonably practicable after the mailing of the proxy. The Company’s obligation to call, hold and convene the security holder meeting will not be affected by (i) the commencement, proposal, disclosure or announcement of any Company Proposal or (ii) any Adverse Recommendation Change, unless in either case the Merger Agreement is terminated (see “Merger Agreement — Termination” beginning on page 66). The Merger Agreement requires the Board of Directors, subject to complying with its fiduciary duties, to (i) recommend that the security holders vote in favor of the adoption of the Merger Agreement and (ii) use its reasonable best efforts to solicit from security holders of the Company proxies in favor of the adoption of the Merger Agreement and the Merger. The Merger Agreement also requires that the proxy statement include a statement to the effect that the Board of Directors has recommended that the security holders vote in favor of adoption of the Merger Agreement at the security holder meeting.

Employees; Benefit Plans

For a period of one year following the closing of the Merger, the Surviving Corporation will provide current employees of the Company and our subsidiaries (other than those employees covered by a collective bargaining agreement) as of the Effective Time who continue employment with the Surviving Corporation with base salary, the opportunity for cash bonus compensation, and benefits that are no less favorable in the aggregate than those provided under the Company’s compensation and benefit plans, programs, policies, practices and arrangements (excluding equity-based programs) in effect at the Effective Time. However, such obligations of the Surviving Corporation would not prevent the Surviving Corporation from amending or terminating any specific plan, program or arrangement or terminating the employment of an employee for any reason for which the Company could have terminated such employee prior to the Merger.

The Surviving Corporation and its affiliates will honor all employee benefit plans and employment agreements (including any severance, retention, change of control and similar plans, agreements and written arrangements) in accordance with their terms as in effect immediately prior to the Effective Time. For all purposes under the employee benefits plans of the Surviving Corporation and its subsidiaries providing benefits to any employees after the Effective Time (the “New Plans”), each employee will be credited with his or her years of service with the Company and its affiliates prior to the Effective Time, to the same extent as such employee was entitled, before the Effective Time, to credit for such service under the corresponding employee benefit plan, except for benefit accrual purposes under defined benefit plans. In addition, and without limiting the foregoing, (i) each employee immediately will be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable employee benefit plan in which such employee participated immediately before the Effective Time (such plans, the “Old Plans”) and (ii) for the purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or inapplicable under any Old Plan, and the Surviving Corporation will cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Reasonable Best Efforts

Upon the terms and subject to the conditions set forth in the Merger Agreement, each of the Company, Parent and Merger Sub has agreed to use its reasonable best efforts to assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to accomplish the following:

•	taking all acts necessary to cause the conditions to closing to be satisfied as promptly as practicable;

•	obtaining all necessary actions, waivers, consents and approvals from governmental authorities and the making of all necessary registrations and filings;

•	obtaining all consents, approvals or waivers from third parties;

•	defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger;

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement.

The Company and Parent have each agreed to use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition laws as expeditiously as possible, including committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale or disposition of such of their assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

In addition, each of the Company and Parent has agreed to use its reasonable best efforts to take promptly any and all steps necessary to vacate or lift any order relating to antitrust or competition that would have the effect of making any of the transactions contemplated by the Merger Agreement illegal or otherwise prohibiting or materially delaying their consummation. “Reasonable best efforts” will impose on the Company and our subsidiaries the obligation to pay filing, application and similar fees but will not require the Company or our subsidiaries to make payments, incur liabilities or grant contractual or other concessions to counterparties in order to secure any consents, waivers, approvals or authorizations.

Indemnification; Exculpation and Insurance.

From and after the Effective Time, Parent will cause the Surviving Corporation to, and the Surviving Corporation will, indemnify and hold harmless, to the same extent provided under the Company’s Certificate of Incorporation and Bylaws in effect on the date of the Merger Agreement, the individuals who on or prior to the Effective Time were directors, officers or employees of the Company or any of our subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of our subsidiaries at any time prior to the Effective Time. All obligations with respect to all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the respective Certificates of Incorporation or Bylaws (or comparable organizational documents) of the Company or any of our subsidiaries as now in effect, and any indemnification agreements or arrangements of the Company or any of our subsidiaries, will survive the Merger and continue in full force and effect in accordance with their terms. For a period of not less than six (6) years from the Effective Time, such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees with respect to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time, unless such modification is required by law.

As of the Effective Time, the Company will have obtained, and the Surviving Corporation has agreed to maintain in effect for a six-year period thereafter, a so-called “tail” policy for such six-year period covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable to our directors and officers currently covered by such insurance than those of such policy in effect on the date of the Merger Agreement.

Fees and Expenses

Except as described in “Merger Agreement — Termination Fees and Expenses” beginning on page 67, all expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Merger is consummated, except that the Company or, if the Merger is consummated, the Surviving Corporation will bear and pay the costs and expenses incurred in connection with the filing fees for any applicable foreign or supranational antitrust laws and all separation fees. Except as otherwise provided in the Merger Agreement, all transfer, documentary, sales, use, real property transfer, stock transfer, stamp, registration and other similar taxes and fees (including any penalties and interest) incurred in connection with the transaction contemplated by this Agreement will be borne equally by the Company and Parent.

Public Announcements

Parent and the Company have agreed to consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by the Merger Agreement, including the Merger, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process.

Notification of Certain Matters

Each of the Company and Parent has agreed to give prompt notice to the other of:

•	any material notice or other communication received or sent by such party to any governmental authority in connection with the Merger or the transactions contemplated thereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated thereby; and

•	any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the transactions contemplated thereby.

Access to Information

The Company has agreed that from the date of the Merger Agreement until the Effective Time, to the extent consistent with applicable antitrust and other laws, to provide Parent and Merger Sub and their representatives reasonable access upon notice, to the officers, directors, employees, accountants, properties, offices and other facilities and to the books and records of the Company and our subsidiaries and will cause the our representatives and subsidiaries to:

•	furnish Parent, Merger Sub and Parent’s representatives with financial and operating data and other information with respect to the business and operations of the Company and our subsidiaries as Parent and Merger Sub may from time to time reasonably request; and

•	notify Parent of the filing by the Company of any form, report, schedule, statement, registration statement and other documents filed by the Company or our subsidiaries during such period pursuant to the requirements of the United States federal or state securities laws.

Non-Solicitation

The Merger Agreement restricts the Company from soliciting and engaging in discussions and negotiations with respect to a Company Proposal, and the Board of Directors of the Company is prohibited from:

•	withdrawing its approval of the Merger Agreement;

•	effecting an Adverse Recommendation Change; or

•	entering into any letter of understanding or other agreement with respect to a Company Proposal.

Notwithstanding the foregoing, if our Board of Directors determines after considering the advice of outside counsel that it should take such action to comply with its fiduciary duties, the Board of Directors may:

•	enter into discussions and negotiations with respect to a Company Proposal determined to constitute or reasonably likely to result in a Superior Proposal; or

•	effect an Adverse Recommendation Change.

Financing Matters

Obligations of Parent and Merger Sub

Parent and Merger Sub have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the debt and equity financing pursuant to the terms of the Debt Commitment Letter and the Equity Commitment Letter, including using their reasonable best efforts to:

•	satisfy all conditions within their control to obtaining the debt and equity financing;

•	comply with all obligations applicable to Parent and Merger Sub;

•	negotiate and enter into definitive financing agreements as contemplated in the commitment letters;

•	consummate the debt and equity financing prior to closing; and

•	seek to enforce their rights under the debt and equity financing commitment letters.

In the event that the debt financing becomes unavailable, or a financing source notifies Parent that it no longer intends to provide financing on the terms and conditions contemplated by the debt financing commitment letter, Parent will promptly notify the Company and use its reasonable best efforts to arrange to obtain alternative financing from alternative financing sources, which is not materially less favorable to and not more onerous on Parent and Merger Sub, as promptly as practicable following the occurrence of such event and prior to closing.

Parent and Merger Sub are obligated not to take any action that would impede the consummation of the debt or equity financing as contemplated. Parent is obligated to keep us informed of all material activity concerning the status of the financing arrangements, and to give prompt notice of any material adverse change with respect to the financing, which includes notice that:

•	the Debt Commitment Letter or Equity Commitment Letter has expired or been terminated for any reason;

•	a financing source has notified Parent that it no longer intends to provide financing; or

•	Parent no longer believes in good faith that it will be able to obtain all or a part of the financing contemplated in the debt and equity financing commitment letters.

Cooperation of the Company

Prior to the closing, we are required to provide Parent and Merger Sub, and must use our reasonable best efforts to cause our officers, directors, employees, lenders and legal, financial and accounting advisors to provide, at Parent’s expense, Parent and Merger Sub with all cooperation reasonably requested by Parent in connection with the debt financing, including:

•	assisting in the preparation for, and participating in, meetings, presentations, road shows, due diligence sessions and similar presentations to and with prospective lenders, investors and rating agencies;

•	assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents to the extent of information related to the Company;

•	executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, opinions or documents required by the debt financing commitment letters or as otherwise reasonably requested by Parent and otherwise reasonably facilitate the pledging of collateral at closing;

•	furnishing Parent and its financing sources with the financial statements of the Company, pro forma financial information, financial data, audit reports and other information relating to the Company of the type required by Regulation S-X and Regulation S-K under the Securities Act and the other accounting rules and regulations of the SEC required by the Debt Commitment Letter or as may be otherwise reasonably requested by Parent;

•	using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys, appraisals, environmental reports and title insurance as reasonably requested by Parent;

•	obtaining any necessary rating agencies’ confirmation or approvals for the debt financing; and

•	taking all corporate actions reasonably necessary to permit the consummation of the debt financing;

provided that the Company will not be required to pay any commitment or other similar fee or incur any other liability in connection with the debt or equity financing prior to the closing date of the Merger except for any liabilities that are conditioned on the closing date having occurred.

In evaluating the proposed Merger, the Board of Directors considered, among other things, the ability of National City to fund its commitments to Kohlberg as a result of the impact of the deteriorating credit markets and the financial position of National City. While National City has signed the Debt Commitment Letter, there can be no assurance that it will, or will have the ability to, fund the senior secured credit facilities on the closing date.

If the Merger Agreement is terminated prior to the closing date, Parent and Merger Sub will, on a joint and several basis, indemnify and hold harmless the Company, our subsidiaries and our officers, directors, employees, lenders and legal, financial and accounting advisors for and against any and all losses suffered or incurred by them in connection with the debt and equity financing, and information utilized in connection with the debt and equity financing (other than information provided by the Company and our subsidiaries for use in connection therewith).

Debt Tender Offer

Simultaneously with the mailing of the Proxy Statement, the Company will commence:

•	the Debt Tender for 70% of the Notes, for an amount, in cash, equal to $3.99 per Note, plus accrued and unpaid interest and deferred interest; and

•	the Consent Solicitation of the holders of a majority of the Notes to an amendment to the Indenture in the form set forth in Exhibit A to the Merger Agreement which is attached hereto as Annex A.

Any amounts payable to holders of the Notes in the Consent Solicitation or Debt Tender will be funded by Parent and Merger Sub or by the Surviving Corporation at the direction of Parent at the Effective Time by deposit with a designated agent of immediately available funds equal to the amount to be paid. The Consent Solicitation and Debt Tender will not require any payment by the Company prior to the Effective Time for the Notes and/or the consents or waiver or amendment under the Consent Solicitations.

In connection with the Consent Solicitation and Debt Tender, the Company will prepare all reasonably necessary and appropriate offer documents including;

•	the offer to purchase;

•	the terms of the consent;

•	related letters of transmittal; and

•	other related documents and any other filing that may be required by the SEC or the CSC.

All mailings to the holders of the Notes in connection with the Consent Solicitation and Debt Tender and related filings with the SEC and CSC are subject to the prior review and comment of the Company and Merger Sub. Merger Sub, the Company and our subsidiaries and each of Merger Sub’s and the Company’s respective representatives are required to reasonably cooperate with each other in connection with the Consent Solicitation and Debt Tender (including the preparation of the offer documents) and use reasonable best efforts to cause any payment for the Consent Solicitation and the initial settlement of the Debt Tender to occur simultaneously with the Effective Time.

We are required to use our reasonable best efforts to obtain the requisite consents in connection with the Consent Solicitation. Promptly upon receipt of the requisite consents permitting an amendment of the Indenture, we will enter into a supplemental indenture reflecting the amendments to the Indenture approved by such consents. We are required to use our reasonable best efforts to cause the Indenture trustee to promptly enter into such supplemental indenture. The amendments contained in such supplemental indenture will become effective upon signing, but not operative until the closing of the Merger and the acceptance of the Notes tendered in the Debt Tender.

The closing of the Consent Solicitation and Debt Tender will be conditioned solely on:

•	the receipt of the requisite consents;

•	the simultaneous occurrence of the closing of the Merger; and

•	there being no restraint that prohibits the closing of the Merger.

Simultaneously with the closing of the Merger and in accordance with the terms of the Consent Solicitation and Debt Tender, the Surviving Corporation will be provided by Merger Sub with the funds reasonably necessary to consummate the Debt Tender and Consent Solicitation and the Surviving Corporation is required to accept for purchase, and use such funds to purchase, the Notes tendered in the Debt Tender (and pay all accrued and unpaid interest, deferred interest, applicable premiums, consent fees and all related fees and expenses in connection with the Debt Tender and Consent Solicitation).

If requested by Merger Sub, the Company is required to enter into one or more customary dealer manager agreements with such persons as mutually agreed upon by Merger Sub and the Company. Parent and Merger Sub or, if the Merger is consummated, the Surviving Corporation will pay the fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Consent Solicitation and Debt Tender.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the receipt of the required approval of security holders to adopt the Merger Agreement; and

•	the absence of orders, injunctions or other legal restraints or prohibitions preventing completion of the Merger.

Conditions to Parent’s and Merger Sub’s Obligations

The obligations of Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the Company’s representations and warranties set forth in the Merger Agreement;

•	the performance by the Company of its obligations under the Merger Agreement;

•	the absence of a Company material adverse effect;

•	the valid tender of at least 50.1% of the outstanding Notes pursuant to the Debt Tender and the receipt of the requisite consents pursuant to the Consent Solicitation; and

•	the receipt of certain specified third-party consents.

Conditions to the Company’s Obligations

The obligation of the Company to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in the Merger Agreement; and

•	the performance by Parent and Merger Sub of their obligations under the Merger Agreement;

Termination

The Merger Agreement may be terminated at any time before completion of the Merger by written mutual consent of Parent, Merger Sub and the Company. The Merger Agreement may also be terminated in certain other circumstances, including:

•	by either Parent or the Company if:

•	the Merger is not consummated on or before February 28, 2009;

•	any injunction, judgment or order is in effect preventing the consummation of the Merger; or

•	our security holders fail to approve the Merger at the special meeting.

•	by Parent if:

•	prior to the security holder approval, the Board of Directors makes an Adverse Recommendation Change or approves or recommends a Company Proposal; or

•	if the Company breaches or fails to perform any of its representations, warranties, covenants or agreements under the Merger Agreement and the breach is not cured within 30 calendar days.

•	by the Company if:

•	prior to the security holder approval, the Board of Directors makes an Adverse Recommendation Change or determines to enter into an Acquisition Agreement (as defined in the Merger Agreement) concerning a transaction that constitutes a Superior Proposal;

•	Parent or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements under the Merger Agreement and the breach is not cured within 30 calendar days;

•	Parent fails to consummate the Merger upon satisfaction of all conditions precedent to Parent’s obligations to close the Merger; or

•	the Debt Commitment Letter is terminated or National City denies the obligation to fund or otherwise becomes unable to or prohibited from funding the financing and, within thirty days after the Company has delivered written notice to Parent thereof, the Merger has not been consummated.

Termination Fees and Expenses

If Parent terminates the Merger Agreement (i) due to the failure to obtain the necessary security holder approval or (ii) in the event of a breach by the Company that has not been cured within 30 calendar days, then we will be required to pay Parent and Merger Sub their expenses, up to a maximum of $2,500,000 and if, in connection with the failure to obtain security holder approval, there was another Company Proposal at the time of the security holder meeting and the Company consummates a transaction with a higher consideration within 6 months after termination of the Merger Agreement, then we will be required to pay Parent and Merger Sub the Termination Fee, less the amount of any expenses previously paid by the Company to Parent or Merger Sub. In addition, if either Parent or the Company terminates the Merger Agreement because the Board of Directors approves or recommends any other Company Proposal or because the Board of Directors makes an Adverse Recommendation Change then we will also be required to pay Parent and Merger Sub the Termination Fee.

If the Company terminates the Merger Agreement in the event of a breach by Parent or Merger Sub that has not been cured within 30 calendar days, then Parent will be required to pay the Company its expenses, up to a maximum of $2,500,000. If the Company terminates the Merger Agreement because (i) Parent and Merger Sub have refused to close despite the satisfaction of the conditions to their obligation to close or (ii) the Debt Commitment Letter is terminated or National City has denied its obligations under the commitment letter or becomes unable to, or prohibited from, funding and the Merger has not been consummated within 30 days thereafter, then Parent will be required to pay the Company the Reverse Termination Fee, less the amount of any expenses previously paid by the Parent or Merger Sub to the Company. Sponsor has guaranteed any such required payments by Parent to the Company.

If any party fails to pay amounts due in respect of the Termination Fee or the Reverse Termination Fee, interest will accrue on such unpaid amount at a rate of 8% per annum.

Amendment; Extension; Waiver

The parties to the Merger Agreement may amend the Merger Agreement at any time prior to the Effective Time, except that no such amendment may be made that by law would require that such amendment be approved by either our security holders or the Parent’s shareholders without such approval having been obtained. To be effective, the amendment must be in writing and signed by the Company, Parent and Merger Sub.

At any time prior to the consummation of the Merger, each of the Company, Parent or Merger Sub may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Specific Enforcement

The Merger Agreement contemplates that if the Company, despite satisfaction of all conditions precedent to the Company consummating the Merger, fails to consummate the Merger, Parent may specifically enforce the terms of the Merger Agreement in the United States District Court of the District of Delaware or in any state courts in the State of Delaware. Accordingly, Parent and Merger Sub will be entitled to an injunction to prevent breaches or threatened breaches of the Merger Agreement by us and to enforce specifically the terms and provisions of the Merger Agreement. The Merger Agreement provides that the Company will not be entitled to an injunction to prevent breaches or threatened breaches of the Merger Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of the Merger Agreement.

MARKET PRICE AND DIVIDEND INFORMATION

The Company’s IDSs trade on the AMEX under the symbol “CVP” and on the TSX under the symbol “CVP.un.”

The following table shows the range of the high and low sale prices of our IDSs, as reported on the AMEX for the periods indicated:

	AMEX
	Company IDS
	High	Low	Dividends

Calendar Quarters
2006
First Quarter	$13.25	$12.42		$0.20
Second Quarter	$14.45	$12.78		$0.20
Third Quarter	$16.50	$13.25		$0.20
Fourth Quarter	$19.06	$14.94		$0.20
2007
First Quarter	$19.88	$13.52		$0.20
Second Quarter	$18.85	$15.34		$0.20
Third Quarter	$24.22	$10.87		$0.20
Fourth Quarter	$17.92	$8.66		$0.20
2008
First Quarter	$12.99	$9.49		$0.20
Second Quarter	$9.92	$3.50		$0.07
Third Quarter	$4.98	$1.92	$	n/a

The following table shows the range of the high and low sale prices of our IDSs, as reported on the TSX for each of the periods indicated. All prices are in Canadian Dollars except for dividends which are paid to all IDS holders in U.S. Dollars:

	TSX
	Company IDS
	High		Low		Dividends

Calendar Quarters
2006
First Quarter	C$	15.50	C$	12.75		$0.20
Second Quarter	C$	17.00	C$	14.00		$0.20
Third Quarter	C$	19.00	C$	14.00		$0.20
Fourth Quarter	C$	22.00	C$	15.00		$0.20
2007
First Quarter	C$	25.00	C$	15.00		$0.20
Second Quarter	C$	24.00	C$	15.00		$0.20
Third Quarter	C$	22.00	C$	13.13		$0.20
Fourth Quarter	C$	20.00	C$	8.00		$0.20
2008
First Quarter	C$	15.00	C$	8.04		$0.20
Second Quarter	C$	9.98	C$	2.37		$0.07
Third Quarter	C$	6.00	C$	0.75	$	n/a

On [          ], 2008, there were [          ] shares of common stock outstanding. As of the record date, there were approximately [          ] security holders of record.

The closing sale prices of our IDSs on the AMEX and TSX on September 18, 2008, the last full trading day before the public announcement of approval of the Merger Agreement by the Company, were US$3.00 and C$3.75 per unit respectively. On [          ], 2008, the last trading day prior to the date of the first mailing of this proxy statement, the closing sale price of our IDSs on the AMEX and TSX was US$[          ] and C$[          ] per unit respectively. Security holders should obtain a current market quotation for our IDSs before making any decision with respect to the Merger.

In connection with the May 2008 amendment to our credit agreement, we agreed to eliminate the monthly dividend payments on our common stock.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Holders of Common Stock and IDSs

The following table and the accompanying notes show information as of [          ], 2008 (unless otherwise indicated), based on public filings with the SEC, regarding the beneficial ownership of shares of our common stock and IDSs, and show the number of and percentage owned by:

•	Each person who is known by us to own beneficially more than 5% of our capital stock or IDSs;

•	Each member of our Board of Directors;

•	Each of our named executive officers; and

•	All current members of our Board of Directors and executive officers as a group.

Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to all shares attributable to such person. All shares of common stock are owned as part of IDS units.

	Number of Shares	Percent of
	of Common Stock	Common Stock and
Name of Beneficial Owner	and IDS Units	Percent of IDSs

The Baupost Group. L.L.C.(1)	2,255,318	10.75%
HBK(2)	1,883,618	9.0%
FMR LLC(3)	1,722,760	7.1%
Janet L. Steinmayer(4)	0	0
Kevin F. McNamara(4)	0	0
William H. Peterson(4)	0	0
Felix P. Chee	1,150	*
Sue Ling Gin	2,092	*
Alfred Poe	1,142	*
David M. Williams	1,135	*
Glenn R. Zander	1,141	*
All current directors and executive officers as a group (eight persons)(4)	6,660	* %

*	Less than 1%.

(1)	The Baupost Group, L.L.C. (“Baupost”) owns 2,255,318 of our IDS units. Baupost is a registered investment adviser. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole Director of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership of the securities beneficially owned by Baupost. Baupost has sole investment and voting power over the 2,255,318 IDS units as reported in a Schedule 13G filed by Baupost with the SEC on August 8, 2008. The address of each of these entities is 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02166.

(2)	HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. have shared voting and investment power over 1,883,618 IDS units, as reported in a Schedule 13G/A filed with the SEC on February 5, 2008. The address of each of these entities is 300 Crescent Court, Suite 700, Dallas, Texas 85201.

(3)	FMR LLC owns 1,722,760 of our IDS units through its wholly owned subsidiary, Fidelity Management & Research Company (“Fidelity”), as a result of Fidelity’s acting as an investment adviser to various investment companies. Edward C. Johnson III, as Chairman of FMR Corp., may be deemed to beneficially own the units owned by FMR LLC. Mr. Johnson and FMR LLC each have sole investment power over the 1,722,760 IDS units owned by Fidelity. Voting power over the 1,722,760 units rests with the Fidelity Funds’ Boards of Trustees. This information is as of December 31, 2007, as set forth in a Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2008. The address of Fidelity and FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Our executive officers do not receive stock options or other forms of equity compensation due to certain restrictions on, and difficulties relating to, the issuance of additional IDSs. Through the annual bonus program and the LTPP, their interests are tied to increases in Adjusted EBITDA, which is the company’s principal financial metric.

CURRENCY AND EXCHANGE RATES

Unless otherwise indicated, all references to dollar amounts, and all references to “$” or “dollar” in this proxy statement are to U.S. dollars. References to “C$” in this proxy statement are to Canadian dollars.

The following table sets out: (1) the high noon rate of exchange for one U.S. dollar in Canadian dollars during the periods set out below; (2) the low noon rate of exchange for one U.S. dollar in Canadian dollars during the periods set out below; (3) the simple average rate of exchange for one U.S. dollar in Canadian dollars during the periods set out below; and (4) the rate of exchange in effect at the end of each period, all based on daily noon buying rates published by the Bank of Canada:

	High	Low
	(C$)	(C$)	Average (C$)	End of Period (C$)

Nine Month Period Ended September 30,
2008	1.0796	0.9719	1.0184	1.0599
Year Ended December 31,
2007	1.1853	0.9170	1.0748	0.9881
2006	1.1726	1.0990	1.1342	1.1653
2005	1.2704	1.1507	1.2116	1.1659
2004	1.3968	1.1774	1.3015	1.2036

On [          ] , 2008 the noon buying rate for one U.S. dollar in Canadian dollars published by the Bank of Canada was C$[     ].

APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

Security holders are being asked to consider and vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies. The adoption of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of common stock present or represented at the special meeting and entitled to vote thereon. Accordingly, an abstention on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies will have the same effect as a vote “AGAINST” that proposal, but the failure to attend the meeting and vote in person, to submit a proxy, or to provide voting instructions to your bank, brokerage firm or nominee will have no effect on the outcome of the proposal. The Board of Directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

INDEPENDENT ACCOUNTANTS

The financial statements as of January 1, 2008 have been audited by Deloitte & Touche LLP as stated in their report included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2008, which is incorporated herein by reference.

SECURITY HOLDER PROPOSALS

If the Merger is not consummated, the Company currently anticipates holding our annual meeting of security holders in 2009. If the Merger is consummated, we will not have public equity security holders and there will be no public participation in any future meeting of equity security holders after the consummation of the Merger.

Under the rules of the SEC, if a security holder would like us to include a proposal in our proxy statement and form of proxy for our 2009 annual meeting of security holders (if it takes place), the proposal must be received by us at our offices at 2187 Atlantic Street, 6th Floor, Stamford, CT 06902 by December 26, 2008, and must otherwise comply with SEC Rule 14a-8. Proposals should be sent to the attention of our Corporate Secretary.

All security holders who wish to bring business before the 2009 annual meeting (if it is to take place) that will not be included in our proxy statement for such meeting, including the nomination of candidates for election as directors, must provide notice to our Corporate Secretary by certified mail, return receipt requested, to Corporate Secretary, Centerplate, Inc., 2187 Atlantic Street, 6th Floor, Stamford, CT 06902, no later than February 23, 2009 and no earlier than January 24, 2009. However, if the 2009 annual meeting does not occur between May 2, 2009 and July 31, 2009, the notice must be received not earlier than 120 days before the 2009 annual meeting and not later than the close of business on the later of 90 days before the 2009 annual meeting or 10 days following the day on which public announcement of the 2009 annual meeting is first made. The notice must set forth the security holder’s name and address as they appear on our books and the class and number of shares of common stock beneficially owned by such security holder. Additionally, the notice must set forth, as to each person whom the security holder proposes to nominate for election as a director, all information relating to such person required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named as a nominee and to serving as a director if elected).

You may contact the Corporate Secretary at the address above for a copy of the relevant bylaw provisions regarding the requirements for making security holder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. Our SEC filings made electronically through the SEC EDGAR system are available to the public at the SEC website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.

As allowed by SEC rules, this proxy statement does not contain all the information you can find in the proxy statement on Schedule 14A filed by the Company to vote on the proposal to adopt the Merger Agreement. The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference the documents set forth below that we (SEC file number 001-31904) have previously filed with the SEC. These documents contain important information about the Company and our financial condition.

COMPANY FILINGS WITH THE SEC	PERIOD AND/OR FILING DATE
Annual Report on Form 10-K	Year ended January 1, 2008, as filed March 17, 2008
Quarterly Reports on Form 10-Q	Quarter ended July 1, 2008, as filed August 12, 2008 and Quarter ended April 1, 2008, as filed May 19, 2008
Definitive Proxy Statement on Schedule 14A	Filed April 25, 2008
Current Reports on Form 8-K	Filed April 7, 2008, September 19, 2008 and September 22, 2008

You may obtain additional copies of the documents incorporated in this proxy statement, without charge, by requesting them in writing or by telephone from:

MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 Telephone: (800) 322-2885	or	Centerplate, Inc. Corporate Secretary 2187 Atlantic Street, 6th Floor Stamford, Connecticut 06902 (203) 975-5906

Any request for copies of documents should be made by [          ], 2008 in order to ensure receipt of the documents before the special meeting.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of the Company since the date of this proxy statement or that the information herein is correct as of any later date.

The Company has not authorized anyone to give any information or make any representation about the Merger that is different from, or in addition to, that contained in this proxy statement or in any of the materials that are incorporated by reference into this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. The information contained in this proxy statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
KPLT HOLDINGS, INC.,
KPLT MERGERCO, INC.
and
CENTERPLATE, INC.
Dated as of September 18, 2008

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 18, 2008, is made by and among KPLT HOLDINGS, INC., a Delaware corporation (“Parent”), KPLT MERGERCO, INC., a Delaware corporation, and a wholly owned Subsidiary of Parent (“Merger Sub”), and CENTERPLATE, INC., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time (as defined hereafter). Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.02  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII, at the offices of Ropes & Gray LLP, Boston, MA, unless another date or place is agreed to in writing by the parties hereto.

Section 1.03  Effective Time.  Subject to the provisions of this Agreement, at the Closing, the parties shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.05  Certificate of Incorporation and Bylaws.

(a) The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06  Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, such officers to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Securities of the Constituent Corporations

Section 2.01  Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of Capital Stock of Merger Sub:

(a) Common Stock of Merger Sub.  Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of Capital Stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock.  Each share of common stock, par value $0.01 per share, of the Company (each a “Company Common Share” and collectively, the “Company Common Stock”) and each share of Company Preferred Stock (as defined in Section 3.03) held by the Company as treasury stock or owned by Parent or any of its Subsidiaries (including as part of an IDS unit) immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist and no payment shall be made with respect thereto.

(c) Company Capital Stock; Determination of Merger Consideration.  Each Company Common Share, including the Company Common Shares represented by the IDSs (as defined hereafter), outstanding as of the Effective Time (other than the Dissent Shares, as defined hereafter, and shares cancelled pursuant to Section 2.01(b)), by virtue of the Merger, shall be converted into a right to receive $0.01 in cash, without interest (the “Merger Consideration”).

(d) Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, Company Common Shares that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to dissent from the Merger pursuant to Section 262 of the DGCL (the “Dissenters’ Rights Statute”), who did not vote in favor of the Merger or consent thereto in writing and who complies in all other respects with the Dissenters’ Rights Statute shall not be converted into a right to receive the Merger Consideration as provided in Section 2.01(c) (“Dissent Shares”), but rather the holders of Dissent Shares shall be entitled to the right to receive payment of the fair value of such Dissent Shares in accordance with the Dissenters’ Rights Statute; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of the fair value under the Dissenters’ Rights Statute, then the right of such holder to be paid the fair value of such holder’s Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest, as provided in Section 2.01(c). The Company shall give prompt notice to Parent of any objections, notices of intent to dissent or demands received by the Company pursuant to the Dissenters’ Rights Statute and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. Each holder of Dissent Shares who becomes entitled to payment for such shares pursuant to the Dissenters’ Rights Statute shall receive payment therefor from the Surviving Corporation in accordance with the Dissenters’ Rights Statute.

Section 2.02  Payment for Company Common Shares.

(a) Prior to the Effective Time, the Company shall appoint an agent, subject to Parent’s approval of the terms and conditions of such appointment (such approval not to be unreasonably withheld), which shall be the

Company’s agent (the “Exchange Agent”) for the purpose of paying the Merger Consideration in exchange for all of the Company Common Shares outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 2.01(b)). At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent an amount in immediately available funds equal to the aggregate Merger Consideration required to be paid in accordance with Section 2.01. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of Company Common Shares at the Effective Time who has not already surrendered their Company Common Shares and delivered a letter of transmittal prior to the Effective Time (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to each certificate previously representing a Company Common Share (directly or indirectly as part of an IDS) (a “Certificate”) shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.04) or in the case of Company Common Shares represented by book-entry (“Book-Entry Shares”), upon the adherence to the procedures set forth in the letter of transmittal to the Exchange Agent, such letter of transmittal to be in the form and have such other provisions as Parent and the Company may agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.04) or, in the case of Book-Entry Shares, the surrender of such Company Common Shares in exchange for the Merger Consideration.

(b) Upon the surrender of a Certificate or of Book-Entry Shares (or affidavit of loss in lieu thereof as provided in Section 2.04) to the Exchange Agent in accordance with the terms of such letter of transmittal or the letter of transmittal distributed in connection with the Debt Tender Offer, duly executed, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds (before giving effect to any required Tax withholdings as provided in Section 2.02(g)) equal to (x) the number of Company Common Shares represented by such Certificate or book-entry (or affidavit of loss in lieu thereof as provided in Section 2.04) multiplied by (y) the Merger Consideration, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the transferred Certificate or Book-Entry Share is registered, it shall be a condition to such payment that the Person requesting such payment shall pay to the Exchange Agent any transfer or other fees or Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of the Exchange Agent that such fee or Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Company Common Shares. If, after the Effective Time, any Certificate or Book-Entry Shares is presented to the Surviving Corporation, it shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.02(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Company Common Shares six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Company Common Shares for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration in respect of such Company Common Shares, in any case without any interest thereon. Notwithstanding the foregoing, Parent, the Surviving Corporation and the Exchange Agent shall not be liable to any holder of Company Common Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Company Common Shares two (2) years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.02(a) to pay for Company Common Shares, for which appraisal rights have been perfected and have not been withdrawn or lost 30 days after the Effective Time, shall be returned to Parent, upon demand.

(g) Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder, or under any provision of state or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.

Section 2.03  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Company Common Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination or exchange of Company Common Shares, or stock dividend thereon with a record date during such period or issuer tender or exchange offer or similar transaction (excluding any such change as a result of any exercise of options outstanding as of the date hereof to purchase Company Common Shares granted under the Company’s stock option or compensation plans or arrangements), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.04  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of Company Common Shares, as contemplated by this Article II.

Section 2.05  Effect on Units.

(a) As of the Effective Time, each IDS separated in connection with the tender of Notes pursuant to the Debt Tender Offer shall entitle the holder thereof to receive (i) for the underlying Company Common Share, the Merger Consideration as provided in Section 2.01(c), (ii) for the underlying Note (or portion thereof) accepted for payment in the Debt Tender Offer, the Debt Tender Consideration and (iii) for the underlying Note (or portion thereof) not accepted for payment in the Debt Tender Offer, a new Subordinated Note of the Surviving Corporation representing the amount thereof which will remain outstanding.

(b) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any IDS, each issued and outstanding IDS that has not been separated in connection with the tender of Notes pursuant to the Debt Tender Offer shall be converted into an IDS of the Surviving Corporation consisting of the right to receive the Merger Consideration (in accordance with Section 2.01(c)) and one Subordinated Note of the Surviving Corporation. After the Effective Time, in order to receive the Merger Consideration for each Company Common Share underlying an IDS that has not be separated in connection with the tender of Notes pursuant to the Debt Tender, the holder must surrender such IDS for separation and the underlying Common Shares as described in Section 2.02.

ARTICLE III

Representations and Warranties of the Company

Except (i) as set forth in the disclosure schedule of the Company dated the date hereof (the “Company Disclosure Schedule”) (it being understood that any matter disclosed in any section or subsection of the Company Disclosure Schedule is deemed to be disclosed in any other section or subsection of the Company Disclosure Schedule only to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other section or subsection) or (ii) as set forth in the Company SEC Documents (as defined hereafter) filed since January 1, 2008 and prior to the date hereof (excluding any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub that:

Section 3.01  Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries (as defined hereafter) is duly organized, validly existing and in good standing, if available, under the Laws (as defined hereafter) of the jurisdiction in which it is incorporated or organized and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. The Company has made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended and restated to the date hereof, and the Certificate of Incorporation and Bylaws or other similar documents of each Subsidiary of the Company, each as amended and restated to the date hereof.

(b) Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing, if available, in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” shall mean any change, state of facts, event, occurrence or effect that, individually or in the aggregate with all such other changes, states of facts, events, occurrences or effects, would have a material adverse effect on (i) the ability of the Company to consummate the Merger or (ii) the business, assets, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole, provided, that none of the following shall constitute a Company Material Adverse Effect or, with the exception of (C) or (D), be taken into account when determining whether there has been or is reasonably expected to be a Company Material Adverse Effect: any effect on the Company resulting from or arising out of (A) to the extent that they do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole, (i) any change in conditions in the United States, foreign or global economy or capital or financial markets generally, including any change in interest or exchange rates, or (ii) any change in conditions (including any change in general legal, regulatory, political, economic or business conditions) in the industry in which the Company and its Subsidiaries conduct business, (B) the announcement of the execution of this Agreement or pendency (but not the Closing) of the transactions contemplated hereby, (C) any change in the market price or trading volume of the Company Common Stock, the IDSs or the Subordinated Notes (provided that the underlying cause of such change may constitute a Company Material Adverse Effect), (D) any failure to meet any revenue or earnings targets or projections of the Company (provided that the underlying cause of such failure may constitute a Company Material Adverse Effect), (E) any change in GAAP or (F) to the extent they do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole, any natural disaster or calamity, or act of terrorism, sabotage, military action or war or any escalation or worsening thereof (in each case, threatened, pending or declared).

Section 3.02  Subsidiaries.  Section 3.02 of the Company Disclosure Schedule lists all the Subsidiaries of the Company and, for each such Subsidiary, the jurisdiction of incorporation or formation, as applicable. All the outstanding shares of Capital Stock of, or other equity interests in, each such Subsidiary (i) have been duly authorized, validly issued and are fully paid and nonassessable, (ii) are owned directly or indirectly by the Company, (iii) are free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”) and (iv) are free of any restriction on the right to vote, sell or otherwise dispose of such Capital Stock or other equity interests. Neither the Company nor any of its Subsidiaries directly or indirectly owns Capital Stock of, or any other equity interest in, any entity other than the Subsidiaries listed in Section 3.02 of the Company Disclosure Schedule. There are no stock appreciation rights, stock options, phantom stock, profit participation or similar rights outstanding with respect to the Capital Stock of any direct or indirect Subsidiary of the Company.

Section 3.03  Capital Structure.

(a) The authorized Capital Stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the date of this Agreement (i) 20,981,813 shares of Company Common Stock were issued and outstanding, all of which shares of Company Common Stock are represented by the IDSs, (ii) 19,013,332 shares of Company Preferred Stock are held by the Company in its treasury, and (iii) no shares of Company Preferred Stock are issued and outstanding. All outstanding shares of Capital Stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive rights.

(b) (i) There are no issued, reserved for issuance or outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of Capital Stock or voting securities of the Company or any of its Subsidiaries or (B) warrants, calls, options, subscriptions or other rights, agreements or commitments to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any Capital Stock, voting securities or securities convertible into or exchangeable or exercisable for Capital Stock or voting securities of the Company or any of its Subsidiaries and (ii) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement or proxy with respect to the voting of any such securities.

(c) As of the date hereof, the only outstanding capital lease obligations requiring annual payments in excess of $100,000 individually or $1,000,000 in the aggregate, or indebtedness for borrowed money and indebtedness secured by mortgages or Liens, or guarantees of the foregoing of the Company or its Subsidiaries requiring annual payments in excess of $50,000 individually, are set forth on Section 3.03(c) of the Company Disclosure Schedule (including the respective amounts outstanding as of the date set forth therein of each of the foregoing).

Section 3.04  Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, other than Shareholder Approval (as defined hereafter), on the part of the Company, and no other corporate proceedings, other than Shareholder Approval, on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally, and to general equity principles, in each case from time to time in effect). The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) resolving that the adoption of this Agreement be submitted to the shareholders of the Company for a vote and (iii) recommending that the shareholders of the Company adopt this Agreement (the “Company Board Recommendation”). The affirmative vote of the holders of a majority of the outstanding Company Common Shares (the “Shareholder Approval”) is the only vote of the holders of any of the Company’s Capital Stock necessary in connection with the consummation of the Merger.

(b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, require the consent, waiver, approval or authorization from any party to, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Certificate of

Incorporation or the Bylaws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any Contract or Permit of the Company or any of its Subsidiaries or (iii) subject to the Shareholder Approval and the governmental filings and other matters referred to in Section 3.06, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clause (ii), any such conflicts, consents, waivers, approvals, authorizations, violations, breaches, defaults, rights or Liens that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.05  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than UBS Securities LLC and Evercore Group L.L.C. (the fees and expenses of which will be paid by the Company), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or com mission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.06  Governmental Approvals and Consents.

(a) No consent, waiver, approval, order, license or permit of, or authorization of, action by or in respect of, or registration, declaration or filing with or notification to, any Federal, state, county, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority, non-governmental self-regulatory agency, commission or authority, or any arbitrator, whether Federal, state, county, local or foreign (each, a “Governmental Authority”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any requirements of the applicable securities Laws or the rules or regulations of any stock exchanges on which any securities of the Company or any of its Affiliates are listed, (iii) any consent, waiver, approval, order, license or permit of, or authorization of, action by or in respect of, or registration, declaration or filing with or notification to, any Governmental Authority with respect to any liquor Laws or public health Laws, and (iv) any other consent, waiver, approval, order, license or permit of, or authorization of, action by or in respect of, or registration, declaration or filing with or notification to, any Governmental Authority with respect to which the failure to obtain or make, as applicable, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect; provided, however, that the term “Governmental Authority” shall not include any Governmental Authority in its capacity as a party to a customer contract with the Company.

(b) The Company has taken all actions necessary such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination,” “stockholder protection” or other similar antitakeover statute or regulation enacted under state or Federal Laws (including Section 203 of the DGCL) is, or at the Effective Time, will be, applicable to this Agreement or to the transactions contemplated hereby.

Section 3.07  Company SEC Documents; Financial Reports.

(a) Since January 2, 2006, the Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) and the securities regulatory authority in each of the provinces of Canada (the “Canadian Securities Commissions” or the “CSC”) (collectively, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements (except as and to the extent modified or superseded in any subsequent Company SEC Document filed prior to the date of this Agreement) of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. As of their respective dates (except as and to the extent modified or superseded in any subsequent Company SEC Document filed prior to the date of this Agreement), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that, if the Company amends any of the Company SEC Documents, the fact of the filing of such amendment shall not, in and of itself, be deemed to mean or imply that any representation or warranty in this Agreement was not true when made or became untrue thereafter.

(b) The financial statements of the Company included in the Company SEC Documents were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Neither the Company nor any of its Subsidiaries has any indebtedness, obligations or other liabilities (whether absolute, accrued, fixed, contingent or otherwise) (“Liabilities”) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except Liabilities (i) reflected or reserved against on the audited balance sheet of the Company as of January 2, 2008 (the “Audited Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents, (ii) incurred since the Audited Balance Sheet Date and reflected in any unaudited balance sheet of the Company included in the SEC Documents, (iii) incurred in connection with the transactions contemplated by this Agreement or (iv) incurred in the ordinary course of business consistent with past practice since such date which would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.08  Absence of Certain Changes or Events.  Except for actions undertaken in connection with this Agreement and the transactions contemplated hereby, since January 2, 2008 (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, (b) neither the Company nor any of its Subsidiaries has engaged in any material transaction or entered into any material agreement outside the ordinary course of business, (c) other than in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has increased the compensation of any officer or granted any general salary or benefits increase to their respective employees, (d) other than in the ordinary course of business consistent with past practice, there has been no declaration, setting aside or payment of any dividend or other distribution with respect to the Company Common Stock, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any stock or other securities of the Company or any of its Subsidiaries, (e) there has been no material change by the Company in accounting principles, practices or methods and (f) since the Audited Balance Sheet Date there has not occurred any circumstance or event that has had, or would be reasonably expected to have, a Company Material Adverse Effect.

Section 3.09  Litigation.  There is no Action pending, and since January 1, 2006 there has been no Action pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets that individually or in the aggregate has had, or would reasonably be expected to have, a Company Material Adverse Effect, nor is there, or since January 1, 2006 has there been, any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries except for those that individually or in the aggregate have not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.10  Contracts.

(a) Section 3.10(a) of the Company Disclosure Schedule lists any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, instrument, permit or license (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject as of the date hereof and which falls within any of the following categories:

(i) any Contract with a customer of the Company or any of its Subsidiaries that has produced revenue for the Company or any of its Subsidiaries in excess of $5,000,000 during the twelve month period ended January 2, 2008 (each such customer, a “Significant Customer”);

(ii) any material Contract pursuant to which Intellectual Property is licensed to or from the Company or any of its Subsidiaries, other than Contracts licensing the right to use off-the-shelf or other readily commercially available third party software, which is not licensed pursuant to a written agreement, but is executed by the licensee, such as by click-wrap or shrink-wrap license;

(iii) any Contract to which the Company or any of its Subsidiaries is party concerning a partnership or joint venture with one or more Persons;

(iv) any Contract containing terms purporting to materially limit the ability of the Company or any of its Subsidiaries to compete in any line of business in any geographic area;

(v) any Contract that contains any outstanding commitments for capital expenditures in excess of $1,000,000;

(vi) any Contract relating to indebtedness for borrowed money that has been incurred in amounts in excess of $500,000;

(vii) any Contract with or for the benefit of any Affiliate of the Company or any of its Subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(viii) any Contract with a supplier of the Company that has provided for payments by the Company or any of its Subsidiaries in excess of $2,750,000 during the twelve month period ended January 2, 2008 (each such supplier a “Significant Supplier”);

(ix) any Contract with any individual (including a director, officer or employee of the Company or any of its Subsidiaries) who provides services to the Company or any of its Subsidiaries, that contains obligations of the Company or any of its Subsidiaries to pay annual compensation in excess of $100,000, or that contains obligations of the Company or any of its Subsidiaries to make severance payments, or any payments that will become due and payable as a consequence of the Merger;

(x) all Collective Bargaining Agreements; and

(xi) any Contract listed on Section 3.10(a)(xi) of the Company Disclosure Schedule.

All of the Contracts required to be disclosed by this Section 3.10(a) are referred to herein as “Company Contracts.”

(b) True and complete copies of each Company Contract, including all amendments and supplements thereto, have been made available to Parent. No breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party or obligor with respect thereto, has occurred and is continuing except for those breaches and defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 3.10(c) of the Company Disclosure Schedule lists any contract that is listed on Sections 3.10(a)(i) through 3.10(a)(iii) of the Company Disclosure Schedule which contains (A) an express “change of control” provision that would require the consent of the counterparty in connection with the Merger or (B) a provision that allows the counterparty to terminate for convenience or at will.

Section 3.11  Compliance with Laws.  The business of the Company and each of its Subsidiaries is being conducted, and since January 1, 2006 has been conducted, in compliance in all material respects with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Authority (collectively, “Laws”) applicable to the Company, its Subsidiaries, its properties or other assets or its business or operations, except for instances of noncompliance that individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has obtained all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as presently conducted, except for any Permits with respect to which the failure to obtain would not reasonably be expected to have a Company Material Adverse Effect. All such Permits are valid and in full force and effect and there has not occurred any default under any such Permit except for any invalidity or defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.12  ERISA.

(a) List of Plans.  All employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), equity plans, or any deferred compensation, retirement, welfare benefit, bonus, incentive or fringe-benefit plan, program or arrangement, whether covering an individual or group, that are sponsored, maintained or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries has or may have any Liabilities, other than multi-employer plans (“Employee Benefit Plans”) are listed on Section 3.12(a) of the Company Disclosure Schedule. For each Employee Benefit Plan, the Company has provided or made available to Parent accurate and complete copies of each of the following: (a) if the Employee Benefit Plan has been reduced to writing, the plan document together with all amendments thereto, (b) if the Employee Benefit Plan has not been reduced to writing, a written summary of all material plan terms, (c) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (d) copies of any summary plan descriptions, employee handbooks or similar Employee Benefit Plan descriptions, (e) in the case of any Employee Benefit Plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination letter from the Internal Revenue Service and any related correspondence, and a copy of any pending request for such determination, (f) in the case of any funding arrangement intended to qualify as a VEBA under Code Section 501(c)(9), a copy of the IRS letter determining that it so qualifies and (g) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached.

(b) Material Compliance.  To the Company’s Knowledge, each Employee Benefit Plan that is intended to be qualified under Code Section 401(a) is so qualified. All Employee Benefit Plans are materially in compliance with their terms and with the presently applicable provisions of ERISA and the Code. Nothing has occurred with respect to any Employee Benefit Plan that has subjected or would reasonably be expected to subject the Company to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or would reasonably be expected to subject any participant in, or beneficiary of, a Company Plan, to a tax under Code Section 4973. All required contributions to, and premium payments on account of, each Employee Benefit Plan have been made on a timely basis and have been properly accrued in accordance with GAAP.

(c) Pension Plans.  Neither the Company nor any of its ERISA Affiliates maintains or contributes to, or in the past six (6) years has maintained or contributed to, any plan subject to Title IV of ERISA or Code Section 412 other than a Multiemployer Plan.

(d) Multiemployer Plans.  All Multiemployer Plans are listed on Section 3.12(d) of the Company Disclosure Schedule. Neither the Company nor any of its ERISA Affiliates has incurred, or reasonably expects to incur, any liability under Sections 4201 et seq. or 4243 of ERISA with respect to any Multiemployer Plan. The Company and its ERISA Affiliates have complied with the minimum funding requirements of the Code and ERISA with respect to any Multiemployer Plan.

(e) Investigations; Prohibited Transactions.  Except where failure to comply would not reasonably be expected to have a Company Material Adverse Effect, with respect to all Employee Benefit Plans, (i) there are no pending nor, to the Company’s Knowledge, threatened investigations or claims (other than routine claims for benefits) and (ii) there have been no prohibited transactions under the Code or ERISA.

(f) Post-Termination Benefits.  Except as required under Section 601 et seq. of ERISA, no Employee Benefit Plan provides or has any obligation to provide benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(g) 409A.  Except where failure to comply would not reasonably be expected to have a Company Material Adverse Effect, each Employee Benefit Plan that is subject to the requirements of Code Section 409A has been adopted and administered in good faith compliance with such Section and the regulations issued thereunder.

(h) 280G.  The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any current or former officer, employee, director or independent contractor to any bonus, severance, retirement, or other benefit or accelerate the time of payment or vesting or trigger any payment or funding of compensation under, increase the amount payable or trigger any other obligation pursuant to Employee Benefit Plan or (ii) cause any compensation or benefit payable to any employee of the Company or its Subsidiaries not to be deductible under Code Section 280G or to be subject to any excise tax under Code Section 4999.

Section 3.13  Labor.

(a) Section 3.13 of the Company Disclosure Schedule sets forth a list of all collective bargaining agreements with any labor union or other representative of a group of employees to which the Company or any of its Subsidiaries is a party (“Collective Bargaining Agreements”) as of the date hereof. True and complete copies of each such Collective Bargaining Agreement, including all amendments and supplements thereto, have been made available to Parent.

(b) There is not any work stoppage, slowdown, lockout, picketing or employee strike involving the Company or any of its Subsidiaries and, to the Knowledge of the Company, none of the foregoing that would reasonably be expected to have a Company Material Adverse Effect has been threatened. There are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. No petition has been filed or proceedings instituted by an employee or group of employees of the Company or any of its Subsidiaries with any labor relations board seeking recognition of a bargaining representative that is not already the bargaining representative of such employee or group of employees. There is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize any employees of the Company or any of its Subsidiaries and there is no pending demand for recognition of any employees of the Company or any of its Subsidiaries by or on behalf of, any labor union.

(c) As of the date hereof, to the Knowledge of the Company, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, including but not limited to wages and hours and the classification of employees and independent contractors, and have not been and are not engaged in any unfair labor practice as defined by any applicable Laws, the violation of which could, individually or in the aggregate, have a Company Material Adverse Effect. There is no investigation, audit or review pending (or, to the knowledge of the Company, threatened) by any Governmental Authority with respect to the Company or any of its Subsidiaries concerning employment and employment practices, terms and conditions of employment, or unfair labor practices as defined by any applicable Laws, an adverse finding in which could, individually or in the aggregate, have a Company Material Adverse Effect.

(e) The Company and its Subsidiaries have provided to Parent copies of all written employment agreements, and are in material compliance with all employment agreements, consulting and other service contracts, written employee or human resources personnel policies (to the extent they contain enforceable obligations), handbooks or manuals, and severance or separation agreements, except as would not reasonably be expected to have a Company Material Adverse Effect.

(f) Neither the Company nor any of its Subsidiaries has, during the ninety (90) day period prior to the date hereof, taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining and Notification (“WARN”) Act or would otherwise trigger notice requirements or liability under any other Laws respecting plant closing notice. No arbitration, court decision or governmental order to which the Company or any of its Subsidiaries is a party or is subject in any way limits or restricts the Company or any of its Subsidiaries from relocating or closing any of the operations of the Company or any of its Subsidiaries.

Section 3.14  Intellectual Property.

(a) Section 3.14 of the Company Disclosure Schedule sets forth a true and complete list of registered Intellectual Property and material unregistered Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries as of the date hereof, identifying for each whether it is owned by or exclusively licensed to the Company or the relevant Subsidiary. Section 3.14 of the Company Disclosure Schedule lists the record owner of each such item of Intellectual Property and the jurisdiction in which each such item of Intellectual Property has been issued or registered or in which each such application for the issuance or registration of such item of Intellectual Property has been filed.

(b) No registered Trademark or service mark (each, a “Mark”) identified on Section 3.14 of the Company Disclosure Schedule has been or is now involved in any opposition or cancellation proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened in writing with respect to any of such Marks.

(c) (i) All registered Marks identified on Section 3.14 of the Company Disclosure Schedules (“Company Registered IP”) are valid and subsisting and, to the Knowledge of the Company, enforceable and (ii) neither the Company nor any of its Subsidiaries has received any notice from any third party challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP which is necessary to operate the business. All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Company Registered IP which is necessary to operate the business have been paid and all necessary documents, certificates and other relevant filing in connection with such Company Registered IP have been timely filed with the relevant patent, trademark, copyright or other relevant authorities in the United States, or other jurisdictions, for the purpose of maintaining such Company Registered IP.

(d) The Company and its Subsidiaries own, license or otherwise have the right to use, free and clear of any and all encumbrances, liens, license (royalty bearing or royalty-free) or obligations to others requiring payment to any person or any obligation to grant any right to any person, all Intellectual Property that is necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, except as would not be reasonably expected to have a Company Material Adverse Effect.

(e) To the Knowledge of the Company, the business of the Company and its Subsidiaries as currently conducted (including the use of the Intellectual Property) does not infringe or otherwise violate any Third Party Intellectual Property and there is no such claim pending or, to the Knowledge of the Company, threatened against any of the Company or its Subsidiaries. To the Knowledge of the Company, there is no reasonable basis for any claim that the Company does not so own any of the Intellectual Property which is necessary to operate the business. No material Company Registered IP is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company or its Subsidiaries.

(f) To the Knowledge of the Company, and except as has not had or would not reasonably be expected to have a Company Material Adverse Effect, (i) no Third Party is infringing or otherwise violating any material Intellectual Property owned by the Company or its Subsidiaries, and (ii) no such claims are pending or threatened against any Third Party by any of the Company or its Subsidiaries.

(g) The Company and each of its Subsidiaries has taken all commercially reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and to protect the secrecy, confidentiality and value of all information that constitutes or constituted a trade secret of the Company or any of its Subsidiaries. During the two (2) years prior to the date of this Agreement, to the Knowledge of the Company, there have been no material unauthorized disclosures of the Company’s trade secrets or non-public proprietary information to a third party.

(h) The Company and each of its Subsidiaries maintains policies and procedures regarding data security and privacy that are in material compliance with all applicable laws. The Company has installed or operates a Payment Card Industry compliant version of a point of sale system at approximately 50 of its venues and operates credit card processing devices in a manner consistent with Payment Card Industry Standards at its other venues. To the Knowledge of the Company, there have been no security breaches relating to violations or any security policy or any unauthorized access of any data or information of the Company’s software or technology systems in the last two (2) years. The use and dissemination by the Company of any and all personal and confidential data or information concerning individuals is in material compliance with all such privacy policies and laws.

(i) The Company owns, leases, licenses or otherwise has the rights to use all material software systems, computer hardware, databases, computer equipment and other information technology assets that are necessary for the operations of the Company’s business, and, to the Knowledge of the Company, in the last twelve (12) months, there have been no material failures, breakdowns, breaches, outages or unavailability of any of the foregoing.

Section 3.15  Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) To the Company’s Knowledge: (i) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and Permits, and have obtained all Permits required under applicable Environmental Law for the operation of the business of the Company and its Subsidiaries; and (ii) there are no liabilities of the Company or any of its Subsidiaries arising under or relating to any Environmental Law (whether directly as a result of the operations and activities of the Company or its Subsidiaries, or indirectly as a result of the Company’s or any Subsidiary’s relationship with any predecessor in interest), and there is no condition, occurrence, activity or circumstance that would reasonably be expected to result in or be the basis for any such liabilities;

(b) To the Company’s Knowledge, no notice, notification, demand, request for information, citation, summons or order has been received, no penalty has been assessed, no investigation, action, claim, suit or proceeding is pending, or, to the Knowledge of the Company, is threatened, by any Governmental Authority or other person relating to the Company or any of its Subsidiaries that alleges a violation by the Company or any of its Subsidiaries of any Environmental Law, or that seeks to impose liability on or recover damages from the Company or any of its Subsidiaries pursuant to any Environmental Law;

(c) To the Company’s Knowledge, no Releases of Hazardous Materials have occurred at, on or from any real property owned, leased or operated by the Company or any of its Subsidiaries, for which Releases the Company or any of its Subsidiaries would reasonably be expected to have any liability under Environmental Law. Neither the Company nor any of its Subsidiaries is conducting or paying, in whole or in part, for any investigation, response, or other corrective action under any Environmental Law at any location or facility; and

(d) Neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations under any Environmental Law.

For purposes of this Agreement, “Environmental Law” means the common law and all federal, state and local laws, statutes, rules, regulations, codes, ordinances, orders, judgments and decrees relating to pollution or to the protection of the Environment and of human health (to the extent relating to exposure to Hazardous Materials), or to the use, handling, distribution, generation, transportation, storage, treatment, Release or exposure to Hazardous Materials; “Environment” means surface or ground water, soil, surface and subsurface strata, ambient air, indoor air, and natural resources such as wetlands, flora and fauna; “Hazardous Materials” means any chemical, substance, waste, pollutant, contaminant, compound, mixture or constituent in any form, including petroleum, asbestos and asbestos-containing materials, regulated or which can give rise to liability under any Environmental Law; and “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, leaching, dispersal or migration on, into or through the Environment or into or out of any property, facility or equipment.

Section 3.16  Taxes.

(a) Each of the Company and its Subsidiaries has timely and properly filed or caused to be filed, taking into account any extensions, all U.S. federal income and other Tax Returns and reports required to be filed, and have paid or caused to be paid or adequately reserved for in accordance with GAAP, all material Taxes due and payable by it (whether or not shown on any Tax Return) on or prior to the date hereof. All such Tax Returns were true, correct and complete in all material respects.

(b) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company and each Subsidiary has, in accordance with GAAP, made due and sufficient accruals for such Taxes in the books and records of the Company or such Subsidiary (as appropriate). Section 3.16(b) of the Company Disclosure Schedule identifies each “tax position” and the measurement thereof as required by FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. Parent has been provided with all work and other papers of the Company, each Subsidiary and its advisors related to the foregoing.

(c) To the Knowledge of the Company, no claim has been made in writing by any taxing jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(d) Neither the Company nor any of its Subsidiaries has received written notice of any proceeding or audit against, or with respect to any Taxes of, the Company or any of its Subsidiaries (and, to the Knowledge of the Company, no such audit or proceeding is currently pending against either the Company or any of its Subsidiaries). No material deficiencies for any Taxes have been assessed against the Company or any of its Subsidiaries.

(e) The federal, state and foreign “net operating losses,” tax credit carryforwards and other tax attributes (collectively, the “Tax Attributes”) of the Company and its consolidated subsidiaries through the date of the most recently filed applicable Tax Return are set forth in Section 3.16(e) of the Company Disclosure Schedule. Section 3.16(e) of the Company Disclosure Schedule describes the amount or other limitation (if any) on the use of Tax Attributes pursuant to Section 382 or 383 of the Code (including the amount of net unrealized built-in gain or loss at the date of any ownership change, all within the meaning of Section 382 of the Code) or the separate return limitation year rules under the applicable consolidated return provisions of the regulations of the U.S. Department of the Treasury or comparable provisions of state, local or foreign Law.

(f) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock, occurring within the past two years, that was intended to qualify for tax-free treatment under Section 355 of the Code.

(g) There are no liens for a material amount of Taxes, other than Taxes that are not yet due, on the assets of the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries has been included in any consolidated, unitary or combined Tax Return provided for under the Law of the United States, any foreign jurisdiction, or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired, other than the consolidated, unitary or combined group of which the Company and its Subsidiaries are the sole members.

(i) The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Authorities all material Taxes required to have been withheld by them in connection with amounts paid or owing to any employee, creditor or other person. The Company and its Subsidiaries have complied in all material respects with all recordkeeping and reporting requirements in connection with amounts paid or owing to any employee, creditor, independent contractor, or other person.

(j) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to the assessment or collection of Taxes against the Company or any of its Subsidiaries.

(k) Neither the Company nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes (other than agreements among the Company and its Subsidiaries).

(l) Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provisions of state, local or foreign Tax law) made prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provisions of state, local or foreign Tax law) executed during the six (6) year period ending on the Closing Date, (iii) any installment sale or other transaction disposition made on or prior to the Closing Date, or (iv) any prepaid amount received on or prior to the Closing Date.

(m) Neither the Company nor any Subsidiary has participated in any “listed transaction” within the meaning of Treas. Reg. Section 1.6011-4(b).

Section 3.17  Commercial Relationships.  Since January 2, 2008 through the date hereof, none of the Company’s Significant Customers or Significant Suppliers has cancelled or terminated its relationship with the Company or any Subsidiary. As of the date hereof, the Company does not have any Knowledge of any plan or intention of any such Significant Customer or Significant Supplier to cancel or terminate its relationship with the Company or any Subsidiary, and the senior management of the Company has not received any written threat or notice from any such Significant Customer or Significant Supplier, to cancel or terminate its relationship with the Company or any Subsidiary.

Section 3.18  Internal Controls.  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors and Parent (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting other than as described in the Company SEC Documents.

Section 3.19  Opinion.  The Board of Directors of the Company has received the written opinion of Evercore Group L.L.C., dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions and qualifications contained therein, the Aggregate Consideration (as defined therein) is within the range of Net Enterprise Values (as defined therein) that Evercore Group L.L.C. estimates for the Company.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except as set forth in the disclosure schedule of Parent and Merger Sub dated the date hereof (the “Acquiror Disclosure Schedule”) (it being understood that any matter disclosed in any section or subsection of the Acquiror Disclosure Schedule is deemed to be disclosed in any other section or subsection of the Acquiror Disclosure Schedule only to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other section or subsection), Parent and Merger Sub represent and warrant to the Company that as of the date hereof (unless such statement expressly relates to an earlier date):

Section 4.01  Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

Section 4.02  Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and, consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings, including any vote of security holders of Parent, on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally, any to general equity principles, in each case from time to time in effect). The respective Board of Directors of Parent and Merger Sub, at a meeting duly called and held, duly adopted resolutions approving and declaring advisable this Agreement and have been adopted by Parent as the sole stockholder of Merger Sub.

(b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, require the consent, waiver, approval or authorization from any party to, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under (i) the Certificate of Incorporation or Bylaws of Parent and Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.03, any Law applicable to Parent or Merger Sub or their respective properties or other assets.

Section 4.03  Governmental Approvals.  No consent, waiver, approval, order, license or permit of, or authorization of, action by or in respect of, or registration, declaration or filing with or notification to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any requirements of the applicable securities Laws or the stock exchanges on which any securities of Parent or any of its Affiliates are subject and (c) compliance with any requirements of any Governmental Authority with respect to any liquor Law or public health Law.

Section 4.04  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person (other than those, the fees and expenses of which will be paid by Parent or the Surviving Corporation) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.05  Financing.  Parent has delivered to the Company true and complete copies of (i) the equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), by and between Parent and Kohlberg Investors VI, L.P. (“Sponsor”), pursuant to which Sponsor has committed to provide the cash equity financing to Parent in connection with the transactions contemplated hereby, and (ii) the executed debt commitment letter, dated as of the date hereof (the “Debt Commitment Letter”), among Parent and National City Bank (the “Lender”), pursuant to which the Lender has committed to provide the debt financing (the “Debt Financing”) described therein in connection with the transactions contemplated hereby. The Equity Commitment Letter, together with the Debt Commitment Letter, are sometimes referred to collectively herein as the “Commitment Letters,” and the amounts committed pursuant to the Commitment Letters being the “Financing.” As of the date of this Agreement, the commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect and the Commitment Letters have not been amended or modified. As of the date of this Agreement, the Commitment Letters are in full force and effect in the form delivered to the Company and the Commitment Letters constitute the valid and binding obligations of the Parent and, to the Knowledge of the Parent, the other parties thereto. There are no conditions precedent or other contingencies or agreements related to the funding of the full amount of the Financing, other than as set forth in the Commitment Letters and the Fee Letter, dated as of the date hereof, among Parent, the Sponsor and the Lender (the “Disclosed Conditions”) and, to the Knowledge of Parent or Merger Sub, except as set forth in the Debt Commitment Letter and the Fee Letter, no Person has any right to impose, and neither the Lenders nor Parent has any obligation to accept, (A) any condition precedent to such funding other than the Disclosed Conditions nor (B) any reduction to the aggregate amount available under the Debt Commitment Letter on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount under the Debt Commitment Letter on the Closing Date). Parent has fully paid all commitment fees required to be paid in connection with the Debt Commitment Letter. Assuming the accuracy of the representations and warranties in Article III and compliance by the Company with its cove- nants set forth herein, the Financing, together with any cash or cash equivalents available to the Company, would provide Parent and Merger Sub with acquisition financing at the Effective Time sufficient for Parent and the Surviving Corporation to pay the aggregate Merger Consideration and Debt Tender Consideration and any other payments contemplated in this Agreement (including the refinancing of any outstanding indebtedness of the Company) and to pay all fees and expenses related to the Financing, the Merger, the Debt Tender Offer or any other transactions contemplated by this Agreement. As of the date of this Agreement, assuming the accuracy of the representations and warranties in Article III and compliance by the Company with its covenants set forth herein, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Merger Sub on the Closing Date.

Section 4.06  Solvency; Surviving Corporation After the Merger.  Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in Article III are true and correct in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, (a) the aggregate value of the Surviving Corporation’s assets will exceed its total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) at a fair valuation and at fair saleable value; (b) the Surviving Corporation will have the ability to pay its total debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become due in the usual course of its business; and (c) the Surviving Corporation will not have an unreasonably small amount of capital with which to conduct its business.

Section 4.07  Business Conduct.

(a) Merger Sub was incorporated on September 18, 2008. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement, the Merger and the Financing. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

(b) There are no contracts, agreements, arrangements or transactions between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s current officers or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Merger.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01  Conduct of Business.  During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as provided in Section 5.01 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its Capital Stock, other than dividends or distributions by a direct or indirect Subsidiary of the Company (A) to its parent or (B) to a third party as required by the terms of any agreement listed on Section 5.01(a) of the Company Disclosure Schedule or (ii) split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Capital Stock;

(b) issue, sell, grant, pledge or otherwise encumber any shares of its Capital Stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units;

(c) amend the Certificate of Incorporation or Bylaws of the Company or the comparable charter or organizational documents of any of its Subsidiaries;

(d) acquire in any manner assets of any Third Party, except for acquisitions of assets in the ordinary course of business consistent with past practice or that would not be material to the Company and its Subsidiaries taken as a whole;

(e) sell, transfer, pledge, lease, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets to a Third Party, except for sales of properties or other assets in the ordinary course of business consistent with past practice or that would not be material to the Company and its Subsidiaries taken as a whole or for pledges of collateral in accordance with the Company’s credit facilities;

(f) incur, assume or modify any indebtedness for money borrowed or guarantee thereof, including any capitalized lease obligations but excluding (i) any capitalized lease obligations with an aggregate capitalized amount less than $500,000, intercompany debt, letters of credit entered into or performance bonds posted in the ordinary course of business consistent with past practice or (ii) drawdowns or borrowings under the credit facilities of the Company in effect on the date hereof;

(g) acquire directly or indirectly, by repurchase or otherwise any shares of the Capital Stock of the Company or any Subsidiary except as contemplated by this Agreement;

(h) grant to any director, officer or employee of the Company or any of its Subsidiaries (i) any increase in compensation, bonus or other benefits or (ii) any increase in severance, change of control or termination pay, other than, with respect to employees who are not executive officers or directors, increases in compensation, bonus or other benefits in the ordinary course of business consistent with past practice or as required by a written agreement in effect on the date hereof;

(i) enter into, amend or terminate any Company Contract (or Contract which, if in existence on the date hereof would be required to be listed on Section 3.10(a) of the Company Disclosure Schedule), other than in the ordinary course of business consistent with past practice, or make capital expenditures in connection therewith, other than as required thereunder;

(j) pay, discharge, waive, release, assign, settle, satisfy or forgive any Action, other than Actions grounded in tort law and other commercial claims that arise or have arisen in the ordinary course of business (but specifically excluding any Action relating to the transactions contemplated hereby) and only to the extent that the aggregate payments related to the settlement of all such Actions do not exceed $300,000 in the aggregate plus the amount set forth on Section 5.01(j) of the Company Disclosure Schedule with respect to the matter identified therein and subject to the conditions set forth therein;

(k) (i) make or change any material Tax election; (ii) change annual Tax accounting period or material method of Tax accounting; (iii) except as required by applicable Law, file any amended Tax Return; (iv) enter into any closing agreement with respect to Taxes; (v) settle any Tax claim or assessment; or (vi) consent to any extension or waiver of the limitations period for the assessment of any Tax;

(l) make any payments, incur any liabilities or grant contractual or other concessions to counterparties in order to secure any consents necessary in connection with the transactions contemplated hereby under any Contracts or Permits, other than, with respect to any Permits, payments of filing, application and similar fees; or

(m) authorize any of, or commit or agree to take any of, the foregoing actions.

Section 5.02  Stockholder Meeting; Proxy Material.

(a) Each of the Company and Parent shall cooperate with each other in the preparation of the proxy statement (including the letter to shareholders, notice of meeting and form of proxy, the “Proxy Statement”) (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement. As promptly as practicable the Company shall prepare and file with the SEC and CSC a preliminary Proxy Statement; provided, however, that the Company shall furnish such preliminary Proxy Statement to Parent and give Parent and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. The Company shall notify Parent of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent, as promptly as reasonably practicable, copies of all written correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. If comments are received from the SEC staff with respect to the preliminary Proxy Statement, the Company shall respond as promptly as reasonably practicable to the comments of the SEC. The Company shall provide Parent and its legal counsel with a reasonable opportunity to review any amendment or supplement to each of the preliminary and the definitive Proxy Statement prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. Parent shall promptly provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall file the definitive Proxy Statement with the SEC and CSC and cause the Proxy Statement to be mailed (including by electronic delivery if permitted) as promptly as reasonably practicable, to its holders of record, as of the record date established by the Board of Directors of the Company.

(b) The Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-laws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of voting on the adoption of the Agreement and the Merger (such meeting or any adjournment or postponement thereof, (the “Company Meeting”) and the Company’s obligation to call, hold, and convene the Company Meeting shall not be affected by (i) the commencement, proposal, disclosure, or announcement of any Company

Proposal (as defined hereafter) or (ii) any Adverse Recommendation Change (as defined in Section 5.03(b)), unless in either case the Agreement is terminated pursuant to Article VIII. Subject to complying with its fiduciary duties under applicable Law, (A) the Board of Directors of the Company shall recommend that the shareholders of the Company vote in favor of the adoption of this Agreement and the Merger at the Company’s shareholders’ meeting and the Board of Directors of the Company shall use its reasonable best efforts to solicit from holders of the Company proxies in favor of the adoption of this Agreement and the Merger and (B) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s shareholders vote in favor of adoption of this Agreement at the Company Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company shall adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting; provided, that no adjournment may be to a date on or after three Business Days prior to the date set forth in Section 8.01(b)(i).

Section 5.03  No Solicitation; Other Offers.

(a) Subject to Section 5.03(c), from and after the date hereof, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate, or take any action to facilitate or encourage the submission of any Company Proposal or (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, a Company Proposal. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Company Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. For purposes of this Agreement “Company Proposal” shall mean (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or any of its Subsidiaries or (ii) any proposal or offer to acquire in any manner, directly or indirectly, 33 1/3% or more of (A) the equity securities, debt securities or IDSs of the Company or any of its Subsidiaries or (B) the assets of the Company or any of its Subsidiaries outside the ordinary course of business, in each case other than the transactions contemplated by this Agreement and the agreements to be executed in connection herewith.

(b) The Board of Directors of the Company shall not (and shall not permit any committee thereof to) (i) (A) withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), the approval, adoption or recommendation by such Board of Directors of this Agreement and the Merger or fail to recommend to the shareholders in the Proxy Statement that they approve the Merger or (B) endorse, approve, adopt, submit to Company shareholders (including by seeking to obtain an action by written consent of some or all of the Company’s shareholders) or recommend, or propose publicly to endorse, approve, adopt, submit to shareholders of the Company or recommend, any Company Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) enter into, adopt or recommend, or publicly propose to enter into, adopt or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding or other agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Company Proposal (other than a confidentiality agreement referred to in Section 5.03(c)) (any such document, an “Acquisition Agreement”). For the avoidance of doubt, for purposes of this Agreement, a Notice of Superior Proposal, a notice of any Company Proposal (whether or not the Board of Directors of the Company determines that it is a Superior Proposal or reasonably expects that it would result in a Superior Proposal), any other notice required by this Section 5.03 or any disclosure thereof shall not constitute an Adverse Recommendation Change.

(c) Notwithstanding the foregoing, (A) the Board of Directors may effect an Adverse Recommendation Change for any reason other than in response to a Company Proposal and (B) subject to the provisions of Section 5.03(e), the Board of Directors, directly or indirectly through advisors, agents or other intermediaries, at any time prior to the adoption and approval of the Merger by the Company’s shareholders, may, subject to the Company’s compliance with Section 5.03(a), in response to a Third Party’s bona fide written Company Proposal that the Board of Directors determines constitutes, or is reasonably expected to result in, a Superior Proposal, (i) enter into or participate in any discussions or negotiations with, and furnish any information relating to the Company or any of its Subsidiaries to or afford such Third Party access to, the business, properties, assets, books or records of, the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, such Third Party and its auditors, advisors and lenders (subject to a confidentiality agreement (including a customary standstill) with terms no less favorable to the Company than those contained in the Confidentiality Agreement (as defined hereafter)), (ii) effect an Adverse Recommendation Change and (iii) take any action that any court of competent jurisdiction orders the Company to take but, in the case of the foregoing clauses (A) and (B)(i) and (B)(ii), only if the Board of Directors, after considering the advice from outside legal counsel to the Company, determines in good faith that it should take such action to comply with its fiduciary duties under applicable Law.

(d) Nothing contained herein shall prevent the Board of Directors from complying with Rule 14e-2(a) under the Exchange Act with regard to a Company Proposal. For the avoidance of doubt, for all purposes under this Agreement, including Article VIII, any disclosure by the Board of Directors of the status of any Company Proposal (without comment on the merits thereof) shall not be considered a failure to make, withdrawal or modification adverse to Parent or Merger Sub of its Company Board Recommendation.

(e) The Board of Directors shall not take any of the actions referred to in clauses (B)(i) and (B)(ii) of Section 5.03(c) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in any event within 48 hours) in writing of any Company Proposal, which notice shall state the material terms and conditions of any such Company Proposal and the identity of the Person making any such Company Proposal as well as the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person or group. The Company shall keep Parent and Merger Sub informed in all material respects of the status and details (including any material change to the terms thereof) of any Company Proposal. The Company shall provide to Parent any information provided to such Third Party that has not been previously provided to Parent. For purposes of this Agreement, “Superior Proposal” means any bona fide, written Company Proposal made in compliance with the terms of this Agreement for at least a majority of the outstanding Company Common Shares or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, which is reasonably capable of being consummated on the terms proposed, and which the Board of Directors, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Company Proposal, determines in good faith is more favorable to all the Company’s shareholders than as provided hereunder.

Section 5.04  Employees; Benefit Plans.

(a) For a period of one year following the Closing Date, the Surviving Corporation will provide current employees of the Company and its Subsidiaries (other than those employees covered by a collective bargaining agreement) as of the Effective Time who continue employment with the Surviving Corporation (“Employees”) with base salary, the opportunity for cash bonus compensation, and benefits that are no less favorable in the aggregate than those provided under the Company’s compensation and benefit plans, programs, policies, practices and arrangements (excluding equity-based programs) in effect at the Effective Time (it being understood that discretionary incentive programs will remain discretionary); provided, however, that nothing herein will prevent the amendment or termination of any specific plan, program or ar- rangement, require that the Surviving Corporation provide or permit investment in the securities of the Surviving Corporation or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to comply with applicable Law. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the Surviving Corporation from terminating the employment of any Employee for any reason for which the Company could have terminated such Employee prior to the Effective Time.

(b) The Surviving Corporation and its Affiliates will honor all Employee Benefit Plans and employment agreements (including any severance, retention, change of control and similar plans, agreements and written arrangements) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such plans, agreements or written arrangements.

(c) For all purposes under the employee benefits plans of the Surviving Corporation and its Subsidiaries providing benefits to any employees after the Effective Time (the “New Plans”), each employee will be credited with his or her years of service with the Company and its Affiliates prior to the Effective Time (including predecessor or other entities for which the Company and its Affiliates have given credit for prior service), to the same extent as such employee was entitled, before the Effective Time, to credit for such service under the corresponding Employee Benefit Plan, except for purposes of benefit accrual under defined benefit plans, for any purpose where service credit for the applicable period is not provided to participants generally, and to the extent that such credit would result in a duplication of accrual of benefits. In addition, and without limiting the foregoing, (i) each Employee immediately will be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Employee Benefit Plan in which such employee participated immediately before the Effective Time (such plans, the “Old Plans”) and (ii) for the purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or inapplicable under any Old Plan, and the Surviving Corporation will cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) The terms and provisions of this Section 5.04 are intended solely for the benefit of each party hereto and their respective or permitted assigns and it is not the intention of the parties to confer Third Party beneficiary rights upon any other Person. Nothing in this Agreement is intended to and shall not establish or create or amend any employee benefit plan, practice or program of the Company or any of its Subsidiaries or the Parent or the Surviving Corporation or any of their respective successors or assigns and shall not create any contract of employment.

ARTICLE VI

Additional Agreements

Section 6.01  Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (b) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings promptly (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority with respect to the transactions contemplated hereunder, (c) the obtaining of all consents, approvals or waivers from Third Parties set forth on Sections 3.04 and 3.10(c) of the Company Disclosure Schedule (the costs and expenses of which, if any, shall be borne solely by the Company or, if the

Merger is consummated, the Surviving Corporation); provided that the failure to obtain any such consents, approvals or waivers shall not constitute a breach by the Company of any covenants or representations or, except with respect to the consents, approvals and waivers required by Section 7.02(f), the failure of any condition contained in this Agreement, (d) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or questioning the validity or legality of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (e) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and Parent each agree to use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible, including committing to or effecting, by consent decree, hold separate orders, trust or otherwise the sale or disposition of such of its assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or preceding, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement. In addition, each of the Company and Parent agrees to use its reasonable best efforts to take promptly any and all steps necessary to vacate or lift any order relating to antitrust or competition that would have the effect of making any of the transactions contemplated by this Agreement illegal or otherwise prohibiting or materially delaying their consummation. For the avoidance of doubt, notwithstanding anything herein to the contrary, “reasonable best efforts” shall impose on the Company and its Subsidiaries the obligation to pay filing, application and similar fees but shall not impose on the Company or its Subsidiaries any obligation to make payments, incur liabilities or grant contractual or other concessions to counterparties in order to secure any consents, waivers, approvals or authorizations.

Section 6.02  Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, to the same extent provided under the Company’s Certificate of Incorporation and Bylaws in effect on the date hereof, the individuals who on or prior to the Effective Time were directors, officers or employees of the Company or any of its Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time prior to the Effective Time. All obligations with respect to all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the respective Certificates of Incorporation or Bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries as now in effect, and any indemnification agreements or arrangements of the Company or any of its Subsidiaries set forth in Section 6.02 of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of not less than six (6) years from the Effective Time, such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees with respect to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time, unless such modification is required by Law.

(b) As of the Effective Time, the Company shall have obtained, and for a six-year period thereafter, the Surviving Corporation shall maintain in effect, a so-called “tail” policy for such six-year period covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof.

(c) The provisions of this Section 6.02 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have pursuant to any indemnification agreements or arrangement of the Company or any of its Subsidiaries set forth in Section 6.02 of the Company Disclosure Schedule.

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.02.

(e) The obligations of Parent and the Surviving Corporation under this Section 6.02 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.02 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.02 applies shall be Third Party beneficiaries of this Section 6.02).

Section 6.03  Fees and Expenses.  Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not the Merger is consummated, except that the Company or, if the Merger is consummated, the Surviving Corporation shall bear and pay the costs and expenses incurred in connection with the filing fees for any applicable foreign or supranational antitrust Laws and all Separation Fees. Except to the extent provided in Section 2.02(c), all transfer, documentary, sales, use, real property transfer, stock transfer, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transaction contemplated by this Agreement shall be borne equally by the Company and Parent. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing and filing of the Proxy Statement and the mailing of the Proxy Statement, the solicitation of stockholder approvals, the preparation, printing and mailing of the Offer Documents and all other matters related to the closing of the Merger and the other Transactions.

Section 6.04  Public Announcements.  Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore reasonably agreed to by the parties.

Section 6.05  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from or sent by such party to any Governmental Authority in connection with the Merger or the transactions contemplated thereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated thereby, if the subject matter of such communication or the failure of such party to obtain such consent would be material to the Company, the Surviving Corporation or Parent and (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the transactions contemplated thereby. The Company, Parent and Merger Sub shall promptly cooperate and consult with one another with respect to the preparation and submission of any filings, communications or correspondence with any Governmental Authority to the extent practicable and subject to the terms of the Confidentiality Agreement and any restrictions under antitrust Law.

Section 6.06  Access to Information.

(a) From the date hereof until the Effective Time, to the extent consistent with applicable antitrust and other Laws, the Company shall, and shall cause its Subsidiaries, and each of their respective officers, directors and employees, counsel, advisors, accountants, financial advisors, lenders and representatives (collectively, the “Company Representatives”) to, provide Parent and Merger Sub and their respective officers, employees, counsel, advisors, accountants, financial advisors, financial sources, Affiliates and representatives (collectively, the “Parent Representatives”) reasonable access during normal business hours and upon reasonable notice, to the officers, directors, employees, accountants, properties, offices and other facilities and to the books and records of the Company and its Subsidiaries, as will permit Parent and Merger Sub to make inspections of such as either of them may reasonably require, and will cause the Company Representatives and the Company’s Subsidiaries to (i) furnish Parent, Merger Sub and the Parent Representatives to the extent available with such financial and operating data and other information with respect to the business and operations of the Company and its Subsidiaries as Parent and Merger Sub may from time to time reasonably request and (ii) notify Parent of the filing by the Company of any form, report, schedule, statement, registration statement and other documents filed by the Company or its Subsidiaries during such period pursuant to the requirements of the United States federal or state securities Laws. All legal, accounting and business due diligence shall have been completed prior to the date of this Agreement.

(b) Parent and Merger Sub confirm that (i) the Company has provided Parent, Merger Sub and the Parent Representatives with access to such documents, books, records, facilities, contracts and other assets of the Company as any of them has requested to review, (ii) each of them has had the opportunity to ask questions of the officers and management of the Company, to acquire such additional information about the Company as Parent and Merger Sub and the Parent Representatives have requested and (iii) each of them has had the opportunity to conduct a complete due diligence process; all such information that has been provided to Parent, Merger Sub or the Parent Representatives is subject to the Confidentiality Agreement (as hereinafter defined). In connection with such investigation, Parent, Merger Sub and the Parent Representatives have received from the Company or the Company Representatives certain other estimates, projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information.

Section 6.07  Company Representations and Warranties.  Each of Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in Article III of this Agreement (as modified by the Company Disclosure Schedule), neither the Company nor any other Person has made, nor shall the Company or any other Person be deemed to have made, any representation or warranty of any kind. Without limiting the generality of the foregoing, each of Parent and Merger Sub agrees that, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Article III of this Agreement, neither the Company, any holder of the Company’s securities nor any of their respective Affiliates or representatives makes or has made any representation or warranty to Parent, Merger Sub or any of their representatives or Affiliates with respect to:

(i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter de- livered to or made available to Parent, Merger Sub or their respective representatives or Affiliates; or

(ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective representatives or Affiliates.

Section 6.08  Financing for Parent and Merger Sub.

(a) Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Commitment Letter, including using their reasonable best efforts to: (i) satisfy, on a timely basis, all conditions within their control applicable to Parent and Merger Sub to obtaining the Financing, (ii) comply with all obligations applicable to Parent and Merger Sub, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letters (including any terms and conditions contained in the “flex provisions” related to the Debt Financing), (iv) consummate the Financing at or prior to Closing and (v) seek to enforce their rights under the

Commitment Letters. Parent and Merger Sub shall be permitted, upon prior written notice to the Company, to amend, supplement, modify or waive any provision or remedy under the Commitment Letters or the definitive agreements relating to the Financing; provided that (x) no such amendment, supplement, modification or waiver shall add or make more onerous any conditions to the funding of the Financing on the Closing Date and (y) any amendment, supplement, modification or waiver that could reasonably be expected to materially impede, delay or prevent the consummation of the Merger shall require the prior written consent of the Company. In the event all or any portion of the Debt Financing becomes unavailable or any financing source notifies Parent that it no longer intends to provide Financing on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall promptly notify the Company and shall use its reasonable best efforts to arrange to obtain all or such portion of the Debt Financing from alternative sources (such portion from alternative sources, the “Alternative Financing”) or replace such Debt Financing with equity financing in an amount sufficient, when combined with the funds under the Equity Commitment Letter and the Debt Commitment Letter (if any), to consummate the transactions contemplated by this Agreement on (A) terms and conditions (other than those relating to conditions to the funding thereof), not materially less favorable to Parent or Merger Sub (as determined in the reasonable judgment of Parent and Merger Sub) and (B) terms and conditions relating to conditions to the funding thereof, not more onerous to Parent or Merger Sub (as determined in the reasonable judgment of the Company), in each case, in the aggregate than the Debt Financing (taking into account the “flex provisions” related to the Debt Financing) as promptly as practicable following the occurrence of such event but in all cases at or prior to Closing. Parent shall provide to the Company executed copies of the definitive documents related to the Debt Financing and any commitment letter related to any alternate financing. Parent shall keep the Company informed with respect to all material activity concerning the status of the Financing contemplated by the Commitment Letters and any alternate financing and shall give the Company prompt notice of any material adverse change with respect thereto. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two Business Days, if at any time (i) the Commitment Letters shall expire or be terminated for any reason, (ii) any financing source that is a party to the Commitment Letters or any alternate financing notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letters or any alternate financing on the terms described therein. Parent shall not, and shall not permit Merger Sub to, without the prior written consent of the Company, take (or fail to take) any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, which taking (or failure to take) could reasonably be expected to materially impede, delay or prevent consummation of the Financing contemplated by the Commitment Letters or any alternate financing.

(b) Prior to the Effective Time, the Company shall provide, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause their Company Representatives to provide, all cooperation reasonably requested by Parent in connection with the Debt Financing, at Parent’s sole cost and expense, including (i) assisting in the preparation for, and participating in, meetings, presentations, road shows, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies on a customary basis with reasonable advance notice, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing to the extent of information related to the Company, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, opinions or documents required by the Debt Commitment Letters or as may be otherwise reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral at the Effective Time, (iv) furnishing Parent and its Financing sources with the financial statements and financial data of the Company financial statements, pro forma financial information, financial data, audit reports and other information relating to the Company of the type required by Regulation S-X and Regulation S-K under the Securities Act and the other accounting rules and regulations of the SEC required by the Debt Commitment Letters or as may be otherwise reasonably requested by Parent, (v) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys, appraisals, environmental reports and title insurance as reasonably requested by Parent, (vi) obtaining any necessary rating agencies’

confirmation or approvals for the Debt Financing, and (vii) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing; provided that none of the Company or any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time except for any liabilities that are conditioned on the Effective Time having occurred. If this Agreement is terminated prior to the Effective Time, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with its cooperation with the Debt Financing. If this Agreement is terminated prior to the Effective Time, Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives for and against any and all losses suffered or incurred by them in connection with the Financing or any Alternative Financing and any information utilized in connection therewith (other than information provided by the Company or the Company Subsidiaries expressly for use in connection therewith). For purposes of this Section 6.08(b), the term “Debt Financing” shall also be deemed to include any Alternative Financing and the term “Debt Commitment Letter” shall also be deemed to include any commitment letter (or similar agreement) with respect to such Alternative Financing.

Section 6.09  Debt Tender Offer and Consent Solicitation.

(a) Simultaneously with the mailing of the Proxy Statement, the Company shall commence a tender offer for 70% of the outstanding Subordinated Notes (a “Debt Tender Offer”), for an amount, in cash, equal to $3.99 per Note, plus accrued and unpaid interest and deferred interest (the “Debt Tender Consideration”), and on such other terms and conditions as may be agreed between the Company and Merger Sub, and a solicitation of the consents of holders of a majority in principal amount of the Subordinated Notes (a “Consent Solicitation”) to an amendment to the indenture governing the terms of the Subordinated Notes (the “Indenture”) in the form set forth in Exhibit A hereto, with such other changes as Parent and the Company may mutually agree (the “Requisite Consents”). Any amounts payable to holders of the Subordinated Notes in the Consent Solicitation or Debt Tender Offer shall be funded by Parent and Merger Sub or by the Surviving Corporation at the direction of Parent at the Effective Time by deposit with a designated agent of immediately available funds equal to the amount to be paid. Notwithstanding anything herein to the contrary, the Consent Solicitation and Debt Tender Offer shall not require any payment for the Subordinated Notes and/or the consents or waiver or amendment under the Consent Solicitations to be made by the Company prior to the Effective Time.

(b) In connection with the Consent Solicitation and Debt Tender Offer, the Company shall prepare all reasonably necessary and appropriate documentation, including the offer to purchase, the terms of the consent, related letters of transmittal and other related documents and any other filing that may be required by the SEC or the CSC (collectively, the “Offer Documents”). All mailings to the holders of the Subordinated Notes in connection with the Consent Solicitation and Debt Tender Offer and related filings with the SEC and CSC shall be subject to the prior review and comment of the Company and Merger Sub and shall be reasonably acceptable to each of them. Merger Sub and the Company shall reasonably cooperate, and the Company shall cause its Subsidiaries to reasonably cooperate, and Merger Sub and the Company shall each use its respective reasonable best efforts, to cause its respective representatives to reasonably cooperate with each other in connection with the Consent Solicitation and Debt Tender Offer (including the preparation of the Offer Documents) and use reasonable best efforts to cause any payment for the Consent Solicitation and the initial settlement of the Debt Tender Offer to occur simultaneously with the Effective Time.

(c) The Company shall use its reasonable best efforts to obtain the Requisite Consents in connection with the Consent Solicitation. Promptly upon receipt of the Requisite Consents permitting an amendment of the Indenture, the Company shall enter into a supplemental indenture reflecting the amendments to the Indenture approved by such Requisite Consents and shall use its reasonable best efforts to cause the Indenture trustee to promptly enter into such supplemental indenture; provided, that the amendments contained in such supplemental indenture shall become effective upon signing, but not operative until the Closing and the acceptance of the Subordinated Notes tendered in the Debt Tender Offer. The closing of the Consent Solicitation and Debt Tender Offer shall be conditioned solely on (i) the receipt of the Requisite Consents, (ii) the simultaneous occurrence of the Closing and (ii) there being no Restraint that prohibits the Closing. Simultaneously with the

Closing and in accordance with the terms of the Consent Solicitation and Debt Tender Offer, the Surviving Company (as successor in interest to Merger Sub) shall be provided by Merger Sub with the funds reasonably necessary to consummate such Debt Tender Offer and Consent Solicitation (including the payment of all accrued and unpaid interest, deferred interest, applicable premiums, consent fees and all related fees and expenses) and the Company shall accept for purchase, and use such funds to purchase, the Subordinated Notes tendered in such Debt Tender Offer (and pay all accrued and unpaid interest, deferred interest, applicable premiums, consent fees and all related fees and expenses in connection with the Debt Tender Offer and Consent Solicitation).

(d) If requested by Merger Sub, the Company shall enter into one or more customary dealer manager agreements with such Persons as Merger Sub and the Company shall mutually agree. Parent and Merger Sub or, if the Merger is consummated, the Surviving Corporation shall pay the fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Consent Solicitation and Debt Tender Offer.

(e) Notwithstanding anything to the contrary herein, nothing in this Section 6.09 (x) shall require the Company or any of its Subsidiaries to make any monetary payments or concessions or incur any other liability prior to the Effective Time or (y) shall unreasonably interfere with the ongoing operations of the Company and its Subsidiaries.

ARTICLE VII

Conditions Precedent

Section 7.01  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval.  This Agreement shall have been approved and adopted by the shareholders of the Company in accordance with the DGCL.

(b) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment or order shall have been issued by any court of competent jurisdiction and no other statute, Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing or restraining the consummation of the Merger.

Section 7.02  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  Except in the case of the representations and warranties of the Company contained in Sections 3.03(a), (b), and (c) the representations and warranties of the Company set forth in Article III of this Agreement (as modified by the Company Disclosure Schedule) shall be (i) true and correct in all material respects, in the case of representations not qualified by materiality or Company Material Adverse Effect and (ii) true and correct in all respects, in the case of representations that are so qualified, on the date hereof and as of the Effective Time as if made on and as of the Effective Time, except that any such representations and warranties that expressly relate to a specified date shall be true and correct only as of such date. The representations and warranties of the Company contained in Sections 3.03(a) and (b) shall be true and correct on the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, give rise to damages, losses, costs and expenses in excess of $1,000,000 in the aggregate. The representations and warranties of the Company contained in Section 3.03(c) shall be true and correct on the date hereof and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, give rise to damages, losses, costs and expenses in excess of $1,000,000. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) No Company Material Adverse Effect.  Since the date of this Agreement no event, circumstance, change or effect shall have occurred or come to exist which has had a Company Material Adverse Effect that is continuing, or which would be reasonably expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d) Debt Tender Offer and Consent Solicitation.  Pursuant to the Debt Tender Offer and Consent Solicitation, (i) at least 50.1% of the outstanding Subordinated Notes shall have been validly tendered and not withdrawn and (ii) the Requisite Consents shall have been received.

(e) Required Third-Party Consents.  All consents, approvals and waivers as set forth on Section 7.02(e) of the Company Disclosure Schedule shall have been obtained, and no such consent, approval or waiver shall have been revoked.

Section 7.03  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub in Article IV of this Agreement (as modified by the Acquiror Disclosure Schedule) shall be (i) true and correct in all material respects, in the case of representations not qualified by materiality and (ii) true and correct in all respects, in the case of representations that are so qualified, on the date hereof and as of the Effective Time as if made on and as of the Effective Time, except that any such representations and warranties that expressly relate to a specified date shall be true and correct only as of such date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.04  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01  Termination.  This Agreement may be terminated at any time prior to the Effective Time (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and Merger Sub on the one hand and the Company on the other hand;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before February 28, 2009; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach has been a proximate cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint having the effect set forth in Section 7.01(c) shall be in effect and shall have become final and nonappealable; or

(iii) if the Company’s shareholders voting at the Company Meeting (or any adjournment thereof) shall not have adopted this Agreement in accordance with the DGCL;

(c) by Parent: (i) if at any time prior to the adoption and approval of this Agreement by the Company’s shareholders, the Board of Directors (A) shall have made an Adverse Recommendation Change or (B) shall have approved or recommended any Company Proposal (it being understood that, for the avoidance of doubt, for all purposes under this Agreement, including this Article VIII, any disclosure by the Board of Directors of the status of any Company Proposal (without comment on the merits thereof) shall not be considered a withdrawal or modification adverse to Parent of its Company Board Recommendation or approval or recommendation of another Company Proposal); or (ii) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02 and (B) is not cured by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent; or

(d) by the Company: (i) if, at any time prior to the adoption of this Agreement by the Company’s shareholders, the Board of Directors (A) shall have made an Adverse Recommendation Change or (B) determines to enter into an Acquisition Agreement concerning a transaction that constitutes a Superior Proposal; provided that the Company has not willfully and materially breached its obligations under Section 5.03; provided, further, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(d)(i)(A) other than with respect to a Company Proposal, until one Business Day following receipt by Parent and Merger Sub of written notice thereof or, otherwise pursuant to this Section 8.01(d)(i), until after the third Business Day following receipt by Parent and Merger Sub of written notice (a “Notice of Superior Proposal”) from the Company advising Parent and Merger Sub that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors of the Company (including a copy thereof with all accompanying documentation and the identity of Person making such Superior Proposal), during which three Business Day period, Parent and Merger Sub shall have the right (in their sole discretion) to offer the Company adjustments to the terms and conditions of this Agreement that may permit the Board of Directors of the Company to determine that, with such adjustments, the Merger is at least as favorable to the shareholders as such Superior Proposal, (ii) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03 and (B) is not cured by Parent or Merger Sub within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company, (iii) if no event has occurred and no condition exists that would cause any of the conditions set forth in Sections 7.01 and 7.02 to fail to be satisfied assuming the Closing were to occur on the date of termination and, within five Business Days after the Company has delivered written notice to Parent thereof, the Merger has not been consummated or (iv) the Debt Commitment Letter is terminated, the Lender denies the obligation to fund the Debt Financing or the Lender is placed into receivership, conservatorship, has its bank charter suspended or revoked or otherwise becomes unable to or prohibited from funding the Debt Financing and, within thirty days after the Company has delivered written notice to Parent thereof, the Merger has not been consummated.

Section 8.02  Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 6.03 (and any other provision of this Agreement related to the payment of expenses), this Section 8.02 and Article IX, which provisions shall survive such termination.

(b) If this Agreement is terminated pursuant to Section 8.01(b)(iii) or Section 8.01(c)(ii), then (A) the Company shall reimburse Parent and Merger Sub for their Expenses up to a maximum amount of $2,500,000, within two Business Days of the Company’s receipt of reasonable documentation of such Expenses from Parent, and (B) with respect to a termination pursuant to Section 8.01(b)(iii), if at or prior to the date of the Company Meeting a Company Proposal shall have been publicly announced and not publicly withdrawn and within six months of the Termination Date the Company enters into an Acquisition Agreement for a transaction involving an aggregate consideration greater than the Merger Consideration and the Debt Tender Consideration, which transaction subsequently closes, then, upon the closing of such transaction, the Company shall pay, or cause to be paid to Parent and Merger Sub an amount equal to $2,500,000 (the “Termination Fee”), reduced by any amounts previously paid to Parent and Merger Sub as Expenses pursuant to clause (A). If this Agreement is terminated pursuant to Section 8.01(c)(i) or Section 8.01(d)(i), then the Company shall pay or cause to be paid to Parent and Merger Sub an amount equal to the Termination Fee on the Termination Date (in the case of a termination by the Company) or within two Business Days of the Termination Date (in the case of a termination by Parent or Merger Sub). Any payments to Parent and Merger Sub under this Section 8.02(b) will be paid to an account or accounts designated by Parent and will be made by wire transfer of immediately available funds.

(c) If this Agreement is terminated pursuant to Section 8.01(d)(ii), then Parent shall reimburse the Company for its Expenses (which shall be deemed for purposes of this Section 8.02(c) to include the amount of any fees or expenses incurred by Parent or Merger Sub pursuant to Section 6.09(d)) up to a maximum amount of $2,500,000 within two Business Days of Parent’s receipt of reasonable documentation of such Expenses from the Company. If this Agreement is terminated by the Company pursuant to Section 8.01(d)(iii) or Section 8.01(d)(iv) then Parent shall pay the Company, within three Business Days of such termination, a fee of $2,500,000 (the “Reverse Termination Fee”) by wire transfer of immediately available funds to an account designated by the Company.

(d) If a party fails to promptly pay the amount due by it pursuant to Section 8.02(b) or 8.02(c), as applicable, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, the other party commences a suit that results in judgment for such party for such amount, the defaulting party shall pay the other party its reasonable costs and expenses (including attorneys’ fees and expenses) incurred in connection with such suit. For the avoidance of doubt, in no event shall Parent or the Company be entitled to receive more than one payment of the Termination Fee or Reverse Termination Fee, as applicable.

(e) The parties acknowledge and agree that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Each of the parties hereto further acknowledges that neither the payment of the amounts by the Company specified in Section 8.02(b) nor the payment of the amounts by Parent specified in Section 8.02(c) is a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(f) Notwithstanding anything to the contrary in this Agreement, the parties agree that the monetary remedies set forth in this Section 8.02 and the specific performance remedies set forth in Section 9.09 shall be the sole and exclusive remedies of (A) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated, except in the case of fraud, and upon payment thereof, none of Parent or

Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except in the case of fraud; and (B) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated, except in the case of fraud, and upon payment thereof, none of the Company and its Subsidiaries or any of their respective former, current or future stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except in the case of fraud.

Section 8.03  Amendment.  At any time prior to the Effective Time, this Agreement may be amended by the parties hereto; provided, however, that there shall be made no amendment that by Law requires further approval by the Company Shareholders or the approval of the shareholders of Parent without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements of any other party or conditions to its obligations contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

General Provisions

Section 9.01  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

KPLT Holdings, Inc.
c/o Kohlberg & Company LLC
111 Radio Circle
Mt. Kisco, NY 10549
Facsimile No.: 914-241-7476

Attention:	Gordon Woodward
Seth Hollander

with a copy to:

Ropes & Gray LLP
1 International Place
Boston, MA 02110
Facsimile No.: 617-951-7050
Attention: William M. Shields, Esq.

if to the Company, to:

Centerplate, Inc.
2187 Atlantic Street, 6th Floor
Stamford, CT 06902
Facsimile No.: 203-975-5949
Attention: General Counsel

with copies to:

Cahill Gordon & Reindel llp
80 Pine Street
New York, NY 10005
Facsimile No.: 212-269-5420
Attention: Kenneth W. Orce, Esq.

Section 9.03  Definitions.  For purposes of this Agreement:

(a) “Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), arbitration, hearing or proceeding from, by or before any Governmental Authority.

(b) “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(c) “Business Day” means any day, other than a Saturday, Sunday or a day on which the banks or national securities exchanges located in New York, New York shall be authorized or required by Law to close.

(d) “Capital Stock” means: (i) in the case of a corporation, corporate stock, including corporate stock represented by IDSs and corporate stock outstanding upon the separation of IDSs into the securities represented thereby; and (ii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

(e) “Copyrights” means all rights in a work of authorship and all copyrights (including all registrations and applications to register the same).

(f) “ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Company and is treated as a single employer with the Company within the meaning of Section 414 of the Code or Section 4001 of ERISA.

(g) “IDSs” means income deposit securities issued by the Company representing (i) one (1) share of Company Common Share and (ii) a Note.

(h) “Intellectual Property” means all Trademarks, Patents, Copyrights, service marks, service mark rights, computer programs, moral rights and the benefits of any waivers of moral rights and any other proprietary intellectual property rights.

(i) “Knowledge” of (i) any person that is an individual means such individual’s actual knowledge and (ii) any person that is not an individual means, with respect to any matter in question, the knowledge of such person’s Chief Executive Officer, Chief Financial Officer and other officers having primary responsibility for such matter.

(j) “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or in the past six (6) years has made or been obligated to make contributions or has or may have liabilities.

(k) “Note” means the $5.70 principal amount of Subordinated Notes represented by each IDS.

(l) “Patents” means all patents, patent rights and patent applications, including divisions, continuations, continuations-in-part, reissues, re-examinations, and all extensions thereof.

(m) “Person” or “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(n) “Separation Fees” means any costs, fees and expenses imposed by the Exchange Agent, Depositary Trust Company, brokers or other financial intermediaries in connection with the exchange of Company Common Shares for the Merger Consideration (including to separate one or more IDSs into its individual underlying components) in connection with the Merger and the transactions contemplated hereby.

(o) “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or is otherwise sufficient to constitute a majority of the voting power of such board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

(p) “Subordinated Notes” means the Company’s 13.5% Subordinated Notes due 2013.

(q) “Tax” or “Taxes” means (i) any and all federal, state, local and foreign income, gross receipts, payroll, employment, excise, stamp, customs duties, capital stock, franchise, profits, withholding, payroll, social security (or similar), employment, unemployment, worker’s compensation, escheat obligation, excise, net worth, real property, personal property, sales, use, transfer, ad valorem, occupation, value added, alternative or add-on minimum, estimated or any other taxes, charges, duties, impositions or assessments imposed by any Governmental Authority, together with interest, penalties and additions thereto, including any liability for taxes of another Person or a predecessor entity, as a transferee or otherwise, and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.

(r) “Tax Returns” means all original and amended returns, declarations, reports, forms, tax shelter disclosure statements, estimates, information returns, refund and other claims, and other documents or statements relating to Taxes filed or required to be filed with any Governmental Authority with respect to the Company or its Subsidiaries (and any supplements, attachments and supporting documentation thereto).

(s) “Third Party” means any Person as defined in this Agreement or in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.

(t) “Trademarks” means all trademarks, trademark rights, trade names, trade name rights, brands, logos, trade dress, business names and Internet domain names, together with the goodwill associated with any of the foregoing, and all registrations and applications for registration of the foregoing.

(u) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Acquiror Disclosure Schedule	Article IV
Acquisition Agreement	5.03(b)
Adverse Recommendation Change	5.03(b)
Agreement	Preamble
Audited Balance Sheet Date	3.07(c)
Book-Entry Shares	2.02(a)
Canadian Securities Commissions	3.07(a)
Certificate	2.02(a)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	2.02(g)
Collective Bargaining Agreement	3.13(a)
Commitment Letter	4.05
Company	Preamble
Company Board Recommendation	3.04(a)
Company Common Share	2.01(b)
Company Common Stock	2.01(b)
Company Contracts	3.10(a)
Company Disclosure Schedule	Article III
Company Material Adverse Effect	3.01(b)
Company Meeting	5.02(b)
Company Preferred Stock	3.03(a)
Company Proposal	5.03(a)
Company Representatives	6.06(a)
Company SEC Documents	3.07(a)
Confidentiality Agreement	9.06
Consent Solicitation	6.09(a)
Contract	3.10(a)
CSC	3.07(a)
Debt Commitment Letter	4.05
Debt Financing	4.05
Debt Tender Consideration	6.09(a)
Debt Tender Offer	6.09(a)
DGCL	1.01
Disclosed Conditions	4.05
Dissent Shares	2.01(d)
Dissenters’ Rights Statute	2.01(d)
Effective Time	1.03
Employee Benefit Plans	3.12(a)
Employees	5.04(a)
Environment	3.15
Environmental Law	3.15

Term	Section

Equity Commitment Letter	4.05
ERISA	3.12(a)
Exchange Act	3.07(a)
Exchange Agent	2.02(a)
Expenses	6.03
Financing	4.05
GAAP	3.07(b)
Governmental Authority	3.06(a)
Hazardous Materials	3.15
Indemnitees	6.02(a)
Indenture	6.09(a)
Laws	3.11
Lender	4.05
Liabilities	3.07(c)
Liens	3.02
Merger	Preamble
Merger Consideration	2.01(c)
Merger Sub	Preamble
New Plans	5.04(c)
Notice of Superior Proposal	8.01(d)
Offer Documents	6.09(b)
Old Plans	5.04(c)
Parent	Preamble
Parent Representatives	6.06(a)
Permits	3.11
Proxy Statement	5.02(a)
Release	3.15
Requisite Consents	6.09(a)
Restraints	7.01(b)
SEC	3.07(a)
Securities Act	3.07(a)
Shareholder Approval	3.04(a)
Significant Customer	3.10(a)(i)
Significant Supplier	3.10(a)(viii)
Sponsor	4.05
Superior Proposal	5.03(e)
Surviving Corporation	1.01
Termination Date	8.01

Section 9.04  Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words

“without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b) The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms of this Agreement to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the ordinary course of business. Nor shall the inclusion of any information in the Company Disclosure Schedule constitute an admission of fault, culpability or liability with respect to any claim, action, lawsuit or proceeding or an admission that any breach, violation, default or event of default exists with respect to any contract or agreement. All capitalized terms shall have the meanings set forth in this Agreement, unless the context otherwise requires. Any descriptions of agreements therein are summaries only and are qualified in their entirety by the specific terms of such agreements, copies of which have been made available to Parent. The table of contents and all headings contained in the Company Disclosure Schedule are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in either this Agreement or the Company Disclosure Schedule. Certain information in the Company Disclosure Schedule may not be required to be disclosed pursuant to this Agreement. Any such information is included solely for informational purposes, and nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of the Company contained in this Agreement. It is expressly understood and acknowledged that any exceptions set forth therein shall not constitute a basis for a claim of a breach of any of the representations and warranties or covenants made in this Agreement. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality thereunder.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) The parties hereto agree that this Agreement is the product of negotiations between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

Section 9.05  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.06  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, including the Company Disclosure Schedule, and the confidentiality agreement, dated as of May 15, 2008, between Kohlberg Management VI, LLC and the Company (the “Confidentiality Agreement”), (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Merger and (b) except for the provisions of Article II and Section 6.02 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), are not intended to confer upon any person other than the parties any rights or remedies. The parties hereto further agree that the rights of the third party beneficiaries under Section 6.02 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.05 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07  Governing Law; Consent to Jurisdiction.

(a) This Agreement is made pursuant to, and shall be construed, governed by and enforced in accordance with, the Laws of State of Delaware (and the United States federal Law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of Laws thereof.

(b) Each of the parties hereto (i) consents to submit itself to the exclusive jurisdiction of the state courts of Delaware, the United States District Court for Delaware and the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (or if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that, notwithstanding Section 111 of the DGCL, the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any other court.

(c) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) such party understands and has considered the implications of the foregoing waiver; (iii) such party makes the foregoing waiver voluntarily; and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.07.

Section 9.08  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned prior to the Closing, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign any of or all its rights, interests and obligations under this Agreement to Parent or to any direct, wholly owned Subsidiary of Parent incorporated in Delaware if such assignment would not cause a delay in the consummation of the Merger or have an adverse effect on the ability of Parent or Merger Sub (or such designee) to consummate the Merger, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.09  Specific Enforcement.  The parties agree that irreparable damage would be incurred by Parent and Merger Sub, and that Parent and Merger Sub would not have any adequate remedy at Law, in the event that the Company failed to perform its agreements and covenants hereunder in accordance with their specific terms. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement in the United States District Court for Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which Parent and Merger Sub are entitled at Law or in equity. Each party further agrees that neither Parent nor Merger Sub nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.09, and the Company irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything else in this Agreement or otherwise, the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement or to obtain other equitable remedies.

Section 9.10  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.11  Joint Liability.  Each representation, warranty, covenant and agreement made by Parent or Merger Sub in this Agreement shall be deemed a representation, warranty, covenant and agreement made by Parent and Merger Sub jointly and all liability and obligations relating thereto shall be deemed a joint liability and obligation of Parent and Merger Sub.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

KPLT HOLDINGS, INC.

By:	/s/ Seth H. Hollander
Name:     Seth H. Hollander

Title:	Secretary and Treasurer

KPLT MERGERCO, INC.

By:	/s/ Seth H. Hollander
Name:     Seth H. Hollander

Title:	Secretary and Treasurer

CENTERPLATE, INC.

By:	/s/ Janet L. Steinmayer
Name:     Janet L. Steinmayer

Title:	President and Chief Executive Officer

EXHIBIT A

FORM OF AMENDMENT TO INDENTURE

FORM OF FIRST SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September    2008, among Centerplate, Inc. (the “Company”), a Delaware corporation formerly known as Volume Services America Holdings, Inc., the subsidiaries of the Company listed on the signature pages hereto (the “Guarantors”) and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors and the Trustee are parties to an Indenture dated December 10, 2003 (as amended, supplemented, waived or otherwise modified, the “Indenture”) providing for the issuance of an aggregate original principal amount of $95,677,065 of 13.5% Subordinated Notes due 2013 (the “Notes”);

WHEREAS, the Company and the Guarantors propose to amend the Indenture and the Notes (the “Proposed Amendments”) as contemplated hereby;

WHEREAS, the Company has obtained the consent of the Holders of the Notes pursuant to the [           ] dated           , as amended, supplemented or modified (the “Consent Solicitation Statement”) to the Proposed Amendments upon the terms and subject to the conditions set forth therein;

WHEREAS, the Company has received and delivered to the Trustee the consent of the Holders of at least a majority in aggregate principal amount of the Notes to the Proposed Amendments;

WHEREAS, all other acts and proceedings required by law, by the Indenture, and by the organizational documents of the Company and the Guarantors to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed;

WHEREAS, while this Supplemental Indenture will become effective when executed, the terms hereof will not become operative until the Notes are accepted for purchase by the Company pursuant to the tender offer contemplated by the Consent Solicitation Statement (such acceptance date, the “Operative Date”); and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Guarantors may amend or supplement the Indenture and the Notes as contemplated hereby provided that the Holders of at least a majority in aggregate principal amount of the Notes then outstanding have consented.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to effect the Proposed Amendments pursuant to Section 9.02 of the Indenture, the Company and the Guarantors agree with the Trustee as follows:

ARTICLE 1

Amendment of Indenture and Notes

1.01.  Effective as of the Operative Date, pursuant to Section 9.02 of the Indenture, this Supplemental Indenture amends the Indenture and Notes as provided for herein.

1.02.  Amendment of Section 1.01.  Section 1.01 of the Indenture is hereby amended by deleting in their entirety the definitions listed in Schedule 1.01 hereto;

1.03.  Amendment of Section 1.02.  Section 1.02 of the Indenture is hereby amended by deleting in their entirety the references listed in Schedule 1.02 hereto;

1.04.  Amendment of Section 2.15.  Section 2.15 of the Indenture is hereby amended and restated as follows:

Section 2.15.  Extension of Maturity.  The Company may irrevocably extend the maturity date of the Securities for two additional successive five-year terms to December 10, 2018 and December 10, 2023, respectively, if the following conditions are satisfied as of the date the Company delivers to the Trustee the Officer’s Certificate described below:

(1) during the twelve month period ending on the last day of the fiscal quarter ending at least 45 days prior to the date such Officer’s Certificate is furnished to the Trustee, the ratio of Net Debt to Adjusted EBITDA is less than 5.00 to 1.00;

(2) no Event of Default (including certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary) has occurred and is continuing with respect to the Securities;

(3) no Event of Default has occurred and is continuing with respect to any other Indebtedness of the Company, or could occur as a result of such extension, including under any Designated Senior Indebtedness; and

(4) there is no interest due but unpaid on the Securities or any other Indebtedness of the Company, other than trade payables in an immaterial amount.

If the Company determines to extend the maturity of the Securities, the Company, or the Trustee at the Company’s direction, shall mail a notice of such extension, which notice shall include the new maturity date, by first-class mail to each Holder at such Holder’s registered address, at least 30 and not more than 200 days prior to the previous maturity date; provided that in each such case, the Company shall deliver to the Trustee, at least 10 and not more than 15 days prior to the proposed date for giving such notice, an Officer’s Certificate requesting that the Trustee give such notice (or informing the Trustee that the Company is giving such notice, as applicable) and setting forth the information required above. The extension of the maturity date of the Securities shall become effective automatically upon delivery of such Officer’s Certificate to the Trustee and, once effective, may not be revoked.

1.05.  Amendment of Section 4.02.  Section 4.02 is hereby amended and restated as follows:

SECTION 4.02. [INTENTIONALLY OMITTED]

1.06.  Amendment of Section 4.03.  Section 4.03 is hereby amended and restated as follows:

SECTION 4.03. [INTENTIONALLY OMITTED]

1.07.  Amendment of Section 4.04.  Section 4.04 is hereby amended and restated as follows:

SECTION 4.04. [INTENTIONALLY OMITTED]

1.08.  Amendment of Section 4.05.  Section 4.05 is hereby amended and restated as follows:

SECTION 4.05. [INTENTIONALLY OMITTED]

1.09.  Amendment of Section 4.06.  Section 4.06 is hereby amended and restated as follows:

SECTION 4.06. [INTENTIONALLY OMITTED]

1.10.  Amendment of Section 4.07.  Section 4.07 is hereby amended and restated as follows:

SECTION 4.07. [INTENTIONALLY OMITTED]

1.11.  Amendment of Section 4.08.  Section 4.08 is hereby amended and restated as follows:

SECTION 4.08. [INTENTIONALLY OMITTED]

1.12.  Amendment of Section 4.09.  Section 4.09 is hereby amended and restated as follows:

SECTION 4.09. [INTENTIONALLY OMITTED]

1.13.  Amendment of Section 4.10.  Section 4.10 is hereby amended and restated as follows:

SECTION 4.10. [INTENTIONALLY OMITTED]

1.14.  Amendment of Section 4.11.  Section 4.11 is hereby amended and restated as follows:

SECTION 4.11. [INTENTIONALLY OMITTED]

1.15.  Amendment of Section 4.12.  Section 4.12 is hereby amended and restated as follows:

SECTION 4.12. [INTENTIONALLY OMITTED]

1.16.  Amendment of Section 4.13.  Section 4.13 is hereby amended and restated as follows:

SECTION 4.13. [INTENTIONALLY OMITTED]

1.17.  Amendment of Section 4.14.  Section 4.14 is hereby amended and restated as follows:

SECTION 4.14. [INTENTIONALLY OMITTED]

1.18.  Amendment of Section 4.15.  Section 4.15 is hereby amended and restated as follows:

SECTION 4.15. [INTENTIONALLY OMITTED]

1.19.  Amendment of Section 5.01.  Section 5.01 is hereby amended and restated as follows:

SECTION 5.01. [INTENTIONALLY OMITTED]

1.20.  Amendment of Section 6.01.  Section 6.01 is hereby amended by replacing the text in clauses (3), (4), (6), (9) and (10), in each case, with the text “[INTENTIONALLY OMITTED]”.

1.21.  Amendment of Section 8.02.  Section 8.02 is hereby amended and restated as follows:

Section 8.02.  Conditions to Defeasance.  The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(1) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Securities to maturity or redemption, as the case may be;

(2) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Securities to maturity or redemption, as the case may be; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent to the defeasance and discharge of the Securities as contemplated by this Article 8 have been complied with.

1.22.  Amendment of Notes.

(a) The final paragraph of Section 1 of the Notes is hereby amended and restated as follows:

As provided in Section 2.15 of the Indenture, the Company may irrevocably extend the maturity date of any Securities for two additional successive five-year terms, to December 10, 2018 and December 10, 2023, respectively, if the following conditions are satisfied as of the date the Company delivers the Officer’s Certificate required by such Section 2.15:

(1) during the twelve month period ending on the last day of the fiscal quarter ending at least 45 days prior to the date such Officer’s Certificate is furnished to the Trustee, the ratio of Net Debt to Adjusted EBITDA is less than 5.00 to 1.00;

(2) no Event of Default (including certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary) has occurred and is continuing with respect to the Securities;

(3) no Event of Default has occurred and is continuing with respect to any other Indebtedness of the Company, or could occur as a result of such extension, including under any Designated Senior Indebtedness; and

(4) there is no interest due but unpaid on the Securities or any other Indebtedness of the Company, other than trade payables in an immaterial amount.

(b) The final two sentences in the second paragraph of Section 4 of the Notes are hereby deleted.

(c) Section 8 of the Notes is hereby amended and restated as follows:

8. [INTENTIONALLY OMITTED]

(d) the first paragraph of Section 15 of the Notes is hereby deleted.

ARTICLE 2

The Trustee

2.01.  Privileges and Immunities of Trustee.  The Trustee accepts the amendment of the Indenture and the Notes effected by this Supplemental Indenture but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. The Trustee shall not be responsible for the adequacy or sufficiency of this Supplemental Indenture, for the due execution thereof by the Company and the Guarantors or for the recitals contained herein, which are the Company’s and the Guarantors’ responsibilities.

ARTICLE 3

Miscellaneous Provisions

3.01.  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

3.02.  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, EACH SUBSIDIARY GUARANTOR, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS, AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE NOTES.

3.03.  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture will take effect immediately upon execution by the parties hereto, however, the terms hereof will not become operative until the Operative Date. On the Operative Date this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

3.04.  Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

3.05.  Headings.  The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[The remainder of this page is intentionally blank.]

ANNEX B

Evercore Group L.L.C.

September 18, 2008
The Board of Directors of
Centerplate, Inc.
2187 Atlantic Street, 6th Floor
Stamford, Connecticut 06902

Members of the Board of Directors:

We understand that Centerplate, Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Agreement”), with KPLT MergerCo, Inc. (“MergerCo”), a wholly owned subsidiary of KPLT Holdings, Inc. (“Parent”), an affiliate of Kohlberg & Company LLC (“Kohlberg & Co.”). Pursuant to the Agreement, Parent will agree (i) to acquire the Company through a merger of MergerCo with and into the Company (the “Merger”) and (ii) to make a tender offer (the “Tender Offer” and, together with the Merger, the “Transaction”) to acquire up to 70% of the 13.5% subordinated notes of the Company (the “Notes”) for $3.99 per Note (the “Offer Consideration”). All of the outstanding equity of the Company is held in the form of income deposit securities (“IDSs”), each consisting of $5.70 face amount of the Notes and one share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”). As a result of the Merger, each share of Company Common Stock, other than shares owned by Parent, MergerCo or the Company and Dissent Shares (as defined in the Merger Agreement), will be converted into the right to receive $0.01 per share in cash, without interest (the “Merger Consideration”). Accordingly, assuming that all of the Notes are tendered in the Tender Offer, the result of the Transaction would be that immediately following the closing, each holder of 100 IDSs will hold in respect of such IDSs $280.30 plus 30 Notes (the aggregate of the amount of cash received in the Transaction and the remaining Notes outstanding is hereinafter referred to as the “Aggregate Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Agreement.

The Board of Directors has asked us whether, in our opinion, the Aggregate Consideration is within the range of net enterprise values (defined as enterprise values minus the amount of the Company’s indebtedness under its term loan and revolving credit facility and plus the amount by which the Company’s cash balance exceeds $23.3 million, with the amounts of such indebtedness and cash balance as estimated by the Company as of September 30, 2008, “Net Enterprise Values”) that we estimate for the Company.

In connection with rendering our opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(ii) reviewed certain non-public historical financial statements and other historical non-public financial data relating to the Company prepared and furnished to us by management of the Company;

(iii) reviewed certain non-public projected financial data relating to the Company prepared and furnished to us by management of the Company (the “Management Projections”);

(iv) reviewed certain non-public historical and projected operating data relating to the Company prepared and furnished to us by management of the Company;

(v) discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

Evercore Group L.L.C.	55 East 52nd Street	New York, NY 10055	Tel: 212.857.3100	Fax: 212.857.3101

The Board of Directors of Centerplate, Inc.
September 18, 2008

(vi) reviewed the sale process with UBS Securities LLC (“UBS”), financial advisor to the Company; and reviewed certain presentations to the Board of Directors of the Company by UBS;

(vii) reviewed the reported prices and the historical trading activity of the IDSs;

(viii) reviewed a draft of the Agreement dated September 17, 2008, which we assume is in substantially final form and from which we assume the final form will not vary in any respect material for our analysis; and

(ix) performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the Management Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future matters covered by the Management Projections. We also prepared a sensitivity case to the Management Projections in which we utilized different assumptions relating to cost savings (including related restructuring charges) and improvements in working capital management. Management confirmed that these sensitivity assumptions represented a reasonable set of assumptions for a sensitivity case.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction or materially reduce the benefits of the Transaction to the holders of the IDSs.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have not evaluated, and express no opinion as to, the recovery that might be available to the holders of any securities of the Company in a bankruptcy proceeding or other restructuring, relative to the Offer Consideration, the Merger Consideration or otherwise. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than whether the Aggregate Consideration is within the range of Net Enterprise Values that we estimate for the Company. We do not express any view on, and our opinion does not address, (i) the relationship between the Aggregate Consideration and any other consideration received in connection with the Transaction by the creditors or other constituencies of the Company, (ii) the allocation of consideration between the Merger Consideration and the Offer Consideration, or (iii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration, the Offer Consideration or otherwise. We have assumed that any modification to the structure of the Transaction will not vary in any respect material to our analysis. You have advised us that the Company faces serious liquidity and capital constraints, and, absent some restructuring transaction, the Company expects to default under its credit facility and the Notes. In arriving at our opinion,

The Board of Directors of Centerplate, Inc.
September 18, 2008

we have taken into account the view of the Company’s management, given the Company’s current financial condition and the state of the capital markets, that the Company is unlikely to be able to obtain, in the near term, the additional capital required to execute its business plan, and the likelihood that, in the absence of obtaining such additional capital, the Company will need to undertake a restructuring, either in bankruptcy or out of bankruptcy, that will diminish the Company’s value. We understand the Management of the Company considered the feasibility of refinancing its credit facility and determined that under current market conditions, a refinancing was not feasible. We further understand that Management of the Company believes, in the absence of a sale transaction, obtaining additional amendments or waivers from the lenders likely would require additional payments and restructuring steps, which Management expects would diminish the value of the Company. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, whether in bankruptcy or out of bankruptcy, nor does it address the underlying business decision of the Company to engage in the Transaction.

In arriving at our opinion, we have assumed, with the Company’s consent, that the Notes not acquired in the Tender Offer should be deemed part of the Aggregate Consideration with a value following consummation of the Transaction equal to at least $3.99 per Note.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. We understand that the Company has considered all refinancing , restructuring, sale (including conducting a broad sale process) and other strategic options and that the Board of Directors of the Company has concluded that the Transaction is the superior strategic alternative available to the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction, including as to how any holder of IDSs or any other securities of the Company should vote or act in respect of the Transaction. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion, a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We may provide financial or other services to Kohlberg & Co. and its affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, or affiliates of Kohlberg & Co., for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Transaction. We are expressing no opinion as to the price at which any securities of the Company will trade at any future time.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Transaction; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed. This opinion has been approved by the Opinion Committee of Evercore Group L.L.C.

The Board of Directors of Centerplate, Inc.
September 18, 2008

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration is within the range of Net Enterprise Values that we estimate for the Company.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Timothy LaLonde
Senior Managing Director

ANNEX C

Section 262 of the General Corporation Law of the State of Delaware

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

SPECIAL MEETING OF SECURITY HOLDERS OF
CENTERPLATE, INC.
[     ], 2008
PLEASE MARK, DATE, SIGN AND RETURN
THIS PROXY CARD IN THE ENCLOSED
ENVELOPE PROVIDED AS SOON
AS POSSIBLE.
Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		For	Against	Abstain

(1)	Proposal to adopt the Agreement and Plan of Merger, dated September 18, 2008, as it may be amended from time to time, by and among the Company, Parent and Merger Sub, and the transactions contemplated thereby, pursuant to which Merger Sub will be merged with and into the Company, with the Company as the surviving corporation.	☐	☐	☐

(THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”)

(2)	Proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies.	☐	☐	☐

(THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”)

In their discretion, the Proxies are authorized to vote and otherwise represent the undersigned on such other matters as may properly come before the Special Meeting or any adjournment thereof.

To change the address on your account, please mark the box at right and indicate your new address in the space below. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

If you plan to attend the Special Meeting, please mark the box at right.				☐

Signature of Stockholder	Date:

Signature of Stockholder	Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CENTERPLATE, INC.
PROXY — FOR THE SPECIAL MEETING OF SECURITY HOLDERS — [        ], 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints Janet L. Steinmayer and Kevin F. McNamara, and each of them, with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Centerplate, Inc., a Delaware corporation (the “Company”), that the undersigned would be entitled to vote if personally present at the Special Meeting of security holders of the Company, to be held in [        ], at [        ] a.m., Eastern Time on [        ] 2008 and at any adjournment thereof, upon the matters described in the Notice of Special Meeting and Proxy Statement dated [        ], 2008, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other matters that may properly come before the Special Meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.
THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, SAID PROPOSALS BEING MORE FULLY DESCRIBED IN THE NOTICE OF SPECIAL MEETING AND THE PROXY STATEMENT, AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT THEREOF. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(TO BE SIGNED ON REVERSE SIDE)